   As filed with the Securities and Exchange Commission on February 9,  1996
                                                    Registration No. 33-65297



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   __________

                                AMENDMENT NO. 1
                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                   __________

                            UNITED BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

    West Virginia                             6711                     55-0641179

(State or other jurisdiction of          (Primary Standard          (I.R.S. Employer
incorporation or organization)     Industrial Classification Code)  Identification No.)

                                 United Center
                           500 Virginia Street, East
                        Charleston, West Virginia 25301
                                 (304) 348-8400
         (Address and telephone number of principal executive offices)
                                   __________

                                Joseph William Sowards
                                United Bankshares, Inc.
                                514 Market St.
                                Parkersburg, WV 26102
                                (304) 424-8761

           (Name, address and telephone number of agent for service)

Copy: Deborah A. Sink, Esq.         J. Christopher Thomas                      Gerard L. Hawkins, Esq.
      Bowles Rice McDavid           President and Chief Operating Officer      Elias, Matz, Tiernan & Herrick, L.L.P.
      Graff & Love                  Eagle Bancorp, Inc.                        734 15th Street, N.W.
      1600 Huntington Square        227 Capitol Street                         Washington, D.C.  20005
      Charleston, WV 25301          Charleston, West Virginia 25301            (202) 347-0300
      (304) 347-1124                (304) 340-4632

                                   __________

   Approximate date of commencement of the proposed sale of securities to the public:
  As soon as practicable after this Registration Statement becomes effective.
                                   __________



   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

UNITED BANKSHARES, INC.
CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

Form S-4                                          Section Caption
Item Number and Caption                           in Prospectus*
-----------------------                           --------------
 1.  Forepart of Registration Statement
     and Outside Front Cover Page of
     Prospectus................................   Cross Reference Sheet;
                                                  Outside Front Cover Page of
                                                  Prospectus

 2.  Inside Front and Outside Back Cover
     Pages of Prospectus.......................   Table of Contents; Available
                                                  Information; Information
                                                  Incorporated by Reference

 3.  Risk Factors, Ratio of Earnings to
     Fixed Charges and Other
     Information...............................   Summary; The Merger;
                                                  Description of UBS Capital
                                                  Stock; Comparison of
                                                  Shareholders' Rights

 4.  Terms of the Transaction..................   Summary; The Merger;
                                                  Description of UBS Capital
                                                  Stock; Comparison of
                                                  Shareholders' Rights;
                                                  Comparative Per Share Data;
                                                  UBS and Eagle Selected Pro
                                                  Form Consolidated Financial
                                                  Data

 5.  Pro Forma Financial Information...........   Pro Forma Consolidated
                                                  Financial Statements

 6.  Material Contracts with the
     Company Being Acquired....................   The Merger

 7.  Additional Information Required for
     Reoffering by Persons and
     Parties Deemed to be
     Underwriters..............................   Not Applicable

 8.  Interests of Named Experts
     and Counsel...............................   Legal Matters; Experts

 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...............................   Not Applicable


10.  Information with Respect to
     S-3 Registrants...........................   Information Incorporated by
                                                  Reference

11.  Incorporation of Certain Information
     by Reference..............................   Information Incorporated by
                                                  Reference

12.  Information with Respect to S-2 or
     S-3 Registrants...........................   Not Applicable

13.  Incorporation of Certain Information
     by Reference..............................   Not Applicable

14.  Information with Respect to
     Registrants Other than S-3
     or S-2 Registrants........................   Not Applicable

15.  Information with Respect to
     S-3 Companies.............................   Not Applicable

16.  Information with Respect to
     S-2 or S-3 Companies......................   Information Incorporated
                                                  by Reference

17.  Information with Respect to
     Companies Other than
     S-3 or S-2 Companies......................   Not Applicable

18.  Information if Proxies,
     Consents or Authorizations
     are to be Solicited.......................   Special Meeting of Eagle
                                                  Bancorp, Inc. Shareholders;
                                                  Special Meeting of United
                                                  Bankshares, Inc.
                                                  Shareholders; Summary;
                                                  Information Incorporated by
                                                  Reference; Management of
                                                  UBS after the Merger

19.  Information if Proxies,
     Consents or Authorizations
     are Not to be Solicited
     or in an Exchange Offer...................  Not Applicable

* This Registration Statement on Form S-4 contains a prospectus/joint proxy statement to be sent to the shareholders of the company the Registrant proposes to acquire via a merger transaction, Eagle Bancorp, Inc., as well as to the Registrant's shareholders, who must vote on the merger.

                        [EAGLE BANCORP, INC. LETTERHEAD]

                               ___________, 1996


       Dear Shareholder:


                 You are cordially invited to attend a Special Meeting of Shareholders of Eagle Bancorp, Inc. to be held at the Edgewood Country Club, 1600 Edgewood Drive, Charleston, West Virginia, on March 28, 1996 at 12:00 p.m., local time. At this meeting, you will be asked to consider and approve the Agreement and Plan of Merger dated August 18, 1995 (the "Merger Agreement") between United Bankshares, Inc. ("UBS") and Eagle Bancorp, Inc. ("Eagle"), which sets forth the terms and conditions under which Eagle will merge with and into UBS (the "Merger").

                 Pursuant to the terms of the Merger Agreement and upon the effective date of the Merger, shareholders of Eagle will be entitled to
       receive   1.15 shares of UBS common stock in exchange for each share of
       Eagle common stock owned. No fractional shares of UBS common stock will be issued in connection with the Merger and, in lieu thereof, UBS will pay Eagle shareholders the value of any fractional shares of UBS common stock in cash.

                 The Merger is subject to approval of the holders of a majority of the outstanding shares of Eagle. Completion of the Merger is also subject to the approval by the holders of a majority of the issued and outstanding shares of UBS, receipt of all required regulatory approvals and other conditions described in the enclosed materials.

                 A notice of the Special Meeting, a proxy for your use in connection with that meeting, and a Prospectus/Joint Proxy Statement describing the proposed transaction in detail accompany this letter. We urge you to read all of these documents carefully before deciding how to vote your shares.

                 Your Board of Directors has unanimously determined that the Merger is fair to and in the best interests of Eagle and its shareholders. Accordingly, your Board of Directors unanimously recommends that you vote "FOR" approval of the Merger Agreement.

                 We hope that you will attend the Special Meeting. Regardless of your plans to attend, we urge you, because of the importance of this matter, to execute and mail the enclosed proxy in the envelope provided. If you decide to attend the meeting, you may withdraw your proxy and vote in person on all matters brought before it.

                                          Sincerely,



                                          ______________________________________
                                          William W. Wagner
                                          Chairman and Chief Executive
                                          Officer

                              EAGLE BANCORP, INC.
                               227 Capitol Street
                        Charleston, West Virginia 25301
                                 (304) 340-4600

         NOTICE OF SPECIAL MEETING OF EAGLE BANCORP, INC. SHAREHOLDERS


       TO THE SHAREHOLDERS:

                 NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of Eagle Bancorp, Inc. will be held at the Edgewood Country Club, 1600 Edgewood Drive, Charleston, West Virginia on March 28, 1996 at 12:00 p.m., local time, for the purpose of considering and voting upon the following matter:

                 To consider and vote upon an Agreement and Plan of Merger dated August 18, 1995 between United Bankshares, Inc. and Eagle Bancorp, Inc.
       A copy of the Agreement is attached as Annex A to the accompanying Prospectus/Joint Proxy Statement.

                 The close of business on February 8, 1996, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Special Meeting.

                 The Board of Directors of Eagle has unanimously determined the Merger to be fair to and in the best interests of Eagle and its shareholders and unanimously recommends that shareholders vote "FOR" approval of the Agreement.


       Charleston, West Virginia          By Order of the Board of Directors
       ________, 1996


                                          __________________________________
                                          T. Sam Scipio, Jr.
                                          Senior Vice President
                                          and Secretary

------------------------------------------------------------------------
 YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL
 MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE
 AGREEMENT.  ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE
 SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN
 WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
------------------------------------------------------------------------

                      [UNITED BANKSHARES, INC. LETTERHEAD]

                               ___________, 1996
       Dear Shareholder:


                 You are cordially invited to attend a Special Meeting of Shareholders of United Bankshares, Inc. to be held at Fifth Floor, United Square, Fifth and Avery Streets, Parkersburg, West Virginia, on March 28, 1996 at 10:00 a.m., local time. At this meeting, you will be asked to consider and approve the Agreement and Plan of Merger dated August 18, 1995 (the "Merger Agreement") among United Bankshares, Inc. ("UBS") and Eagle Bancorp, Inc. ("Eagle"). Eagle will merge with and into UBS (the "Merger").

                 UBS shareholders must vote on the Merger under the West Virginia Corporation Act. UBS shareholders will continue to hold their UBS Stock after the Merger, except for those shareholders electing to exercise dissenters' rights. Dissenting shareholders who follow the statutory procedures described in the enclosed Prospectus/Joint Proxy Statement will be entitled to receive the fair value of their shares.

                 Pursuant to the terms of the Merger Agreement and upon the effective date of the Merger, shareholders of Eagle will be entitled to receive 1.15 shares of UBS common stock in exchange for each share of Eagle common stock owned. No fractional shares of UBS common stock will be issued in connection with the Merger and, in lieu thereof, UBS will pay Eagle shareholders the value of any fractional shares of UBS common stock in cash.

                 The Merger is subject to approval of the holders of a majority of the outstanding shares of UBS. Completion of the Merger is also subject to the approval by the holders of a majority of the issued and outstanding shares of Eagle, receipt of all required regulatory approvals and other conditions described in the enclosed materials.

                 A notice of the Special Meeting, a proxy for your use in connection with that meeting, and a Prospectus/Joint Proxy Statement describing the proposed transaction in detail accompany this letter. We urge you to read all of these documents carefully before deciding how to vote your shares.

                 Your Board of Directors has unanimously determined that the Merger is fair to and in the best interests of UBS and its shareholders. Accordingly, your Board of Directors unanimously recommends that you vote "FOR" approval of the Merger Agreement.

                 We hope that you will attend the Special Meeting. Regardless of your plans to attend, we urge you, because of the importance of this matter, to execute and mail the enclosed proxy in the envelope provided. If you decide to attend the meeting, you may withdraw your proxy and vote in person on all matters brought before it.

                                          Sincerely,


                                          ______________________________________
                                          Richard M. Adams
                                          Chairman and
                                          Chief Executive Officer

                            UNITED BANKSHARES, INC.
                                 United Center
                           500 Virginia Street, East
                        Charleston, West Virginia 25301
                                 (304) 348-8400

       NOTICE OF SPECIAL MEETING OF UNITED BANKSHARES, INC. SHAREHOLDERS


       TO THE SHAREHOLDERS:

                 NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of United Bankshares, Inc. will be held at Fifth Floor, United Square, Fifth and Avery Streets, Parkersburg, West Virginia, on March 28, 1996 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matter:

                 To consider and vote upon an Agreement and Plan of Merger dated August 18, 1995 between United Bankshares, Inc. and Eagle Bancorp, Inc.
       A copy of the Agreement is attached as Annex A to the accompanying Prospectus/Joint Proxy Statement.

                 The close of business on February 8, 1996, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Special Meeting.

                 The Board of Directors of UBS has unanimously determined the Merger to be fair to and in the best interests of UBS and its shareholders and unanimously recommends that shareholders vote "FOR" approval of the Agreement.


       Charleston, West Virginia       By Order of the Board of Directors
       ________, 1996


                                                    ____________________________
                                                    Richard M. Adams
                                                    Chairman of the Board and
                                                    Chief Executive Officer

------------------------------------------------------------------------
 YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL
 MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE
 AGREEMENT.  ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE
 SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN
 WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
------------------------------------------------------------------------

                            UNITED BANKSHARES, INC.
                                   PROSPECTUS

                UNITED BANKSHARES, INC. AND EAGLE BANCORP, INC.
                             JOINT PROXY STATEMENT

                        3,138,888 Shares of Common Stock


                 This Prospectus/Joint Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Bankshares, Inc. ("UBS") and the Board of Directors of Eagle Bancorp, Inc. ("Eagle") to be used at a special meeting of stockholders of UBS and Eagle, respectively, to be held on March 28, 1996 (the "UBS Special Meeting" and the "Eagle Special Meeting," respectively, and together the "Special Meetings"). The purpose of the Special Meetings is to consider and vote upon an Agreement and Plan of Merger, dated as of August 18, 1995, between UBS and Eagle (the "Merger Agreement"), which provides, among other things, for the merger of Eagle with and into UBS (the "Merger").

                 Upon consummation of the Merger, each share of common stock of Eagle, par value $.10 per share ("Eagle Stock") (other than any shares held by UBS or a subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.15 shares of common stock of UBS, par value $2.50 per share ("UBS Stock"), plus cash in lieu of any fractional share interest, as described in this Prospectus/Joint Proxy Statement. See "Summary," "The Merger" and Annex A.

                 This Prospectus/Joint Proxy Statement also constitutes a prospectus of UBS relating to the shares of UBS Stock issuable to holders of Eagle Stock upon consummation of the Merger. Based on 2,729,468 shares of Eagle Stock outstanding on the date hereof, a maximum of 3,138,888 shares of UBS Stock will be issuable upon consummation of the Merger.

                 THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus/Joint Proxy Statement is _____________, 1996.

                             AVAILABLE INFORMATION

                 Each of UBS and Eagle is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with those requirements, files reports, proxy and information statements, and other information with the
       Securities and Exchange Commission (the "SEC").   The documents filed by
       UBS and Eagle with the SEC can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office in New York, which is located at 7 World Trade Center, Suite 1300, New York, New York 10048. Each of the UBS Stock and the Eagle Stock is quoted on the NASDAQ Stock Market's National Market ("NASDAQ"). Consequently, reports, proxy statements and other information relating to UBS and Eagle also may be inspected and copied at the Public Reference Section of The National Association of Securities Dealers, Inc. ("NASD") at 1735 K Street, N.W., Washington D.C. 20006-1506. Copies of such documents can be obtained from the public reference sections at prescribed rates.

                 This Prospectus/Joint Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Joint Proxy Statement is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement") which has been filed by UBS with the SEC under the Securities Act of 1933, as amended (the "Securities Act") and the regulations thereunder, certain portions of which have been omitted pursuant to the regulations of the SEC and to which portions reference is hereby made for further information.

                 No person has been authorized to give any information or make any representation not contained in this Prospectus/Joint Proxy Statement in connection with the offer and proxy solicitations contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by UBS. Neither the delivery of this Prospectus/Joint Proxy Statement nor any distribution of the securities to which this Prospectus/Joint Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of UBS or Eagle since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Joint Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or solicitation to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

                     INFORMATION INCORPORATED BY REFERENCE

       UBS

                 The following documents previously filed with the SEC by UBS (File No.0-13322) are hereby incorporated herein by reference:

                      1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A filed on February 8, 1996;

                      2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995;

                      3.   Form 8-K filed on July 21, 1995.

                      4.   Form 8-K filed on August 25, 1995.

                      5.   Form 8-K filed on November 30, 1995.

                      6.   Form 8-K filed on December 13, 1995.

                 All documents filed by UBS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Joint Proxy Statement and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Prospectus/Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other such subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.

                 This Prospectus/Joint Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from Joseph Wm. Sowards, United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia 26102 (telephone number (304) 424-8761). Requested documents will be sent by first class mail within one business day of receipt of the request. In order to ensure timely delivery of the documents, any request should be made by March 18, 1996.


       Eagle

                 A copy of Eagle's Annual Report to Shareholders for the year ended December 31, 1994, and Quarterly Report on Form 10-Q for the three months ended September 30, 1995, accompanies this Prospectus/Joint Proxy Statement.

                 The following documents previously filed with the SEC by Eagle (File No. 0-17003) are hereby incorporated herein by reference:

                      1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

                      2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995; and

                      3.   Form 8-K filed on August 21, 1995.

                 All documents filed by Eagle pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Joint Proxy Statement and prior to date of the Special Meetings shall be deemed to be incorporated by reference in this Prospectus/Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other such subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.

                 This Prospectus/Joint Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from Stockholder Relations, Eagle Bancorp, Inc., 227 Capitol Street, Charleston, West Virginia 25301 (telephone number (304) 340-4600). Requested documents will be sent by first class mail within one business day of receipt of the request. In order to ensure timely delivery of the documents, any request should be made by March 18, 1996.

                               TABLE OF CONTENTS

       SUMMARY .................................................................   1
            The Special Meeting ................................................   1
            Parties to the Merger ..............................................   2
            The Merger and the Bank Merger .....................................   2
            Eagle Reasons for the Merger/Opinion of Financial Advisor to Eagle..   3
            UBS Reasons for the Merger .........................................   3
            Interest of Certain Persons ........................................   3
            Accounting Treatment ...............................................   4
            Certain Federal Income Tax Consequences ............................   4
            Regulatory Approvals ...............................................   5
            Conditions to Consummation of the Merger ...........................   5
            Payment of Merger Consideration ....................................   5
            Resale of UBS Stock ................................................   5
            Comparison of Shareholders' Rights .................................   5
            Dissenters' Rights .................................................   6

       COMPARATIVE STOCK PRICES AND DIVIDENDS ..................................   6

       COMPARATIVE PER SHARE DATA ..............................................   8

       UBS AND EAGLE BANCORP, INC.
           SELECTED CONSOLIDATED FINANCIAL DATA ................................   9

       UBS AND EAGLE
          SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA .......................  14

       UBS RECENT DEVELOPMENTS .................................................  18

       EAGLE RECENT DEVELOPMENTS ...............................................  20

       PROFORMA RECENT DEVELOPMENTS ............................................  21

       INTRODUCTION ............................................................  22

       SPECIAL MEETING OF EAGLE SHAREHOLDERS ...................................  22
            Time and Place .....................................................  22
            Shares Outstanding and Entitled to Vote; Record Date ...............  22
            Purpose and Vote Required ..........................................  22
            Proxies ............................................................  23

       SPECIAL MEETING OF UBS SHAREHOLDERS .....................................  24
            Time and Place .....................................................  24
            Shares Outstanding and Entitled to Vote, Record Date ...............  24
            Purpose and Vote Required ..........................................  24
            Proxies ............................................................  24

       CERTAIN BENEFICIARY OWNERS OF UBS STOCK .................................  25

       CERTAIN BENEFICIAL OWNERS OF EAGLE STOCK ................................  28

       THE MERGER ..............................................................  29
            General ............................................................  30
            The Merger Consideration ...........................................  30
            Exchange of Eagle Stock Certificates ...............................  30
            Background of and Reasons for the Merger ...........................  31
            Opinions of Financial Advisor to Eagle  ............................  33
            Effect on the Corporate Parties ....................................  38
            Certain Federal Income Tax Consequences ............................  38
            Conditions to Consummation of the Merger ...........................  40
            Regulatory Approval ................................................  41
            Business Pending the Merger ........................................  42
            No Solicitation ....................................................  44
            Effective Time of the Merger; Termination and Amendment ............  45
            Interests of Certain Persons in the Merger .........................  46
            Certain Employee Matters ...........................................  48
            Resale of UBS Stock ................................................  49
            Expenses of the Merger, Termination Fee ............................  50
            Stockholder Agreements .............................................  51
            Accounting Treatment ...............................................  51

       COMPARISON OF SHAREHOLDERS' RIGHTS ......................................  51
            Authorized Capital Stock ...........................................  52
            Issuance of Capital Stock ..........................................  52
            Voting Rights ......................................................  53
            Dividends and Other Distributions ..................................  53
            Terms and Size of Board of Directors ...............................  54
            Director Vacancies and Removal of Directors ........................  54
            Director Conflict of Interest Transactions .........................  55
            Exculpation of Directors ...........................................  55
            Shareholder Nominations ............................................  55
            Shareholder Proposals ..............................................  56
            Special Meetings of Shareholders ...................................  56
            Shareholder Action without a Meeting ...............................  57

            Shareholders' Right to Examine Books and Records ...................  57
            Amendment of Governing Instruments .................................  57
            Mergers, Consolidations and Sales of Assets ........................  58
            Business Combinations with Certain Persons .........................  58
            Dissenters' Rights of Appraisal ....................................  59

       DISSENTERS' RIGHTS ......................................................  60

       MANAGEMENT OF UBS AFTER THE MERGER ......................................  62

       PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS .............................  62

       DESCRIPTION OF UBS STOCK ................................................  70

       REGULATION AND SUPERVISION OF UBS .......................................  71
       General .................................................................  71
        Non-banking Activities Permitted to UBS ................................  72
            Credit and Monetary Policies and Related Matters ...................  72
            Capital Requirement ................................................  73
            Federal Deposit Insurance Corporation Improvement Act of 1991 ......  75
            Reigle-Neal Interstate Banking Bill ................................  76
            Community Reinvestment Act .........................................  76

       RECENT LEGISLATIVE DEVELOPMENTS .........................................  77
            Recapitalization of SAIF and Potential One-Time Assessment .........  77
            Pending Legislation Regarding Bad Debt Reserves ....................  78

       EXPERTS .................................................................  79

       LEGAL MATTERS ...........................................................  79

       PROPOSALS FOR THE 1996 ANNUAL MEETING ...................................  79


       Annex A  Agreement and Plan of Merger, dated as of
                      August 18, 1995, between UBS and Eagle

       Annex B  Opinion of Wheat, First Securities, Inc.

       Annex C  Sections 31-1-122 and 31-1-123 of the
                      West Virginia Corporation Act

                                    SUMMARY


                 The following is a summary of the information contained in this Prospectus/Joint Proxy Statement. This summary is not intended to be a complete statement of all material contained in this Prospectus/Joint Proxy Statement and it is qualified in its entirety by reference to the more detailed discussions contained elsewhere in this document, in the accompanying Annexes attached hereto and the information incorporated herein by reference. Shareholders should read this entire Prospectus/Joint Proxy Statement carefully.

        The Special Meetings

                 The UBS Special Meeting will be held at Fifth Floor, United Square, Fifth and Avery Streets, Parkersburg, West Virginia, on March 28, 1996, at 10:00 a.m., local time, and the Eagle Special Meeting will be held at the Edgewood Country Club, 1600 Edgewood Drive, Charleston, West Virginia, on March 28, 1996, at 12:00 p.m., local time. Only the holders of record of outstanding shares of UBS Stock and Eagle Stock at the close of business on February 8, 1996 (the "UBS Record Date") and February 8, 1996 (the "Eagle Record Date"), respectively, are entitled to notice of and to vote at the UBS Special Meeting and the Eagle Special Meeting, respectively. At the UBS Record Date, 12,007,051 shares of UBS Stock were outstanding and entitled to be voted, and at the Eagle Record Date 2,729,468 shares of Eagle Stock were outstanding and entitled to be voted.


                 At the Special Meetings and at any adjournment or adjournments thereof, stockholders of UBS and Eagle will consider and vote upon the Merger Agreement. The affirmative vote of the holders of a majority of each of the issued and outstanding UBS Stock and the Eagle Stock, voting in person or by proxy, is necessary to approve the Merger Agreement on behalf of UBS and Eagle, respectively.

                 As of the UBS Record Date, the directors and executive officers of UBS and their affiliates in the aggregate beneficially owned 1,993,830 shares, or 16.87%, of the outstanding UBS Stock, excluding shares subject to options. Each of the directors of UBS, who beneficially own 1,839,317 shares, or 15.56% of the outstanding UBS Stock in the aggregate, has entered into an agreement with Eagle which requires, among other things, that each such director vote all shares of UBS Stock beneficially owned in favor of the Merger Agreement. See "Certain Beneficial Owners of UBS Stock" and "The Merger-Stockholder Agreements."

                 As of the Eagle Record Date, the directors and executive officers of Eagle and their affiliates in the aggregate beneficially owned 738,658 shares, or 27.1%, of the outstanding Eagle Stock. Each of the directors and executive officers of Eagle has entered into an agreement with UBS which requires, among other things, that each such person vote all shares of Eagle Stock beneficially owned in favor of the Merger Agreement. See "Certain Beneficial Owners of Eagle Stock" and "The Merger-Stockholder Agreements."

        Parties to the Merger

                 Eagle. Eagle is a Delaware corporation and a registered savings and loan holding company under the Home Owners' Loan Act ("HOLA") and regulations promulgated thereunder by the Office of Thrift Supervision ("OTS"). Eagle was incorporated in March 1988 for the purpose of acquiring all of the capital stock of First Empire Federal Savings and Loan Association ("First Empire"). First Empire is a consumer-oriented financial institution which accepts deposits and utilizes its deposits as the primary source of funds to originate loans. First Empire focuses its lending activities on first mortgage loans secured by existing real estate. As of September 30, 1995, Eagle had consolidated assets of $374.9 million and shareholders' equity of $48.2 million. See "Information Incorporated By Reference" and Eagle's annual report to shareholders and Form 10-K Report for the year ended December 31, 1994, and Form 10-Q Report for the three months ended September 30, 1995, which accompany this Prospectus/Joint Proxy Statement.

                 UBS. UBS is a West Virginia corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended ("BHCA"). It was incorporated on March 26, 1982, and organized on September 9, 1982. As a bank holding company, UBS's present business is the operation of its three bank subsidiaries, United National Bank ("UNB")and United National Bank-South ("UNB-S"), both of which are national banks headquartered in West Virginia, and First Commercial Bank, a Virginia state chartered member bank headquartered in Arlington, Virginia. UBS also owns United Venture Fund, Inc., ("UVF"), a West Virginia capital company which is primarily engaged in lending activities consistent with the requirements of the West Virginia Capital Company Act and the BHCA. UBS also owns UBC Holding Company, a second-tier bank holding company which owns UNB. As of September 30, 1995, UBS had consolidated assets of $1,773.3 million and stockholders' equity of $191.3 million. See "Information Incorporated By Reference".

        The Merger and the Bank Merger

                 In accordance with the terms of and subject to the conditions set forth in the Merger Agreement, Eagle will be merged with and into UBS, with UBS as the surviving corporation. Pursuant to the terms of the Merger Agreement and upon the effective date of the Merger, shareholders of Eagle will be entitled to receive 1.15 shares of UBS Stock in exchange for each share of Eagle Stock they own (the "Exchange Ratio"), plus cash in lieu of any fractional share interest (the "Merger Consideration").
       No fractional shares of UBS Stock will be issued in connection with the Merger and, in lieu thereof, UBS will pay shareholders the value of any fractional shares of UBS Stock in cash, as described herein. See "THE MERGER-Merger Consideration."

                 In connection with the Merger Agreement, First Empire and UNB entered into an Agreement and Plan of Merger dated as of August 18, 1995 (the "Bank Merger Agreement"). The Bank Merger Agreement sets forth the terms and conditions, which include consummation of the Merger, pursuant to which First Empire will merge with and into UNB following consummation of the Merger.

                 For further information on the Merger Agreement and its terms and the related Merger and Bank Merger, see "The Merger" and Annex A hereto.

        Eagle Reasons for the Merger/Opinion of Financial Advisor to Eagle

                 The Board of Directors of Eagle evaluated numerous financial, legal and market considerations in deciding to approve the Merger Agreement. See "The Merger-Background of and Reasons for the Merger - Eagle."

                 The Board of Directors of Eagle has received a written opinion from Wheat, First Securities, Inc. ("Wheat First") to the effect that, based on the factors stated therein, the Exchange Ratio to be received by stockholders of Eagle pursuant to the Merger Agreement is fair to the stockholders of Eagle from a financial point of view. For information on the assumptions made, matters considered and limits of the review by Wheat First, see "The Merger - Opinion of Financial Advisor to Eagle." A copy of the opinion of Wheat First is attached hereto as Annex B and should be read in its entirety.

        UBS Reasons for the Merger

                 UBS' management and Board of Directors view the proposed transaction as a desirable opportunity to add a high performance company, new geographic markets and new product markets to the UBS organization. The Merger will strengthen UBS' current offices in the Charleston, Morgantown and Beckley areas and will further expand its presence into southern and western West Virginia, and the Martinsburg and Bridgeport areas. In addition, UBS will acquire Eagle's presence in the mortgage banking market and believes that the combined company can further expand this particular line of business. See "The Merger-Background of and Reasons for the Merger."

        Interests of Certain Persons in the Merger

                 Pursuant to the Merger Agreement, UBS agreed (i) to take such action as is necessary to elect J. Christopher Thomas, William W. Wagner and Paul Clinton Winter, Jr. as directors of UBS upon consummation of the Merger and to include such persons as nominees for election as directors of UBS at the first annual meeting of stockholders of UBS following consummation of the Merger, (ii) to honor the terms of (a) the employment agreements among Eagle, First Empire and each of Messrs. Thomas and Wagner and A. Lawrence Crimmins, Jr. and T. Sam Scipio, Jr. and (b) the Supplemental Retirement Plan maintained by First Empire for certain of its executive officers, (iii) to continue rights to indemnification and liability insurance for directors and officers of Eagle and First Empire for specified periods, (iv) to pay severance payments in accordance with a schedule to the Merger Agreement to any employee of Eagle or First Empire (other than any employee who is party to an employment agreement) whose employment is involuntarily terminated at or during the one-year period following consummation of the Merger, (v) to offer employment to
       (a) J. Christopher Thomas as Executive Vice President of UBS and President and Chief Executive Officer of a to-be-formed mortgage banking subsidiary ("MBS") of UNB, (b) William
       W. Wagner as Executive Vice President of UBS and Chairman of MBS, (c) T. Sam Scipio, Jr. as Executive Vice President and Chief Operating Officer of MBS and (d) certain other non-executive officers, in each case with a base salary equal to the respective employee's base salary with Eagle and First Empire immediately prior to consummation of the Merger. The aggregate amount of severance benefits to which Messrs. Wagner, Thomas, Crimmins and Scipio would be entitled pursuant to his employment agreement in the event his employment was terminated for good reason following consummation of the Merger in 1996 is estimated to be $168,750, $403,650, $281,060 and $266,110, respectively, and the aggregate amount of annual benefits which Messrs. Wagner, Thomas, Crimmins and Scipio would be entitled pursuant to the Company's Supplemental Retirement Plan if such a termination occurred as of December 31, 1995 is estimated to be approximately $0, $14,000, $4,000 and $22,000, respectively. See "The Merger - Interests of Certain Persons in the Merger."


        Accounting Treatment

                 The parties expect the Merger to be accounted for under the pooling of interests method of accounting, and it is a condition to the respective obligations of the parties that their independent public accountants issue a letter to them on the closing date that the Merger shall be accounted for in this manner under generally accepted accounting principles. See "The Merger -Accounting Treatment."

        Certain Federal Income Tax Consequences

                 The Merger is intended to qualify as a reorganization under
       Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Eagle has received an opinion from Elias, Matz, Tiernan & Herrick to the effect that, assuming the Merger is consummated, an Eagle stockholder who receives shares of UBS Stock in exchange for shares of Eagle Stock pursuant to the Merger will recognize no gain or loss as a result of the Merger, except that gain or loss will be recognized with respect to any cash received by an Eagle stockholder in lieu of any fractional share interests. The income tax basis of the UBS Stock received will equal the income tax basis of the Eagle Stock surrendered; and, provided that the surrendered Eagle Stock was held as a capital asset on the date of the Merger, the holding period of the UBS Stock received will include the holding period of the Eagle Stock surrendered. Eagle shareholders are urged to consult their tax advisors concerning all tax consequences of the consummation of the Merger as it relates to their own circumstances, including but not limited to, consequences under federal, state and local income tax and other tax laws. For a more detailed discussion of the tax consequences of the Merger, including the tax consequences to UBS shareholders who elect to exercise dissenters' rights, and the opinions of counsel to be rendered regarding the federal income tax consequences of the Merger in connection with the closing thereof, see "The Merger - Certain Federal Income Tax Consequences."

       Regulatory Approvals

                 The Merger and the Bank Merger are subject to the prior approval or consent of certain federal and state regulatory authorities, including the Board of Governors of the Federal Reserve System ("FRB"), the Comptroller of the Currency ("OCC"), the OTS and the West Virginia Board of Banking and Financial Institutions ("WV Board"). Applications have been or will be filed with such regulatory authorities for approval of the Merger and the Bank Merger. While the parties expect regulatory approval, there can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "The Merger - Regulatory Approvals."

        Conditions to Consummation of the Merger

                 Consummation of the Merger is subject to various conditions, including the approval of the Merger Agreement by the requisite Eagle and UBS shareholder vote, receipt of all necessary regulatory approvals of the Merger and other requirements set forth in the Merger Agreement. For further information as to these and the other conditions to consummation of the Merger, see "The Merger - Regulatory Approvals" and "The Merger - Conditions to Consummation of the Merger."

        Payment of Merger Consideration

                 As soon as practicable after the consummation of the Merger, shareholders of Eagle will be mailed written materials with instructions as to how to exchange their certificates for the Merger Consideration. Certificates evidencing Eagle Stock should not be returned to Eagle with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal which will be provided to Eagle shareholders upon consummation of the Merger.

        Resale of UBS Stock

                 The shares of UBS Stock to be issued in connection with the Merger will be freely tradeable by the holders of such shares, provided that the resale of shares held by persons who may be deemed to be "affiliates" of Eagle and UBS under applicable federal securities laws will be subject to the requirements of such laws and regulations thereunder, as well as restrictions which are intended to ensure that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "The Merger - Resale of UBS Stock."

        Comparison of Shareholders' Rights

                 UBS is a West Virginia corporation subject to the provisions of the West Virginia Corporation Act ("WVCA") and Eagle is a Delaware corporation subject to the provisions of the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, shareholders of Eagle will become shareholders of UBS and their rights will be governed by the Articles of Incorporation and Bylaws of UBS and the WVCA. The rights of shareholders of UBS are different in certain respects from the rights of shareholders of Eagle. See "Comparison of Shareholders' Rights."

       Dissenters' Rights

                 Pursuant to Section 262 of the DGCL, holders of Eagle Stock do not have the right to dissent from the Merger and obtain an appraised value of their shares of Eagle Stock. Pursuant to Sections 31-1-122 and 31-1-123 of the WVCA, holders of UBS Stock who (i) file with UBS prior to or at the UBS Special Meeting a written objection to the Merger Agreement and (ii) do not vote in favor of the Merger Agreement, may make a written demand of UBS within ten days after the date of the UBS Special Meeting for the payment of the fair value of their shares of UBS Stock as of the day prior to the date on which the vote was taken on the Merger Agreement at the UBS Special Meeting, excluding any appreciation or depreciation in anticipation of such corporate action. The written objection and written demand required to be delivered by a dissenting UBS stockholder is in addition to and separate from any proxy or vote against the Merger Agreement. The procedures which must be followed in connection with the exercise of dissenters' rights by dissenting stockholders of UBS are described herein under "Dissenters' Rights" and in Sections 31-1-122 and 31-1-123 of the WVCA, copies of which are attached hereto as Annex C to this Prospectus/Joint Proxy Statement. Failure to take any step in connection with the exercise of such rights may result in termination or waiver thereof.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

                 The following table presents the high and low prices of the UBS Stock and the Eagle Stock and the dividends declared per share during the periods indicated:

                                 UBS                       Eagle
                               ------                    ---------
                                      Dividends                      Dividends
                                      Declared                        Declared
                       High    Low    Per Share   High      Low      Per Share
                      ------  ------  ---------  ------  ---------  ------------

          1993
--------------------

       1st Quarter    $23.50  $19.25    $.23     $18.00   $14.50        $.35(1)
       2nd Quarter     22.75   19.75     .23      22.00    16.50         .10
       3rd Quarter     25.75   21.50     .24      29.00    17.00         .12
       4th Quarter     28.50   25.25     .25      33.00    25.00         .12

          1994
--------------------

       1st Quarter     27.25   25.50     .26      33.00    27.00         .59(1)
       2nd Quarter     26.75   25.00     .26      33.00    28.00         .14
       3rd Quarter     25.75   24.00     .27      33.00    28.00         .14
       4th Quarter     24.75   23.00     .27      33.00    27.00         .14

1995
----------------------

       1st Quarter      26.00  23.25  .29  33.00  27.50    .44(1)
       2nd Quarter      27.50  25.25  .29  32.00  28.00    .14
       3rd Quarter      30.50  26.25  .29  33.00  29.00    .14
       4th Quarter      31.00  29.25  .30  34.00  31.00    .28

          1996
----------------------

       1st Quarter
       (through
       Jan.31, 1996)    30.00  28.50       31.75  30.75

            (1) Includes special dividends of $.25, $.45 and $.30 per share paid in February 1993, 1994 and 1995, respectively.

                 The source of stock price information for UBS and Eagle is NASDAQ. UBS stock is listed under the trading symbol "UBSI." Eagle stock is also listed on NASDAQ under the symbol "EBCI". The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                 The following table presents the high and low market prices of UBS and Eagle Stock as well as equivalent per share data, as of August 17, 1995, the closest date immediately before the public announcement of the proposed Merger for which information is available:



               UBS                                            Eagle
           (Historical                Eagle                (Equivalent
             Basis)                  (Historical Basis      Share)(1)
---------------------------------    -----------------    --------------

                 High      Low       High      Low        High    Low
-------------------------  ------    -------   -------    ------  ------

                 $29.75    $29.50    $34.00    $29.00     $34.21  $33.93

       _______________

       (1) Equivalent per share prices are calculated by multiplying the historical prices of UBS Stock by the Exchange Ratio of 1.15 shares of UBS Stock for one (1) share of Eagle Stock.


                 Stockholders are advised to obtain current market quotations for the UBS Stock and the Eagle Stock. Because the Exchange Ratio is fixed, stockholders of Eagle are not assured of receiving a specific market value of UBS Stock upon consummation of the Merger. The market price of the UBS Stock upon consummation of the Merger may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Prospectus/Joint Proxy Statement or at the time of the Special Meetings.


Comparative Per Share Data (Unaudited)
  (Data in dollars, Except shares)
                                                                      Nine Months                 Year Ended
                                                                         Ended                    December 31
                                                                      September 30   -------------------------------------
                                                                          1995          1994         1993         1992
                                                                      -----------    -----------  -----------  -----------
  UNITED BANKSHARES, INC. ("UBS")
   Historical:
     Income from continuing operations                                 $      1.77   $      2.08  $      1.71  $      1.52
     Book value at end of period                                             16.19         15.21
     Cash dividends declared                                                  0.87          1.06         0.95         0.85
     Average shares outstanding                                         11,889,568    11,993,062   11,922,521   10,737,688

  EAGLE BANCORP., INC. ("EAGLE")
   Historical:
     Net income                                                        $      1.53   $      2.01  $      2.24  $      1.67
     Book value at end of period                                             17.66         16.81
     Cash dividends declared                                                  0.72          1.01         0.69         0.41
     Average shares outstanding                                          2,729,468     2,729,468    2,718,930    2,650,592

  PRO FORMA COMBINED
     (UNAUDITED) (1)
     Income from continuing operations                                 $      1.68   $      2.01  $      1.76  $      1.51
     Book value at end of period                                             16.01         15.09
     Cash dividends declared                                                  0.87          1.06         0.95         0.85
     Average shares outstanding                                         15,072,863    15,131,950   15,049,291   13,785,869

  EAGLE EQUIVALENT PER SHARE
     DATA (UNAUDITED) (2)
     Income from continuing operations                                 $      1.93   $      2.31  $      2.02  $      1.74
     Book value at end of period                                             18.41         17.35
     Cash dividends declared                                                  1.00          1.22         1.09         0.98

  (1) Assumes receipt of 100% of the outstanding shares of Eagle common stock in exchange for UBS common stock at an exchange ratio of 1.15 to 1.

  (2) The equivalent per share amounts are the result of multiplying the cash dividends declared by UBS, the pro forma combined net income, and pro forma combined book value by the 1.15 to 1 exchange ratio of UBS common stock for each common share of EAGLE.

                             UBS AND EAGLE BANCORP, INC.
                        SELECTED CONSOLIDATED FINANCIAL DATA

                 The following selected historical consolidated financial data of UBS and Eagle for the five years ended December 31, 1994 is derived in part from the audited consolidated financial statements. The historical consolidated financial data of UBS and Eagle for the nine months ended September 30, 1995 and 1994 is derived from unaudited consolidated financial statements of each company. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which are considered necessary by the managements of UBS and Eagle for a fair presentation of the financial position and results of operations of UBS and Eagle for these periods, respectively. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1995.

                 The UBS selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UBS, including the related notes, incorporated herein by reference. See "Available Information" and "Information Incorporated by Reference."

                 The Eagle selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Eagle, including the related notes, incorporated herein by reference and in the reports of Eagle that accompany this Prospectus/Joint Proxy Statement. See "Available Information" and "Information Incorporated by Reference."

                      UNITED BANKSHARES, INC.

                      SELECTED FINANCIAL DATA
              (In Thousands Except for Per Share Data)
                             Unaudited


                                       September 30
                                  ----------------------
                                     1995         1994
                                  ---------     --------
Total interest income             $ 101,423     $ 89,369
Total interest expense               40,554       32,010
Net interest income                  60,869       57,359
Provision for possible
 loan losses                          1,550        1,368
Other income                          9,509        9,076
Other expenses                       36,210       36,283
Income taxes                         11,492       10,038
Net income                           21,126       18,746
Cash dividends                       10,274        9,408
Per common share:
 Net income                            1.77         1.57
 Cash dividends                        0.87         0.79
 Book value per share                 16.19        15.00
Return on average
 shareholders' equity                 15.10%        14.14%
Return on average assets               1.59%         1.44%
Average assets                    1,771,007     1,744,375
Investment securities               324,084       391,923
Net loans                         1,319,061     1,260,858
Total assets                      1,773,289     1,777,496
Total deposits                    1,435,348     1,440,238
Long-term borrowings                 33,900        68,043
Total borrowings
 and other liabilities              146,648       159,042
Shareholders' equity                191,293       178,216

                    UNITED BANKSHARES, INC.

                    SELECTED FINANCIAL DATA
            (In Thousands Except for Per Share Data)


                                                       Five Year Summary
                          --------------------------------------------------------------------------
                              1994             1993               1992         1991           1990
                          ---------         ---------          ---------   ---------       ---------
Total interest income     $ 121,157         $ 116,505          $ 113,502   $  126,863      $ 135,712
Total interest expense       43,887            45,009             49,897       64,851         75,926
Net interest income          77,270            71,496             63,605       62,012         59,786
Provision for possible
 loan losses                  1,818             4,332              4,242        7,635          7,441
Other income                 11,222            12,673             11,123       10,051          9,532
Other expenses               48,676            49,690             46,991       45,102         44,999
Income taxes                 13,096             9,770              7,136        5,555          4,643
Income before cumulative
 effect of accounting
 change                      24,902            20,377             16,359       13,771         12,235
Net income                   24,902            21,706             16,359       13,771         12,235
Cash dividends               12,604            10,918              7,914        7,077          6,244
Per common share:
 Income before cumulative
   effect of accounting
   change                      2.08              1.71               1.52         1.31           1.18
 Net income                    2.08              1.82               1.52         1.31           1.18
 Cash dividends                1.06              0.95               0.85         0.81           0.75
 Book value per share         15.21             14.34              13.44        12.66          12.03
Return on average
 shareholders' equity         13.98%            13.00%             11.60%       10.73%          9.96%
Return on average assets       1.42%             1.27%              1.09%        0.97%          0.85%
Average assets            1,753,324         1,706,639          1,496,148    1,417,506      1,434,057
Investment securities       360,883           430,427            390,017      311,298        334,253
Net loans                 1,297,077         1,161,772          1,097,785      940,413        937,491
Total assets              1,787,641         1,720,184          1,688,903    1,425,006      1,443,024
Total deposits            1,434,852         1,430,529          1,411,892    1,212,619      1,220,482
Long-term borrowings         83,972            32,203             28,067        2,025          2,295
Total borrowings
 and other liabilities      173,043           118,683            116,791       80,006         96,411
Shareholders' equity        179,746           170,972            160,220      132,381        126,131


                        EAGLE BANCORP, INC.

                      SELECTED FINANCIAL DATA
              (In Thousands Except for Per Share Data)
                             Unaudited

                                       September 30
                                    ------------------
                                     1995       1994
                                   --------   --------
Total interest income              $ 22,023   $ 19,369
Total interest expense               11,450      8,420
Net interest income                  10,573     10,949
Provision for possible
 loan losses                            185        303
Other income                          1,787        761
Other expenses                        6,043      5,281
Income taxes                          1,944      1,910
Net income                            4,188      4,216
Cash dividends                        1,965      2,375
Per common share:
 Net income                            1.53       1.54
 Cash dividends                        0.72       0.87
 Book value per share                 17.66      16.50
Return on average
 shareholders' equity                 11.93%     12.85%
Return on average assets               1.46%      1.62%
Average assets                      382,328    345,985
Investment securities                11,252      9,171
Net loans                           343,445    341,204
Total assets                        374,926    369,948
Total deposits                      306,367    276,104
Long-term borrowings                 15,480     44,851
Total borrowings
 and other liabilities               20,349     48,799
Shareholders' equity                 48,210     45,045


                        EAGLE BANCORP, INC.

                      SELECTED FINANCIAL DATA
              (In Thousands Except for Per Share Data)

                                                        Five Year Summary
                             ------------------------------------------------------------------------
                               1994             1993               1992         1991           1990
                             -------          --------           --------     --------       --------
Total interest income       $ 26,480          $ 24,119           $ 22,927     $ 19,183       $ 17,071
Total interest expense        11,785            10,028             10,922       10,671         10,260
Net interest income           14,695            14,091             12,005        8,512          6,811
Provision for possible
 loan losses                     384               498                566          268            202
Other income                   1,016             1,627                766          841          1,262
Other expenses                 7,232             6,417              5,635        5,255          4,559
Income taxes                   2,613             2,712              2,144        1,319            819
Income before cumulative
 effect of accounting
 change                        5,482             6,091              4,426        2,511          2,493
Net income                     5,482             6,091              4,426        2,511          2,493
Cash dividends                 2,757             1,859              1,045          824            568
Per common share:
 Income before cumulative
   effect of accounting
   change                       2.01              2.24               1.67         0.98           0.98
 Net income                     2.01              2.24               1.67         0.98           0.98
 Cash dividends                 1.01              0.69               0.41         0.33           0.23
 Book value per share          16.81             15.78              14.20        13.15          12.75
Return on average
 shareholders' equity          12.40%            15.10%             12.60%        7.79%          8.13%
Return on average assets        1.55%             2.03%              1.66%        1.21%          1.39%
Average assets               354,152           300,236            266,833      208,085        179,928
Investment securities         11,186             9,272             12,635       10,876          5,693
Net loans                    355,198           281,787            249,846      206,233        160,375
Total assets                 382,699           315,268            279,373      241,364        189,116
Total deposits               277,663           267,386            236,542      203,024        154,719
Long-term borrowings             402               361                624          692            487
Total borrowings
 and other liabilities        58,746             4,446              4,136        4,294          2,417
Shareholders' equity          45,888            43,075             38,071       33,354         31,493


                                 UBS AND EAGLE
                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA


                 The following table sets forth selected unaudited consolidated pro forma financial data of UBS and Eagle at the dates and for the periods indicated, giving effect to the Merger using the pooling of interests method of accounting. See "The Merger-Accounting Treatment of the Merger" and "Pro Forma Consolidated Financial Statements."

                 The selected unaudited consolidated pro forma financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UBS and Eagle, including the related notes, which are incorporated herein by reference and which are in the reports of Eagle that accompany this Prospectus/Joint Proxy Statement, and in conjunction with the selected consolidated historical and other unaudited pro forma combined condensed consolidated financial information appearing elsewhere herein. See "Available Information," "Information Incorporated by Reference" and "Pro Forma Consolidated Financial Statements." The data set forth below is not necessarily indicative of the results of the future operations of UBS upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

          UNITED BANKSHARES, INC. and EAGLE BANCORP, INC.

                 PRO FORMA SELECTED FINANCIAL DATA
              (In Thousands Except for Per Share Data)
                             Unaudited

                                       September 30
                                  ---------------------
                                      1995       1994
                                  ---------  ----------
Total interest income             $ 123,446   $ 108,738
Total interest expense               52,004      40,430
Net interest income                  71,442      68,308
Provision for possible
 loan losses                          1,735       1,671
Other income                         11,296       9,837
Other expenses                       42,253      41,564
Income taxes                         13,436      11,948
Income from continuing operations    25,314      22,962
Cash dividends (1)                   10,274       9,408
Per common share:
 Income from continuing operations     1.68        1.52
 Cash dividends                        0.87        0.79
 Book value per share                 15.74       14.87
Return on average
 shareholders' equity                 14.43%      13.85%
Return on average assets               1.57%       1.46%
Average assets                    2,153,335   2,090,360
Investment securities               335,336     401,094
Net loans                         1,662,506   1,602,062
Total assets                      2,148,927   2,147,444
Total deposits                    1,741,715   1,716,342
Long-term borrowings                 49,380     112,894
Total borrowings
and other liabilities               171,796     207,841
Shareholders' equity                235,416     223,261


(1) Cash dividends are the amounts declared by United and do not include cash dividends of acquired subsidiaries prior to the dates of consummation

          UNITED BANKSHARES, INC. and EAGLE BANCORP, INC.

                 PRO FORMA SELECTED FINANCIAL DATA
              (In Thousands Except for Per Share Data)
                             Unaudited

                                                     Five Year Summary
                              --------------------------------------------------------------------------
                                 1994             1993               1992         1991           1990
                              ---------         ---------          ---------    --------       ---------
Total interest income         $ 147,637         $ 140,624          $ 136,429    $ 146,046      $ 152,783
Total interest expense           55,672            55,037             60,819       75,522         86,186
Net interest income              91,965            85,587             75,610       70,524         66,597
Provision for possible
 loan losses                      2,202             4,830              4,808        7,903         7,643
Other income                     12,238            14,300             11,889       10,892        10,794
Other expenses                   55,908            56,107             52,626       50,357        49,558
Income taxes                     15,709            12,482              9,280        6,874         5,462
Income from continuing
 operations                      30,384            26,468             20,785       16,282        14,728
Cash dividends (1)               15,361            12,777              8,959        7,901         6,812
Per common share:
 Income from continuing
  operations                       2.01              1.76               1.51         1.21          1.11
 Cash dividends                    1.06              0.95               0.85         0.81          0.75
 Book value per share             15.09
Return on average
 shareholders' equity             13.67%            12.77%             11.80%       10.14%         9.59%
Return on average assets           1.44%             1.32%              1.18%        1.00%         0.91%
Average assets                2,107,476         2,006,875          1,762,981    1,625,591     1,613,985
Investment securities           372,069           439,699            402,652      322,174       339,946
Net loans                     1,652,275         1,443,559          1,347,631    1,146,646     1,097,866
Total assets                  2,170,340         2,035,452          1,968,276    1,666,370     1,632,140
Total deposits                1,712,515         1,697,915          1,648,434    1,415,643     1,375,201
Long-term borrowings             84,374            32,564             28,691        2,717         2,782
Total borrowings
 and other liabilities          231,789           123,129            120,927       84,300        98,828
Shareholders' equity            225,634           214,047            198,291      165,735       157,624


(1) Cash dividends are the amounts declared by United and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

                      UNITED BANKSHARES, INC.

                        RECENT DEVELOPMENTS
              (In Thousands Except for Per Share Data)
                             Unaudited

                                             At or for the
                                              Year Ended
                                              December 31
                                         ---------------------
                                            1995        1994
                                         ---------   ---------
Total interest income                    $ 136,460   $ 121,157
Total interest expense                      54,770      43,887
Net interest income                         81,690      77,270
Provision for possible
 loan losses                                 2,075       1,818
Other income                                12,616      11,222
Other expenses                              48,881      48,676
Income taxes                                15,271      13,096
Net income                                  28,079      24,902
Per common share:
 Net income                                   2.35        2.08
 Cash dividends                               1.17        1.06
 Book value per share                        16.75       15.21
Return on average
 shareholders' equity                        14.81%      13.98%
Return on average assets                      1.56%       1.42%
Average assets                           1,779,331   1,753,324
Investment securities                      309,473     360,883
Net loans                                1,374,005   1,297,077
Total assets                             1,815,443   1,787,641
Total deposits                           1,473,266   1,434,852
Long-term borrowings                        33,900      83,972
Total borrowings
 and other liabilities                     140,955     173,043
Shareholders' equity                       201,222     179,746

                            UNITED BANKSHARES, INC.

                              RECENT DEVELOPMENTS


   For the year ended December 31, 1995, net income increased 13% to a record $28.1 million. Net income per share of $2.35 for 1995 was up 13% over $2.08 for 1994. United's return on average assets of 1.58% and return on average shareholders' equity of 14.81% both compare excellently with regional and national peer groupings.


   On a tax-equivalent basis, the net interest margin was strong at 5.15% in 1995 compared to 1994 at 4.97%. Higher average loan volumes for 1995 also contributed to the $4,420,000 increase in net interest income over 1994. Other income, excluding security transactions, was up $522,000 or 4.32% when comparing 1995 to 1994. United continued to control costs as other expense increased only $205,000 or 0.42% when comparing 1995 to 1994. For the year ended December 31, 1995, income taxes approximated $15,271,000 compared to $13,096,000 for 1994. This increase is principally the result of lower levels of tax-exempt income and higher levels of pretax income. For the years ended December 31, 1995 and 1994, the provision for possible loan losses was $2,075,000 and $1,818,000, respectively. The $257,000 increase in the provision for possible loan losses in 1995 was commensurate with the level of nonperforming loans during the year.



   Subsequent to December 31, 1995, United merged two of its banking subsidiaries. Effective January 27, 1996, United National Bank - South, Beckley, West Virginia was merged with and into United National Bank, Parkersburg, West Virginia. The offices of United National Bank - South became branch offices of United National Bank.

                        EAGLE BANCORP, INC.

                        RECENT DEVELOPMENTS
              (In Thousands Except for Per Share Data)
                             Unaudited

                                             At or for the
                                              Year Ended
                                              December 31
                                          ------------------
                                            1995      1994
                                          --------  --------
Total interest income                     $ 29,355  $ 26,480
Total interest expense                      15,397    11,785
Net interest income                         13,958    14,695
Provision for possible
 loan losses                                   245       384
Other income                                 2,136     1,016
Other expenses                               8,600     7,232
Income taxes                                 2,511     2,613
Net income                                   4,738     5,482
Per common share:
 Net income                                   1.74      2.01
 Cash dividends                               1.00      1.01
 Book value per share                        17.59     16.81
Return on average
 shareholders' equity                        10.05%    12.40%
Return on average assets                      1.24%     1.55%
Average assets                             383,429   354,152
Investment securities                       11,546    11,186
Net loans                                  356,452   352,902
Total assets                               394,787   382,699
Total deposits                             299,743   277,663
Long-term borrowings                           597       402
Total borrowings
 and other liabilities                      47,032    59,148
Shareholders' equity                        48,012    45,888


                              EAGLE BANCORP, INC.

                              RECENT DEVELOPMENTS


        Net income declined in 1995, as compared to 1994, primarily as a result of decreased net interest and dividend income and increased other expenses, which were partially offset by increased other income, primarily gains on sales of loans in the secondary market. Other income for 1995 included gains on sales of loans of $1,012,000, as compared to $121,000 for 1994. Gains on sales of loans increased in 1995 due to increased volume of loan sales and the capitalization of $412,000 in mortgage servicing rights due to the adoption of FASB Statement No. 122, ``Accounting for Mortgage Servicing Rights.'' Net interest and dividend income declined due primarily to increases in both the volume and average interest rate of average interest-bearing liabilities, which were partially offset by increases in both the volume and average rate of average interest-earning assets. Other expenses increased due to expenses of approximately $483,000 associated with the proposed merger with United, which consisted primarily of investment banker fees, and to a lesser extent, legal and other advisory fees related to the proposed merger. Other expenses also increased due to increases in compensation, data processing, advertising and various other expenses.

          UNITED BANKSHARES, INC. and EAGLE BANCORP, INC.

                   PRO FORMA RECENT DEVELOPMENTS
              (In Thousands Except for Per Share Data)
                             Unaudited

                                                At or for the
                                                 Year Ended
                                                 December 31
                                           --------------------
                                               1995      1994
                                           ---------  ---------
   Total interest income                   $ 165,815  $ 147,637
   Total interest expense                      70,167    55,672
   Net interest income                         95,648    91,965
   Provision for possible
    loan losses                                 2,320     2,202
   Other income                                14,752    12,238
   Other expenses                              57,481    55,908
   Income taxes                                17,782    15,709
   Income from continuing operations           32,817    30,384
   Per common share:
    Income from continuing operations            2.18      2.01
    Cash dividends(1)                            1.17      1.06
    Book value per share                        16.21     15.09
   Return on average
    shareholders' equity                        13.86%    13.67%
   Return on average assets                      1.52%     1.44%
   Average assets                           2,162,760 2,107,476
   Investment securities                      321,019   372,069
   Net loans                                1,730,457 1,649,979
   Total assets                             2,210,230 2,170,340
   Total deposits                           1,773,009 1,712,515
   Long-term borrowings                        34,497    84,374
   Total borrowings
    and other liabilities                     187,987   232,191
   Shareholders' equity                       245,147   225,634


(1) Cash dividends are the amounts declared by United and do not include cash dividends of acquired subsidiaries prior to the dates of consummation

                                        INTRODUCTION

                 This Prospectus/Joint Proxy Statement is being furnished to the holders of UBS Stock and Eagle Stock in connection with the solicitation of proxies by the Boards of Directors of UBS and Eagle for use at the UBS Special Meeting and the Eagle Special Meeting, respectively, and at any adjournment or adjournments thereof. This Prospectus/Joint Proxy Statement also serves as a prospectus of UBS in connection with the issuance of UBS Stock to holders of Eagle Stock upon consummation of the Merger.


                 This Prospectus/Joint Proxy Statement, the attached notices of Special Meetings of Stockholders and the form of proxy and other documents enclosed herewith are being first mailed to stockholders of UBS and Eagle on or about February __, 1996.

                        SPECIAL MEETING OF EAGLE SHAREHOLDERS

        Time and Place

                 The Eagle Special Meeting will be held at the Edgewood Country Club, 1600 Edgewood Drive, Charleston, West Virginia, on March 28, 1996 at 12:00 p..m., local time.

        Shares Outstanding and Entitled to Vote; Record Date

                 The close of business on February 8, 1995 has been fixed by the Board of Directors of Eagle as the record date for the determination of holders of Eagle Stock entitled to notice of and to vote at the Eagle Special Meeting and any adjournment or adjournments thereof. At the close of business on the Eagle Record Date, there were 2,729,468 shares of Eagle Stock outstanding and entitled to vote. At the Eagle Special Meeting, Eagle shareholders will be entitled to cast one vote for each share of Eagle Stock they hold on the Eagle Record Date.

        Purpose and Vote Required

                 The purpose of the Special Meeting of Eagle shareholders is to act upon the Merger Agreement. Pursuant to applicable law and the articles of incorporation and bylaws of Eagle, no other business may properly come before the Eagle Special Meeting and any adjournment or adjournments thereof.

                 A detailed description of the Merger Agreement is set forth in this Prospectus/Joint Proxy Statement and the exhibits attached to it. See the sections of this Prospectus/Joint Proxy Statement titled "Summary" and "The Merger."

        Shareholders are urged to read this entire document carefully before voting their shares.

                 Eagle's Board of Directors has unanimously approved the proposed Merger Agreement and unanimously recommends that the shareholders of Eagle vote "FOR" approval of the Merger Agreement.

                 The presence in person or by proxy of at least a majority of the outstanding shares of Eagle Stock entitled to vote is necessary to constitute a quorum at the Eagle Special Meeting. The affirmative vote of the holders of a majority of the outstanding Eagle Stock is required for approval of the Merger Agreement at the Eagle Special Meeting.

                 Under rules of the New York Stock Exchange, the proposal to adopt the Merger Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of
                                   ---
       their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the Eagle Special Meeting but will not be counted as a vote cast for the Merger Agreement. Because the proposal to adopt the Merger Agreement is required to be approved by the holders of a majority of the outstanding shares of Eagle Stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal.

        Proxies

                 A proxy for use by Eagle shareholders in connection with the Eagle Special Meeting is enclosed with this Prospectus/Joint Proxy Statement. The proxy will be voted as specified thereon by the shareholder, and where no specification is made on the proxy, a properly executed proxy will be voted "FOR" approval of the Merger Agreement.

                 Any stockholder of Eagle giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of Eagle written notice thereof (T. Sam Scipio, Jr., Senior Vice President and Secretary, Eagle Bancorp, Inc., 227 Capitol Street, Charleston, West Virginia 25301); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Eagle Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Eagle Special Meeting and any adjournment thereof and will not be used for any other meeting. Proxies voting against the proposal may not be used by management to vote "for" adjournment pursuant to its discretionary authority in order to permit further solicitation.


                 Eagle will bear its costs of mailing this Prospectus/Joint Proxy Statement to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of Eagle and its subsidiaries may solicit proxies from Eagle shareholders by telephone, telegram or in person without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Eagle will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                                        SPECIAL MEETING OF UBS SHAREHOLDERS

       Time and Place



                 The UBS Special Meeting will be held at Fifth Floor, United Square, Fifth and Avery Streets, Parkersburg, West Virginia, on March 28, 1996 at 10:00 a.m., local time.

        Shares Outstanding and Entitled to Vote; Record Date


                 The close of business on February 8, 1996 has been fixed by the Board of Directors of UBS as the record date for the determination of holders of UBS Stock entitled to notice of and to vote at the UBS Special Meeting and any adjournment or adjournments thereof. At the close of business on the UBS Record Date, there were 12,007,051 shares of UBS Stock outstanding and entitled to vote. At the UBS Special Meeting, UBS shareholders will be entitled to cast one vote for each share of UBS Stock they hold on the UBS Record Date.


        Purpose and Vote Required

                 The purpose of the Special Meeting of UBS shareholders is to act upon the Merger Agreement. No other business may properly come before the UBS Special Meeting or any adjournment or adjournments thereof.

                 A detailed description of the Merger Agreement is set forth in this Prospectus/Joint Proxy Statement and the exhibits attached to it. See the sections of this Prospectus/Joint Proxy Statement titled "Summary" and "The Merger."

        Shareholders are urged to read this entire document carefully before voting their shares.

                 UBS' Board of Directors has unanimously approved the proposed Merger Agreement and unanimously recommends that the shareholders of UBS vote "FOR" approval of the Merger Agreement.

                 The presence in person or by proxy of at least a majority of the outstanding shares of UBS Stock entitled to vote is necessary to constitute a quorum at the UBS Special Meeting. The affirmative vote of the holders of a majority of the outstanding UBS Stock is required for approval of the Merger Agreement at the UBS Special Meeting.

                 Under rules of the New York Stock Exchange, the proposal to adopt the Merger Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the UBS Special Meeting but will not be counted as a vote cast for the Merger Agreement. Because the proposal to adopt the Merger Agreement is required to be approved by the holders of a majority of the outstanding shares of UBS Stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal.

        Proxies

                 A proxy for use by UBS shareholders in connection with the UBS Special Meeting is enclosed with this Prospectus/Joint Proxy Statement. The proxy will be voted as specified thereon by the shareholder, and where no specification is made on the Proxy, a properly executed proxy will be voted FOR approval of the Merger Agreement.

                 Any shareholder has the right to revoke his or her proxy anytime before it is exercised by: (i) filing with the Secretary of UBS written notice thereof (Joseph Wm. Sowards, Executive Vice President and Secretary, United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia 26102); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the UBS Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies voting against the proposal may not be used by management to vote "for" adjournment pursuant to its discretionary authority in order to permit further solicitation.


                 The proxy solicitation of shareholders of UBS is made by UBS' Board of Directors and the cost of such solicitation will be paid by UBS. In addition to soliciting by mail, directors, officers and regular employees of UBS, who will receive no compensation for their services other than their regular salaries and fees, may solicit proxies by telephone, telegraph, mail, or personal interview. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward solicitation materials to the beneficial owners of UBS Stock held in their names and will be reimbursed by UBS for their expenses in doing so.


              In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, UBS has retained Corporate Investor Communications, Inc. of Carlstadt, New Jersey ("CIC"). Pursuant to a retention letter dated February 2, 1996, CIC will contact all broker and other nominee accounts identified on UBS' shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. CIC will then assist in the delivery of proxy materials to these accounts for distribution. CIC will also assist in distribution of proxy materials to institutional investors. CIC will follow-up with the brokers, other nominee accounts and institutional investors, requesting return of proxies. UBS is not retaining CIC to solicit proxies from registered holders or from non-objecting beneficial owners. CIC's fee for the above services is $3,500, plus reasonable disbursements which may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by UBS.


                     CERTAIN BENEFICIAL OWNERS OF UBS STOCK


         The following table lists each shareholder of United who is the beneficial owner of more than 5% of United Stock, as of December 31, 1995.


Name and Address                                    Amount and Nature of       Percent of
Beneficial Ownership                                       Class          of Beneficial Owner
--------------------------------------------------  --------------------  --------------------

       (1) United National Bank Trust Department                 886,656                 7.38%
       514 Market Street  Parkersburg WV  26101

       (855,997 shares or 7.12% are
       registered under the nominee name of
       Bank of New York)


            (1) The voting and investment authority for the shares held by the Trust Department is exercised by UNB's Board of Directors.


            Share ownership of UBS directors is set forth below as of January 31, 1996. Directors have sole voting and investment authority of directly owned shares. The total of directly owned shares also includes stock options granted to executive officers pursuant to incentive stock option plans. For four of the directors who are executive officers, direct ownership includes options to purchase shares as follows: Richard
       M. Adams, 79,500, shares Douglass H. Adams, 10,200 shares, Thomas A. McPherson, 16,200 shares, and I. N. Smith, Jr., 14,250 shares. The options to purchase shares included in the direct ownership of all executive officers as a group total 231,550. Indirect shares for each individual director include those owned by spouses and immediate family members, unless otherwise indicated. These shares do not include the Trust Shares discussed below.

                                        Beneficially
                                          Director    Owned Shares   Percentage
                                        ------------  -------------  -----------

            Richard M. Adams                 309,399          2.62%          (1)
            I. N. Smith, Jr.                 233,490          1.98           (2)
            Douglass H. Adams                 43,623             *           (3)
            Robert G. Astorg                  13,140             *           (4)
            Thomas J. Blair, III             142,960          1.21           (5)
            Harry L. Buch                      6,063             *
            R. Terry Butcher                  24,000             *           (6)
            John W. Dudley                     8,703             *
            H. Smoot Fahlgren                135,974          1.15
            Theodore J. Georgelas             49,666             *
            C. E. Goodwin                     16,892             *           (7)
            F. T. Graff, Jr.                   8,000             *           (8)
            Leonard A. Harvey                 30,518             *           (9)
            Andrew J. Houvouras               28,184             *          (10)
            Russell L. Isaacs                 20,958             *
            Robert P. McLean                   6,032             *          (11)
            Thomas A. McPherson               64,636             *
            G. Ogden Nutting                 326,328          2.76          (12)
            William C. Pitt, III               5,000             *
            Charles E. Stealey                79,030             *          (13)
            Warren A. Thornhill, III         224,727          1.90          (14)
            Harold L. Wilkes                   1,977             *
            James W. Word, Jr.                60,017             *          (15)
            Directors and Executive
            Officers as a group
            (28 persons)                   1,993,830         16.87          (16)
                                           ---------         -----

            (1) Mr. Adams owns 218,538 shares of UBS Stock directly and 90,861 shares indirectly. Of the 90,861 shares indirectly owned by Mr. Adams, 25,590 shares are in the Stevenson Trust over which he exercises voting power, 34,605 shares owned by the members of his immediate family and 30,666 shares are held in two family trusts over which he exercises voting power but no investment authority. Messrs. Richard M. Adams and Douglass H. Adams are brothers.

            (2) Mr. Smith owns 13,306 shares of UBS Stock directly and 220,184 shares indirectly. Of the 220,184 shares indirectly owned beneficially by Mr. Smith, 14,700 shares are owned by members of his immediate family and 4,000 shares are owned by the mother of Mr. Smith over which he has power of attorney. The following shares owned of record by others may be deemed to be owned by Mr. Smith under the rules and regulations of the Securities and Exchange Commission: Kanawha City Company 15,000 shares; Kanawha Company 56,000 shares; Roane Land Company 484 shares;
       Roxalana Land Company 75,000 shares; and West Virginia Coal Land Company 55,000 shares.

            (3) Mr. Adams owns 41,072 shares of UBS Stock directly and 2,551 shares indirectly. Messrs. Richard M. Adams and Douglass H. Adams are brothers.

            (4) Mr. Astorg owns 12,313 shares of UBS Stock directly and 827 shares indirectly.

            (5) Mr. Blair owns 135,860 shares of UBS Stock directly and 7,100 shares indirectly.

            (6) Mr. Butcher owns 23,500 shares of UBS Stock directly and 500 shares indirectly.

            (7) Mr. Goodwin owns 15,620 shares of UBS Stock directly and 1,272 shares indirectly.

            (8) Mr. Graff owns 2,000 shares of UBS Stock directly and 6,000 shares indirectly. The indirectly owned shares are held by a bank in a trustee account for Mr. Graff over which he exercises voting and dispositive power.

            (9) Mr. Harvey owns 29,659 shares of UBS Stock directly and 859 shares indirectly.

            (10) Mr. Houvouras owns 439 shares of UBS Stock directly and 27,745 shares indirectly. The indirect shares are owned by a company in which Mr. Houvouras is a partner.

            (11) Mr. McLean owns 4,633 shares of UBS Stock directly and 1,399 shares indirectly.

            (12) Mr. Nutting owns 326,328 shares of UBS Stock indirectly. The voting and investment authority for the indirectly owned shares of Mr. Nutting are as follows: he has beneficial ownership, through shared investment or voting authority of 326,328 shares consisting of 20,952 shares held by Mr. Nutting as co-trustee, and 277,376 shares registered in the name of The Ogden Newspapers, Inc. of which Mr. Nutting is President. He is also a settlor and sole beneficiary of a trust which contains 28,000 shares.

            (13) Mr. Stealey owns 30,668 shares of UBS Stock directly and 48,362 shares indirectly. Mr. Stealey's mother holds 7,354 of the indirect shares over which Mr. Stealey has power of attorney and the other 41,008 indirect shares are held in a trustee account for Mr. Stealey over which he exercises voting and investment authority.

            (14) Mr. Thornhill owns 131,997 shares of UBS Stock directly and 92,730 shares indirectly.

            (15) Mr. Word owns 33,680 shares of UBS directly and 26,337 shares indirectly.

            (16) All directors and executive officers of United as a group, 28 persons, own 1,134,331 shares of UBS Stock directly and 859,499 shares indirectly. Not included in indirectly owned shares are 886,656 shares of UBS Stock held by UNB's Trust Department serving in a fiduciary or agency capacity (the "Trust Shares"). The voting and investment authority for the Trust Shares held by the Trust Department is exercised by UNB's Board of Directors. The members of UNB's Board of Directors who are also directors or executive officers of UBS are: Richard M. Adams, I. N. Smith, Jr., and Gary L. Ellis. In addition, the 24,239 shares are held by the Trust Department of United National Bank-South in the nominee name of Big Clock Investment Company and are voted by UNB-S's Board of Directors. The members of UNB-S's Board who are also directors or executive officers of UBS are Gary L. Ellis, Warren A. Thornhill, III, and Robert P. McLean.

                   CERTAIN BENEFICIAL OWNERS OF EAGLE STOCK

                 The following table sets forth information as of December 31, 1995, concerning (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was not affiliated with Eagle and was known to Eagle to be the beneficial owner of more than 5% of the issued and outstanding Eagle Stock and (ii) the shares of Eagle Stock beneficially owned by each director of Eagle and all directors and executive officers of Eagle as a group. The address of Messrs. J. Christopher Thomas and William W. Wagner is in care of Eagle, 227 Capitol Street, Charleston, West Virginia 25301, and the address of Mr. Paul C. Winter, Jr. is P.O. Box 386, Logan, West Virginia 25601.



       Name and Address of            Eagle Stock Beneficially
        Beneficial Owner          Owned as of December 31, 1995(1)
       -------------------        -----------------------------
                                           No.     %
                                          ----   -----

       5% Holders
       (other than Directors):

            W.W. McDonald Land            166,868   6.1%(2)
            Company, Bruce McDonald
            Holding Company and
            Triadelphia Land Co.(2)
            c/o P.O. Box 1706
            Logan, West Virginia 25601

       Directors:

            Willie D. Akers                22,956   0.8(3)

            Frank I. Blankinship, Jr.      31,916   1.2(4)

            A. Lawrence Crimmins, Jr.      59,289   2.2(5)

            John G. Hutchinson                 --   0.0(6)

            Charles F. Payne               44,032   1.6(7)

            J. Christopher Thomas         161,978   5.9(8)

            William W. Wagner             216,678   7.9(9)

            Paul C. Winter, Jr.           161,620   5.9(10)

            Edward J. Wood                  7,124   0.3(11)

            Directors and executive
            officers as a group
            (10 persons)                  738,658  27.1(12)

       ___________

       (1) Pursuant to rules promulgated under the Exchange Act, a person or entity is considered to beneficially own shares of Eagle Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. The number of shares beneficially owned by the directors set forth above is determined under rules under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.

       (2) Based on a Schedule 13D filed under the Exchange Act, which indicates that 132,868 shares are held by the W.W. McDonald Land Company, 26,000 shares are held by the Bruce McDonald Holding Company and 8,000 shares are held by the Triadelphia Land Co. The companies have common boards of directors, common management officials and may be deemed to constitute a group for purposes of beneficial ownership under the Exchange Act.

       (3) Includes 7,000 shares owned jointly with Mr. Akers' wife, with whom voting and dispositive power is shared, and 4,956 shares held by Mr. Akers' children, which may be deemed to be beneficially owned by Mr. Akers. Also includes 11,000 shares held by a company which Mr. Akers owns. Does not include 2,000 shares owned jointly by Mr. Akers' wife and another relative; Mr. Akers disclaims beneficial ownership of such shares.

       (4) Includes 4,000 shares held by Mr. Blankinship's wife, which may be deemed to be beneficially owned by Mr. Blankinship.

       (5) Includes 9,635 shares held in Eagle's Employee Stock Ownership Plan ("ESOP") which are allocated to Mr. Crimmins' account and 6,132 shares held by Mr. Crimmins' wife and children.

       (6) Does not include 30,856 shares held by Mr. Hutchinson's wife and children; Mr. Hutchinson disclaims beneficial ownership of such shares. Also does not include shares held by Mr. Thomas, a cousin by marriage.

       (7) Includes 22,050 shares which were transferred by Mr. Payne in December 1995 but which are subject to the voting requirements contained in the Stockholder Agreement, dated as of August 18,1995, among UBS and certain stockholders of Eagle, including Mr. Payne. See "The Merger - Stockholder Agreements."

       (8) Includes 11,978 shares held in the ESOP which are allocated to Mr. Thomas' account. Does not include shares held by Mr. Hutchinson, a cousin by marriage.

       (9) Includes 77,000 shares held jointly with Mr.. Wagner's wife, with whom voting and dispositive power is shared, and 11,978 shares held in the ESOP which are allocated to Mr. Wagner's account. Does not include shares held by Mr. Winter, a cousin.

       (10) Includes 35,753 shares held in trusts for Mr. Winter's mother and children for which Mr. Winter acts as executor. Also includes 16,000 shares held by a company which Mr. Winter serves as President and 800 shares held by Mr. Winter's wife, which may be deemed to be beneficially owned by Mr. Winter. Does not include shares held by Mr. Wagner, a cousin.

       (11) Includes 300 shares held in a trust for Mr. Wood's grandchildren, for which Mr. Wood is custodian. Does not include 14,106 shares held by Mr. Wood's wife; Mr. Wood disclaims beneficial ownership of such shares.

       (12) Includes 41,222 shares of Common Stock which have been allocated to the accounts of executive officers pursuant to the ESOP.

                                         THE MERGER

                 The following is a discussion of the material aspects of the proposed transaction. It includes a summary of the terms of the Merger Agreement and is qualified in its entirety by reference to the Agreement, which is attached to this Prospectus/Joint Proxy Statement as Annex A.

       General

                 The Boards of Directors of UBS and Eagle have determined that the Merger is fair to and in the best interests of the stockholders of UBS and Eagle, respectively, and have unanimously approved the Merger Agreement. Accordingly, the Boards of Directors of UBS and Eagle unanimously recommend that the stockholders of UBS and Eagle, respectively, vote "FOR" approval of the Merger Agreement.

        The Merger Consideration

                 In accordance with the terms of and subject to the conditions set forth in the Merger Agreement, Eagle will be merged with and into UBS, with UBS as the surviving corporation of the Merger. The Merger Agreement provides that at the Effective Time each outstanding share of Eagle Stock (other than any shares held by UBS or a subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.15 shares of UBS Stock.

                 No fractional shares of UBS Stock will be issued in connection with the Merger and, in lieu thereof, Eagle shareholders will be entitled to receive cash based upon the closing per share price of the UBS Stock on NASDAQ on the business day preceding the consummation of the Merger, without interest. No shareholder will be entitled to dividends, voting rights or any other rights in respect of any fractional shares. If the outstanding shares of UBS Stock are changed into a different number or class by virtue of any reclassification, split, stock dividend, exchange of shares or similar event, then the Exchange Ratio will be adjusted proportionately. The issuance of UBS Stock for other corporate purposes, such as for other acquisitions or pursuant to stock option plans, will not result in an adjustment to the Exchange Ratio. From and after the consummation of the Merger, Eagle shareholders will cease to have any rights with respect to such shares other than the right to receive the Merger Consideration, and such shares will thereafter be deemed cancelled and void. The sole rights of such shareholders will be to receive the Merger Consideration.

        Exchange of Eagle Stock Certificates

                 Each holder of certificates representing shares of Eagle Stock will, upon the surrender to UBS, or its agent, of such certificates in proper form, be entitled to receive a certificate or certificates representing the number of whole shares of UBS Stock into which the surrendered certificates shall have been converted by reason of the Merger. Until surrendered for exchange, each outstanding certificate of Eagle Stock shall be deemed for all corporate purposes to evidence the ownership of the full number of shares of UBS Stock into which such shares have been converted by reason of the Merger.

                 Until an Eagle shareholder's outstanding certificates have been surrendered, UBS may, at its sole discretion, withhold, with respect to such Eagle shareholder, as applicable (i) the certificates representing the shares of UBS Stock into which such Eagle shares are converted by reason of the Merger; and (ii) the distribution of any and all dividends and payment for fractional shares with respect to the UBS Stock to which the Eagle shareholder is entitled. Upon the delivery to UBS of the outstanding Eagle certificates by an Eagle shareholder, there will be delivered to the record holder thereof the certificate representing the shares of the UBS Stock to which the exchanging Eagle holder is entitled, along with any dividends thereon and any payment for fractional shares, all without interest.

                 Certificates evidencing Eagle Stock should not be returned to Eagle with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal which will be provided to Eagle shareholders by Mellon Bank, N.A., Pittsburgh, Pennsylvania, the exchange and transfer agent for the UBS Stock, upon consummation of the Merger.

        Background of and Reasons for the Merger


                 Background of the Merger. In early 1994, William W. Wagner, Chairman and Chief Executive Officer of Eagle, and J. Christopher Thomas, President and Chief Operating Officer of Eagle, received an oral, unsolicited expression of interest from another West Virginia-based financial institution to engage in a business combination, and in May 1994 Eagle retained Wheat First to assist it in connection with the evaluation of such a business combination. Although informal discussions ensued between representatives of the managements of Eagle and this potential acquiror during the summer and fall of 1994, no agreements, arrangements or understandings were reached by the parties in this regard, primarily due to an inability of the parties to agree on an appropriate price given the then-existing market values of their respective common stocks.


                 As a result of this inquiry and in light of the general status of and consolidation trends in the financial services industry, the Executive Committee of the Board of Directors of Eagle decided to formally consider and analyze Eagle's strategic alternatives in January, 1995. On February 21, 1995, representatives of Wheat First met with the Executive Committee to discuss various strategic alternatives available to Eagle, including acquisitions of and by Eagle, special dividends to stockholders of Eagle and repurchases of Eagle Stock by Eagle. On June 15, 1995, Eagle retained Wheat First to formally evaluate the prospects of a sale of Eagle as a means of enhancing shareholder value.

                 During July 1995, Wheat First contacted nine bank holding companies, selected by Eagle and reviewed by Wheat First, which might have the interest in and capability of acquiring Eagle. Subsequently, Wheat First provided a memorandum containing certain information relating to Eagle to eight of these companies which indicated an interest in reviewing such memorandum.


                 Potential acquirors were instructed to provide Wheat First with non-binding indications of interest in acquiring Eagle by August 2, 1995, and on such date three bank holding companies submitted such indications of interest. On August 4, 1995, the Board of Directors met with representatives of Wheat First to consider the indications of interest. At this meeting, the Board of Directors of Eagle instructed management of Eagle and Wheat First to proceed with negotiations with UBS because one indication of interest was materially lower than that of United and because the other indication of interest, although slighter higher, was not by an entity which was deemed to have the size and strength of UBS and there were other factors which favored UBS' indication of interest, such as the depth and liquidity of the market for the UBS stock. In the ensuing days, the parties and their respective representatives and advisors negotiated the terms of the transaction, conducted due diligence activities and prepared and negotiated the required documentation.



                 On August 18, 1995, the Board of Directors of Eagle met to consider the offer of UBS and the definitive Merger Agreement and related documentation. At this meeting, Eagle's financial advisor (Wheat First) and legal advisors (Elias, Matz, Tiernan & Herrick, L.L.P. and Hamb & Poffenbarger) detailed the negotiations which had taken place since the prior meeting of the Board of Directors and the due diligence activities conducted on behalf of Eagle. Representatives of Wheat First presented an updated financial analysis of the proposed transaction, discussed in detail the negotiations which resulted in the agreed upon Exchange Ratio and stated their oral opinion that the Exchange Ratio was fair to the stockholders of Eagle from a financial point of view. Legal counsel to Eagle reviewed the Merger Agreement and related documentation with the Board of Directors, as well as other legal considerations. The Merger Agreement was unanimously approved by the Board of Directors of Eagle at this meeting.


                 Reasons for the Merger - Eagle. The Board of Directors of Eagle, with the assistance of its outside legal and financial advisors (as identified above), evaluated the financial, legal and other considerations bearing on the decision to approve the Merger Agreement. The terms of the Merger Agreement, including the Exchange Ratio, are a result of arm's-length negotiations between representatives of UBS and Eagle. In reaching its determination to approve the Merger Agreement, the Board of Directors considered a number of factors, including the following: (i) the Exchange Ratio in relation to the market value, book value and earnings per share of the Eagle Stock, (ii) information relating to the financial condition, results of operations, capital levels, asset quality and prospects of UBS and Eagle, as well as the ability of the combined enterprise to compete in relevant banking markets, (iii) the current and prospective environment for financial institutions generally, and the trend toward consolidation in the financial services industry, (iv) the general structure of the transaction, including the generally tax-free nature of the transaction to stockholders of Eagle, (v) the opinion of Wheat First as to the fairness, from a financial point of view, of the Exchange Ratio to be paid to the holders of the Eagle Stock, (vi) the results of the solicitation of potential acquirors of Eagle, as discussed above, (vii) a review of alternatives to the Merger, including the alternative of remaining independent and growing internally, with and without a distribution of a portion of Eagle's capital as a special dividend to stockholders, (viii) a review of the terms of the Merger Agreement with Eagle's financial and legal advisors and (ix) the impact of the Merger and related transactions on the employees of Eagle and the customers and communities served by it. In making its determination, the Board of Directors did not attempt to prioritize or weight the foregoing factors.

                 Reasons for the Merger - UBS. In the opinion of the Management of UBS, the proposed transactions will be in the best interests of UBS shareholders. UBS' Management and Board of Directors view the proposed transaction as a desirable opportunity to add a high performance company, new geographic markets and new product markets to the UBS organization. The Merger will strengthen UBS' current offices in the Charleston, Morgantown and Beckley areas and will further expand its presence into southern West Virginia and the Martinsburg and Bridgeport areas. In addition, UBS will acquire Eagle's presence in the mortgage banking market and believes that the combined company can further expand this particular line of business.

        Opinion of Financial Advisor to Eagle

                 Eagle retained Wheat First to act as its financial advisor in connection with the Merger and to render a written opinion to the Eagle Board of Directors as to the fairness, from a financial point of view, to the holders of Eagle Stock of the Exchange Ratio. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Eagle Board of Directors selected Wheat First to serve as its financial advisor in connection with the Merger on the basis of such firm's expertise and reputation and Eagle's prior experience with such firm.


                 Representatives of Wheat First attended the meeting of the Eagle Board of Directors on August 18, 1995, at which the Merger Agreement was considered and approved. At the meeting, Wheat First issued its oral opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Eagle Common Stock. A written opinion dated as of the date of this Prospectus/Joint Proxy Statement has been delivered to the Eagle Board of Directors to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Eagle Stock.

                 The full text of Wheat First's opinion as of the date of this Prospectus/Joint Proxy Statement, which sets forth certain assumptions made, matters considered and limitations on review undertaken, is attached as Annex B to this Prospectus/Joint Proxy Statement, and should be read in its entirety. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio the holders of Eagle Stock and does not constitute a recommendation to any shareholder of Eagle as to how such shareholder should vote on the Merger Agreement.

                 In arriving at its opinion, Wheat First reviewed certain publicly available business and financial information relating to Eagle and UBS and certain other information provided to it, including, among other things the following: (i) Eagle's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994; (ii) Eagle's Quarterly Reports on Form 10-Q and related financial information for the three months ended September 30, 1995, June 30, 1995 and March 31, 1995; (iii) UBS'

       Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994;
       (iv) UBS's Quarterly Reports on Form 10-Q and related financial information for the three months ended September 30, 1995, June 30, 1995, and March 31, 1995; (v) certain publicly-available information with respect to historical market prices and trading activity for the Eagle Stock and the UBS Stock and for certain publicly-traded financial institutions which Wheat First deemed relevant; (vi) certain publicly-available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vii) the Merger Agreement; (viii) the Registration Statement, including this Prospectus/Joint Proxy Statement; (ix) other financial information concerning the businesses and operations of Eagle and UBS, including certain audited financial information and certain internal financial analyses and forecasts for Eagle prepared by the senior management of these companies; and (x) such financial studies, analyses, inquiries and other matters as it deemed necessary. In addition, Wheat First met with members of senior management of Eagle and UBS to discuss the business and prospects of each company.

                 In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly-available, including representations and warranties of Eagle and UBS included in the Merger Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the managements of Eagle and UBS as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefore, provided to it, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Eagle and UBS are adequate to cover such losses. Wheat First did not review any individual credit files of Eagle or UBS, nor did it make an independent evaluation or appraisal of the assets or liabilities of Eagle or UBS.

                 Additionally, Wheat First considered certain financial and stock market data of Eagle and UBS and compared that data with similar data for certain publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. Wheat First also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

                 In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of Eagle Stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of Eagle or UBS.

                 In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Eagle or UBS. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to UBS.

                 Wheat First's opinion is just one of the many factors taken into consideration by the Eagle Board of Directors in determining to approve the Merger Agreement. Wheat First's opinion does not address the relative merits of the Merger as compared to alternative business strategies that might exist for Eagle, nor does it address the effect of any other business combination in which Eagle might engage.

                 The following is a summary of the analyses performed by Wheat First in connection with its oral opinion delivered to the Eagle Board of Directors on August 18, 1995:

                 Comparison of Selected Companies. Wheat First compared the financial performance and market trading information of UBS to that of a group of regional bank holding companies (the "Group"). This group included: BT Financial Corporation, Centura Banks, Inc., CCB Financial Corporation, City Holding Company, FNB Corporation, First Commonwealth Financial Corporation, F & M National Corporation, First Western Bancorp, Inc., Jefferson Bankshares, Inc., Mid Am, Inc., One Valley Bancorp of WV, Inc., Pikeville National Corporation, S&T Bancorp, Inc., Trans Financial, Inc., USBANCORP, Inc., United Carolina Bancshares Corporation and WesBanco, Inc.

                 Based on financial data as of and for the three-month period ended March 31, 1995, or June 30, 1995, UBS had: (i) equity to assets of 10.59% compared to an average of 8.93% of the Group; (ii) nonperforming assets to loans and real estate owned of 0.40% compared to an average of 0.86% for the Group; (iii) reserves for loan losses to nonperforming assets of 379.64% compared to an average of 214.98% for the Group; (iv) returns on average assets before extraordinary items of 1.59% compared to an average of 1.07% for the Group; and (v) returns on average equity before extraordinary items of 15.06% compared to an average of 12.10% for the Group.

                 Based on the market values as of August 17, 1995, and financial data as of June 30, 1995, UBS had: (i) a stock price to book value multiple of 182.73% compared to an average of 154.44% for the Group; (ii) a stock price to "First Call" (as hereinafter defined) 1995 estimated earnings per share before extraordinary items multiple of 12.34x compared to an average of 12.07x for the Group; (iii) a stock price to "First Call" 1996 estimated earnings per share multiple of 11.24x compared to an average of 10.80x for the Group; and (iv) an indicated dividend yield of 4.00% compared to an average of 3.25% for the Group. "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. In evaluating UBS in comparison with the Selected Companies, Wheat First concluded that UBS's financial performance fell within or above the range of financial performance of the Selected Companies, and UBS's market valuation fell within the range of market valuation measures of the Selected Companies.


                 Analysis of Selected Transactions. Wheat First performed an analysis of premiums paid in 17 selected pending or recently completed acquisitions of thrifts or thrift holding companies headquartered in the Southeast and Mid-Atlantic, with a return on average assets of 0.95% or greater for the last quarter prior to the announcement of the respective transaction and announced between January 1, 1994, and August 11, 1995 (the "Selected Transactions"). Multiples of book value, tangible book value, trailing twelve months earnings and annualized latest quarter earnings, as well as deposit premiums paid in the Selected Transactions were compared to the multiples and premiums implied by the consideration offered by UBS in the Merger. The Selected Transactions included the following pending transactions: CitFed Bancorp, Inc./PSB Holdings Corporation and First American Corporation/Heritage Federal Bancshares, Inc. The Selected Transactions included the following completed transactions: Valley National Bancorp/Lakeland First Financial Group, Inc.; UJB Financial Corporation/Bancorp New Jersey; NBD Bancorp, Inc./DeerBank Corporation; Fifth Third Bancorp/Falls Financial, Inc.; Centura Banks, Inc./First Southern Bancorp, Inc.; First National Bancorp/FF Bancorp, Inc.; First Financial Corporation/FirstRock Bancorp, Inc.; Bank South Corporation/Gwinnett Bancshares, Inc.; Integra Financial Corporation/Lincoln Savings Bank; Sovereign Bancorp, Inc./Charter FSB Bancorp, Inc.; UJB Financial Corporation/Palisade Savings Bank; Huntington Bancshares Incorporated/FirstFed Northern Kentucky Bancorp, Inc.; NBD Bancorp, Inc./AmeriFed Financial Corporation; First Commonwealth Financial Corporation/Reliable Financial Corporation; and Union Planters Corporation/BNF Bancorp.


                 Based on the market value of the UBS Stock on August 17, 1995, and financial data as of June 30, 1995, the analysis yielded ratios of the implied consideration to be paid by UBS to Eagle: (i) to book value of 193.33% compared to an average of 166.13% of the Selected Transactions; (ii) to tangible book value of 193.33%, compared to an average of 166.73% for the Selected Transactions; (iii) to trailing twelve months earnings of 16.76x compared to an average of 14.84x for the Selected Transactions; and (iv) to latest quarter earnings annualized of 16.03x compared to an average of 14.64x for the Selected Transactions. Additionally, Wheat First examined the implied consideration less tangible equity as a function of total deposits, yielding a ratio of 14.29% compared to an average of 8.85% for the Selected Transactions. In evaluating the comparison to the Selected Transactions, Wheat First concluded that the implied consideration to be paid by UBS to Eagle fell within the range of the implied consideration paid in the Selected Transactions.

                 Discounted Dividends Analysis. Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that Eagle could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management and an assumed level of expense savings were achieved. Wheat First then estimated the terminal values for the Eagle Stock at the end of the period by applying multiples ranging from 11x to 13x earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 8% to 11%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Eagle Stock. This discounted dividend analysis indicated reference ranges of between $21.96 and $28.40 per share for Eagle Stock. These values compare to the implied consideration to be offered by UBS to Eagle in the Merger of $33.35 based on the market value of Common Stock on August 17, 1995.

                 In connection with its written opinion as of the date hereof, Wheat First confirmed the appropriateness of its reliance on the analyses used to render its August 18, 1995, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

                 No company or transaction used as a comparison in the above analysis is identical to Eagle, UBS or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

                 The Wheat First opinion dated the date of this Prospectus/Joint Proxy Statement is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date hereof.


                 As compensation for Wheat First's rendering of its fairness opinion and for its financial advisory services, Eagle has agreed to pay Wheat First fees equal to the sum of (i) $200,000 and (ii) the dollar amount equal to 5.0% of the total consideration received by Eagle shareholders in excess of $28.00 per share times the number of shares of Eagle Stock outstanding or subject to options or warrants. Eagle has agreed to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless whether the Merger is consummated. Eagle has further agreed to indemnify Wheat First against all losses, claims, damages and liabilities to which it may become subject under any federal or state law or otherwise, related to, based upon or arising out of the Merger, its engagement or its services pursuant thereto, excluding losses, claims, damages and liabilities that arise primarily out of or are based primarily upon any action or failure to act by Wheat First not undertaken at the request of Eagle or with its written consent which is found in a final judgment by a court to have constituted willful misconduct, bad faith or negligence on the part of Wheat First. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the Merger.

        Effect on the Corporate Parties

                 Subject to the terms and conditions set forth in the Merger Agreement, Eagle will merge with and into UBS, which will survive the Merger. Subject to the terms and conditions set forth in the Bank Merger Agreement, immediately following the merger of Eagle into UBS, First Empire will merge into UNB, with UNB surviving. Eagle and First Empire will cease to exist as corporate entities upon consummation of the Merger and the Bank Merger, respectively, and each of its respective assets, liabilities and operations will transfer to UBS and UNB, respectively. UNB will continue to operate as a national bank with its principal office in Parkersburg, West Virginia. The present offices of First Empire will become branch offices or loan production offices of UNB. Under the terms of the Merger Agreement, UNB will cause the formation of a mortgage banking company. Its officers and board of directors will include certain of the executive officers and board members of Eagle.

        Certain Federal Income Tax Consequences

                 General.  The following is a summary description of the
                 -------
       material federal income tax consequences of the Merger to shareholders of Eagle. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder which, at the Effective Time, already owns some UBS Stock, is not a U.S. citizen, is a tax-exempt entity or an individual who acquired Eagle Stock pursuant to an employee stock option, or exercises some form of control over Eagle. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each shareholder of Eagle is urged to consult a tax advisor as to the specific tax consequences of the transaction to that shareholder. The following discussion is based on the Code, as in effect on the date of this Prospectus/Joint Proxy Statement, without consideration of the particular facts or circumstances of any holder of Eagle Stock.

                 The Merger.  Eagle has received an opinion from Elias, Matz,
                 --- ------
       Tiernan & Herrick, L.L.P., special counsel to Eagle, to the effect that, assuming the Merger is consummated, the material federal income tax consequences of the Merger to the shareholders of Eagle will be as follows:

                 No gain or loss will be recognized to shareholders of Eagle upon the exchange of their Eagle Stock solely for shares of UBS Stock (including any fractional share interest to which they may be entitled) pursuant to the Merger. The basis of the UBS Stock to be received by an Eagle shareholder receiving solely UBS Stock will be the same as his or her basis in the Eagle Stock surrendered in exchange therefor. The holding period of the shares of UBS Stock to be received by an Eagle shareholder receiving solely UBS Stock will include the period during which such Eagle shareholder held the Eagle Stock surrendered in exchange therefor, provided the surrendered Eagle Stock was held by such shareholder as a capital asset on the date of the Merger.

                 Shareholders of Eagle will receive cash in lieu of a fractional share of UBS Stock and such fractional share interest will be treated as if the shareholders actually received the fractional share from UBS and then UBS redeemed it for cash. Such cash payments will be treated by the former Eagle shareholders as having been received as full payment in exchange for the fractional share interests so redeemed. Gain or loss will be realized and recognized by each such Eagle shareholder equal to the difference between the amount of cash received for the fractional share and the tax basis of the fractional share. If the fractional share is a capital asset in the hands of an Eagle shareholder, then the gain or loss recognized will constitute a capital gain or loss.

                 Each party's obligation to effect the Merger is conditioned on the delivery of an opinion to Eagle from Elias, Matz, Tiernan & Herrick, L.L.P., with respect to the foregoing federal income tax consequences of the Merger, and an opinion to UBS from Bowles Rice McDavid Graff & Love, counsel to UBS, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each of such opinions will be dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, with respect to certain federal income tax consequences of the Merger.

                 The receipt of cash for shares of UBS Stock pursuant to the exercise of dissenters' rights will be a taxable transaction. A UBS shareholder who exercises dissenters' rights and consequently receives cash for his or her shares will be treated as receiving the cash in redemption of such shares. Such a dissenting shareholder ordinarily will recognize gain or loss equal to the difference between the amount of cash received and such shareholder's basis in the shares, and such gain or loss generally will be a capital gain or loss if the shares are held as a capital asset. The application of constructive ownership rules under section 318 of the Code, under certain circumstances, could result in the entire amount of cash received being taxed as a dividend. Any UBS shareholder considering the exercise of dissenters' rights should consult his or her tax advisor about the tax consequences of receiving cash.


                 THE MERGER MAY HAVE CONSEQUENCES AFFECTING TAXES OTHER THAN THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING ALL TAX CONSEQUENCES OF THE CONSUMMATION OF THE MERGER AS IT RELATES TO THEIR OWN CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO CONSEQUENCES UNDER FEDERAL, STATE AND LOCAL INCOME TAX AND OTHER TAX LAWS.

        Conditions to Consummation of the Merger

                 The Merger Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (i) all corporate action (including approval of shareholders) necessary to authorize the execution and delivery of the Merger Agreement and the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken; (ii) the receipt of all necessary regulatory approvals, consents or waivers required to consummate the Merger and the Bank Merger by any governmental authority, and the expiration of all notice periods and waiting periods with respect thereto, provided, however, that no required approval, consent or waiver shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (a) result in a material adverse effect on the financial condition, results of operations, business or prospects of UBS on a consolidated basis, or (b) reduce the economic or business benefits of the transactions contemplated by the Agreement to UBS in so significant a manner that UBS, in its reasonable judgment, would not have entered into the Agreement; (iii) none of UBS, Eagle or their respective subsidiaries shall be subject to any statute, rule, regulation, order or decree which prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger; (iv) the Registration Statement shall have become effective under the Securities Act, and UBS shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue UBS Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by any governmental authority; (v) the shares of UBS Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ; (vi) each of UBS and Eagle shall have received an opinion of its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and with respect to certain other related federal income tax considerations; and (vii) Ernst & Young, LLP, shall have issued letters, dated as of the Effective Time (as defined below), to UBS and Eagle to the effect that, based upon the Merger Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles.

                 In addition to the foregoing conditions, the obligations of UBS under the Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of Eagle set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance of all material covenants and obligations required to be complied with and satisfied by Eagle; (iii) the receipt of a certificate from a specified officer of Eagle with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement;
       (iv) the receipt of certain legal opinions from Eagle's legal counsel; and (v) Eagle shall have furnished to UBS such certificates of its officers or others and such other documents to evidence fulfillment of the conditions relating to it as UBS may reasonably request. Any of the foregoing conditions may be waived by UBS.

                 In addition to the other conditions set forth above, Eagle's obligations under the Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of UBS set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance of all material covenants and obligations required to be complied with and satisfied by UBS; (iii) the receipt of a certificate from a specified officer of UBS with respect to compliance with the conditions relating to
       (i) and (ii) immediately above as set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from legal counsel to UBS; (v) the receipt of an opinion of Wheat First to the effect that the consideration to be provided by UBS to shareholders of Eagle pursuant to the Merger Agreement is fair to such shareholders from a financial point of view, a copy of which is included as Annex B to this Prospectus/Joint Proxy Statement, which opinion shall not have been withdrawn prior to the meeting of shareholders of Eagle at which the Merger Agreement is considered by such shareholders; and (vi) UBS shall have furnished to Eagle such certificates of its officers or others and such other documents to evidence fulfillment of the conditions relating to them as Eagle may reasonably request. Any of the foregoing conditions may be waived by Eagle.

        Regulatory Approvals

                 Consummation of the Merger is subject to prior receipt of all required approvals, consents or waivers of the Merger and the Bank Merger by all applicable federal and state regulatory authorities. In order to consummate the Merger and the Bank Merger, UBS, Eagle, First Empire and/or UNB must obtain the prior consent, approval or waiver, as applicable, of the FRB, the OCC, the OTS and the WV Board.

                 The Merger is subject to the prior approval of the FRB under the BHCA and the Bank Merger is subject to the prior approval of the OCC under the Bank Merger Act provisions of the Federal Deposit Insurance Act ("BMA"). Pursuant to the applicable provisions of the BHCA and the BMA, the FRB may not approve the Merger and the OCC may not approve the Bank Merger if (i) such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or monopolize or attempt to monopolize the business of banking in any part of the United States; or
       (ii) the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner to restrain trade, in each case unless the FRB or the OCC, as applicable, finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, each of the FRB and the OCC is required to consider whether the financial and managerial resources of the acquiring bank holding company and acquiring bank are adequate (including consideration by a variety of means of the competence, experience and integrity of the applicant's directors, officers and principal stockholders and compliance with, among other things, fair lending laws). Each of the FRB and the OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977, as amended.

                 Each of the BHCA and the BMA provides that a transaction approved by the applicable federal banking agency generally may not be consummated until 30 days after approval by such agency. If the U.S. Department of Justice and the relevant agency otherwise agree, this 30-day period may be reduced to as few as 15 days. During such period, the U.S. Department of Justice may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the approval of the federal banking agency unless a court specifically orders otherwise. If, however, the U.S. Department of Justice does not commence a legal action during such waiting period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act.

                 Regulations of the OTS require that it be notified of the Bank Merger at least 30 days prior to the effective date of the transaction, but not later than the date on which an application relating to the proposed transaction is filed with the OCC. Such notification must demonstrate compliance with applicable stockholder approval requirements.

                 The approval of the WV Board also is required for consummation of the Merger. Under West Virginia law, the WV Board will not approve an application for such a transaction unless it determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and needs of the public. The WV Board will also consider the record of performance of the parties in serving the credit needs of the communities in which they have operated in the past. The factors to be considered by the WV Board in this regard are substantially similar to those to be considered by federal banking agencies, as discussed above.

                 Applications have been or will be filed with applicable regulatory authorities for approval of the Merger and the Bank Merger. Although neither UBS nor Eagle is aware of any basis for disapproving the Merger and the Bank Merger, there can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would (i) result in a material adverse effect on the financial condition, results of operations, business or prospects of UBS on a consolidated basis or (ii) reduce the economic or business benefits of the transactions contemplated by the Agreement to UBS in so significant a manner that UBS, in its reasonable judgment, would not have entered into the Merger Agreement.
       If any such condition or requirement is imposed, the Merger Agreement permits the Board of Directors of UBS to terminate the Merger Agreement.

        Business Pending the Merger

                 Pursuant to the Merger Agreement, Eagle has agreed to use all reasonable efforts to (i) preserve its business organization and that of its subsidiaries intact, (ii) keep available to itself and UBS the present services of the employees of Eagle and its subsidiaries and (iii) preserve for itself and UBS the goodwill of the customers of Eagle and its subsidiaries and others with whom business relationships exist. In addition, under the terms of the Merger Agreement, Eagle has agreed not to take certain actions, nor permit its subsidiaries to take certain actions, without the prior written consent of UBS, including, among other things, the following: (i) declare, set aside, make or pay any dividend or other distribution in respect of Eagle Stock or the capital stock of any subsidiary of Eagle, except for regular quarterly cash dividends at a rate per share of Eagle Stock not in excess of $.14 per share, provided that if the Merger does not occur prior to the record date for the dividend which relates to the second quarter of 1996 (June 14, 1996), the regular per share quarterly dividend on the Eagle Stock shall be increased to an amount determined by multiplying the per share dividend on the UBS Stock for such quarter by 1.15; (ii) issue, grant or authorize any capital stock of Eagle or rights to acquire the same or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; (iii) amend its articles of incorporation, charter or bylaws; impose, or suffer the imposition of, any material lien, charge or encumbrance on any share of stock held by Eagle in any subsidiary, or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim; (iv) increase the rate of compensation of, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (a) as may be required pursuant to binding commitments as of the date of the Agreement and disclosed to UBS and (b)such as may be granted in the ordinary course of business consistent with past practice; (v) enter into or modify any employee benefit plan or make any contributions to Eagle's defined benefit pension plan or ESOP, other than in the ordinary course of business consistent with past practice; (vi) enter into (a) any agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by Eagle or any subsidiary thereof or guarantee by Eagle or any subsidiary thereof of any such obligation, except for borrowings in the ordinary course of business consistent with past practice, (c) any employment, consulting or severance contracts or agreements, or amend any such existing agreement, or (d) any contract, agreement or understanding with a labor union; (vii) change its methods of accounting or tax reporting, except as may be required by changes in generally accepted accounting principles or applicable law; (viii) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (ix) file any applications or make any contract with respect to branching or site location or relocation; (x) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; (xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging interest rate risk; (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights; (xiii) take any action that would result in any of the representations and warranties of Eagle contained in the Merger Agreement not to be true and correct in any material respect at the Effective Time; or (xiv) agree to do any of the foregoing.

                 Pursuant to the Merger Agreement, UBS agreed that during the period from the date of the Merger Agreement to the Effective Time, except as expressly contemplated or permitted by the Agreement or with the prior written consent of Eagle, UBS and its subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. In addition, under the terms of the Merger Agreement, UBS agreed not to take the following actions, nor permit its subsidiaries to take the following actions, without the prior written consent of Eagle: (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the UBS Stock, other than regular quarterly cash dividends which are not in excess of $.30 per share of UBS Stock; (ii) issue any shares of its capital stock other than pursuant to (a) rights granted pursuant to the UBS employee stock benefit plans, (b) the Merger Agreement or (c) any acquisition to the extent permitted under section (v) below; (iii) effect any recapitalization, reclassification, stock split or like change in capitalization; (iv) amend its articles of incorporation, charter or bylaws in a manner which would adversely affect the terms of the UBS Stock or the ability of UBS and UNB to consummate the Merger and the Bank Merger; (v) make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate could materially adversely affect the ability of UBS to consummate the transactions contemplated by the Merger Agreement in a reasonably timely manner, or participate in any merger, consolidation or other transaction in which UBS is not the surviving corporation; (vi) take any action that would result in any of the representations and warranties of UBS contained in the Merger Agreement not to be true and correct in any material respect at the Effective Time; or (vii) agree to do any of the foregoing.

                 Furthermore, each party agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party shall from time to time reasonably request. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will return to the other all non-public financial statements, documents and other materials previously furnished by such party.

        No Solicitation

                 Pursuant to the Agreement, neither Eagle nor any subsidiary of Eagle, nor any of the directors, officers, employees, representatives or agents of Eagle or other persons controlled by Eagle, shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, Eagle or any subsidiary of Eagle, or any business combination with Eagle or any subsidiary of Eagle, other than as contemplated by the Merger Agreement (except where the failure to furnish such information or participate in such negotiations or discussions would in the reasonable advice of counsel to Eagle constitute a breach of the fiduciary or legal obligations of Eagle's Board of Directors). Eagle is required to immediately notify UBS orally and in writing if any such inquiries or proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, Eagle or any subsidiary of Eagle.

        Effective Time of the Merger; Termination and Amendment

                 The Effective Time of the Merger shall be the date and time of the filing of (i) articles of merger with the Secretary of State of West Virginia and (ii) a certificate of merger with the Secretary of State of Delaware, unless a different date and time is specified as the effective time in such articles of merger and certificate of merger. The Effective Time shall be as set forth in such articles of merger and certificate of merger, which will be filed only after the receipt of all requisite regulatory approvals of the Merger and the Bank Merger, approval of the Merger Agreement by the requisite vote of UBS shareholders and Eagle's shareholders and the satisfaction or waiver of all other conditions to the Merger and the Bank Merger.

                 A closing (the "Closing") shall take place immediately prior to the Effective Time on a day within 31 calendar days following the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Merger specified in the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or on such other date as the parties may mutually agree upon.

                 The Merger Agreement may be terminated, either before or after approval by the shareholders of Eagle and UBS, as follows: (i) at any time on or prior to the Effective Time by the mutual consent in writing of the parties; (ii) at any time on or prior to the Effective Time in the event of a material breach by the other party of any representation, warranty, material covenant or agreement, which breach has not been cured within the time period specified in the Merger Agreement; (iii) at any time by either party in writing if any application for any required federal or state regulatory approval has been denied or is approved with any condition or requirement which would prevent satisfaction of the regulatory condition to UBS's obligation to consummate the Merger, and the time period for appeals and requests for reconsideration has run;
       (iv) at any time by either party in writing if the shareholders of Eagle or UBS fail to approve the Merger Agreement at a meeting duly called for the purpose, unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth in the Merger Agreement; (v) by either party in writing in the event that the Merger is not consummated by June 30, 1996, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under the Merger Agreement resulted in the failure of the Merger to be consummated by such date; (vi) by Eagle in the event that the average closing price of the UBS Stock on the NASDAQ over the 20 trading days commencing on the first business day following the receipt of the required approval of the FRB or the OCC, whichever is later, is less than $25.00; and (vii) at any time by either party in writing if such party is not in default under the Merger Agreement and such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, and such condition is not waived by the other party. In the event of termination, the Merger Agreement shall become null and void, except that certain provisions thereof relating to expenses, termination fee and confidentiality shall survive any such termination and any such termination shall not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

                 To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of UBS' or Eagle's shareholders, provided that after any such approval the Merger Agreement may not be amended or supplemented in a manner which modifies either the amount or form of the consideration to be received by Eagle's shareholders or otherwise materially adversely affects Eagle or UBS shareholders without further approval by those shareholders who are so affected.

        Interests of Certain Persons in the Merger

                  Certain members of the Board of Directors of Eagle who are executive officers of Eagle and an executive officer of Eagle who is not a director as identified below, may be deemed to have interests in the Merger in addition to their interests as stockholders generally, as discussed below. The Board of Directors of Eagle was aware of these factors and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

                 Election of Directors of UBS. Pursuant to the Merger Agreement, UBS agreed that it will take such action as is necessary to cause J. Christopher Thomas, William W. Wagner and Paul Clinton Winter, Jr. to be elected as directors of UBS upon consummation of the Merger for a term which expires at the annual meeting of the shareholders of UBS following their initial election. In addition, UBS agreed to include such persons as nominees for election as directors of UBS at the first annual meeting of stockholders of UBS following the Effective Time.

                 Indemnification and Insurance. Pursuant to the Merger Agreement, UBS agreed, from and after the Effective Time through the sixth anniversary of the Effective Time, to cause UBS to indemnify and hold harmless each present and former director or officer of Eagle or any Eagle subsidiary determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys'
       fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Bylaws of Eagle or First Empire, respectively, in each case as in effect on the date of the Merger Agreement.

                 Pursuant to the Merger Agreement, UBS also agreed to permit Eagle to purchase insurance coverage on substantially the same terms and conditions as the liability insurance provided by Eagle for its directors and officers as of the date of the Merger Agreement for a period of two years following the Effective Time, provided that in no event shall Eagle expend, in order to obtain such insurance, any amount per annum in excess of 125% of the amount of the actual premiums paid as of the date of the Merger Agreement by Eagle for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Eagle shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                   Employment Agreements. Pursuant to the Merger Agreement, UBS and UNB agreed to honor the terms of the employment agreements among Eagle, First Empire and each of Messrs. Wagner, Thomas, Crimmins and Scipio. The agreements involving Messrs. Wagner and Thomas provide for five-year terms and the agreements involving Messrs. Crimmins and Scipio provide for three-year terms; and in each case the term of the contract will be extended for an additional year on each anniversary of the agreement unless a party otherwise gives notice of an intent not to renew the agreement in accordance with its terms. The contracts provide for current salary levels for Messrs. Wagner, Thomas, Crimmins and Scipio of $135,000, $135,000, $94,000 and $89,000, respectively, which may be increased from time to time in the discretion of the Board of Directors of the Employers and are currently under review for calendar 1996. The agreements are terminable with or without cause by the Employers. The officer shall have no right to compensation or other benefits for any period after voluntary termination or termination by the Employers for "just cause" or "total and permanent disability," as defined, provided, however, that in the event that the officer terminates his employment prior to a change in control of the Company, as defined, because of failure of the Employers to comply with any material provision of the agreement or the Employers terminate the officer's employment without adequate notice prior to such a change in control, the officer shall be entitled to severance pay in an amount which is equal to his base salary as in effect on the date of termination multiplied by the greater of the number of years (including partial years) remaining in the term of employment or 2.99. In addition, in the event that an agreement is terminated by the Employers other than for just cause or total and permanent disability or by the officer as a result of certain adverse actions which are taken with respect to his employment following a change in control of the Company, as set forth in the definition of "good reason," the officer will be entitled to severance pay in an amount which is equal to three times the average annual salary paid to the officer, as reflected on Internal Revenue Service Form W-2, for the five years immediately preceding the termination, less one dollar. The aggregate amount of severance payments to which Messrs. Wagner, Thomas, Crimmins and Scipio would be entitled pursuant to his employment agreement in the event his employment was terminated for good reason following consummation of the Merger in 1996 is estimated to be $168,750, $403,650, $281,060, and $266,110, respectively.

                 Supplemental Employment Retirement Plan. Pursuant to the
       Merger Agreement, UBS and UNB also agreed to honor the terms of the Supplemental Employment Retirement Plan maintained by First Empire for certain designated executive officers of Eagle, consisting solely of Messrs. Wagner, Thomas, Crimmins and Scipio. The Supplemental Employment Retirement Plan is a non-qualified defined benefit plan. Participants with 15 years of service are eligible to receive, upon retirement, an amount which, when combined with amounts payable under First Empire's defined benefit Retirement Plan, Profit Sharing Plan, Employee Stock Ownership Plan and any other defined benefit or contribution plan of First Empire, would raise total retirement benefits to 70% of the participant's "Final Average Pay," which is defined as the average of the highest five consecutive calendar years of earnings (including bonuses) during the ten years prior to retirement at age 65. At December 31, 1994, Messrs. Wagner, Thomas, Crimmins and Scipio had 36, 25, 21 and 19 years of credited service under the defined benefit Retirement Plan and Supplemental Employee Retirement Plan, respectively. If the employment of a participant in this plan is involuntarily terminated without cause or if certain adverse actions are taken with respect to his employment without his consent, then the participant shall be entitled to benefits commencing at age 55 computed as though the participant had continued in the service of Eagle and First Empire until such time and as though the participant continued to earn the annualized earnings for the calendar year during which such termination of employment occurs. Assuming an involuntary termination of employment without cause as of December 31, 1995, the aggregate amount of annual benefits which Messrs. Wagner, Thomas, Crimmins and Scipio would be entitled under the Supplemental Retirement Plan is estimated to be $0, $14,000, $4,000 and $22,000 respectively.

                 Employment. Pursuant to the Merger Agreement, UBS agreed to offer employment to (a) Mr. Thomas as Executive Vice President of UBS and President and Chief Executive Officer of MBS, (b) Mr. Wagner as Executive Vice President of UBS and Chairman of MBS, (c) Mr. Scipio as Executive Vice President and Chief Operating Officer of MBS and (d) certain other non-executive officers, in each case with a base salary equal to the respective employee's base salary with Eagle and First Empire immediately prior to consummation of the Merger.

        Certain Employee Matters

                 Pursuant to the Merger Agreement, UBS agreed to pay specified severance payments to any employee of Eagle or First Empire (other than any employee who is party to an employment agreement) who is involuntarily terminated at or during the one-year period following consummation of the Merger as a result of the elimination of a job position. Severance pay (including benefits) is estimated to be approximately $350,000.

                 Pursuant to the Merger Agreement, each person employed by Eagle or an Eagle subsidiary prior to the Effective Time who becomes an employee of UBS or a subsidiary of UBS following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of UBS or a subsidiary of UBS, to participate in such employee benefit plans as may be in effect generally for employees of UBS and its subsidiaries from time to time (the "UBS Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan formerly maintained by Eagle or an Eagle subsidiary which continues to be maintained by UBS and its subsidiaries following the Effective Time. Continued Employees will be eligible to participate on the same basis as similarly situated employees of UBS or UBS's subsidiaries. All such participation shall be subject to the terms of the UBS plans as may be in effect from time to time. Notwithstanding the foregoing, participation by Continued Employees in employee benefit plans of UBS or its subsidiaries with respect to which eligibility to participate is at the discretion of the employer shall be discretionary with such employer.

                 UBS and its subsidiaries shall, solely for purposes of vesting and eligibility to begin participation with respect to the UBS Plans, recognize credit for each Continued Employee's term of service with Eagle and its subsidiaries as such service is recognized by Eagle and its subsidiaries for purposes of its benefit plans.

                 UBS has agreed to give employees of Eagle and its subsidiaries the same priority for open positions at UBS or any UBS subsidiary for a period of one (1) year for which they qualify as existing employees of UBS and UBS's subsidiaries, provided that any decision to offer employment shall be made in the sole discretion of UBS.

                 The Merger Agreement provides that Eagle's ESOP shall be terminated in accordance with its terms and applicable laws and regulations upon consummation of the Merger or as soon thereafter as is practicable.

        Resale of UBS Stock

                 The UBS Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Eagle shareholder who may be deemed to be an affiliate of UBS for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Eagle for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (i) UBS or Eagle at the time of the Eagle Special Meeting or (ii) UBS at or after the Effective Time.

                 Rules 144 and 145 will restrict the sale of UBS Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, those persons who are Affiliates of UBS at or following the Effective Time, may publicly resell any UBS Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of UBS Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to UBS as required by Rule 144. Persons who are Affiliates of UBS after the Effective Time may publicly resell the UBS Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

                 The ability of Affiliates to resell shares of UBS Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to UBS's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell UBS Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Prospectus/Joint Proxy Statement does not cover any resales of UBS Stock received by persons who may be deemed to be Affiliates of UBS or Eagle in the Merger.

                 SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they received in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

                 Eagle agreed in the Merger Agreement to use its best efforts to cause each person who may be deemed to be an Affiliate of Eagle to deliver to UBS a letter agreement intended to preserve the ability to treat the Merger as a pooling of interests and ensure compliance with the Securities Act.

                 For information concerning additional resale restrictions which are applicable to the directors and executive officers of Eagle, see "The Merger - Stockholder Agreements."

        Expenses of the Merger; Termination Fee

                 The Merger Agreement provides that each party thereto shall each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

                 The Merger Agreement also provides that, notwithstanding any provision to the contrary, if the Merger Agreement is terminated in accordance with its terms (other than if terminated by Eagle pursuant to Section 7.1(b) thereof as a result of a breach by UBS of its obligations under the Merger Agreement) and prior to such termination a Termination Event, as defined, shall have occurred, Eagle will upon demand pay to UBS in immediately available funds $1,500,000. For purposes of the Merger Agreement, a Termination Event means either of the following:

            (i) Eagle or any Eagle Subsidiary, without having received UBS's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (as defined in the Merger Agreement) other than UBS or any affiliate of UBS or the Board of Directors of Eagle shall have recommended that the shareholders of Eagle approve or accept any Acquisition Transaction with any person other than UBS or any affiliate of UBS. For purposes of the Agreement, "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving Eagle or any Eagle Subsidiary, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Eagle or any Eagle Subsidiary or (c) a purchase or other acquisition of any equity securities of Eagle or any Eagle Subsidiary; or
            (ii) After a bona fide proposal is made by any person other than UBS or any affiliate of UBS to Eagle or its shareholders to engage in an Acquisition Transaction, either (i) Eagle shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle UBS to terminate the Merger Agreement, or
       (ii) the holders of Eagle Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement.

        Stockholder Agreements

                 In conjunction with the Merger Agreement, UBS entered into a Stockholder Agreement, dated as of August 18, 1995, with the directors and executive officers of Eagle, and Eagle entered into a Stockholder Agreement, dated as of the same date, with the directors of UBS. Each such director or executive officer of Eagle or UBS, in his capacity as a shareholder of Eagle or UBS agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his shares of Eagle Stock or UBS Stock prior to the Special Meetings of shareholders, respectively, at which the Merger Agreement is considered and to vote such shares of stock in favor of the Merger Agreement.

        Accounting Treatment

                 Consummation of the Merger is conditioned upon the receipt by UBS and Eagle of a letter, dated as of the Effective Time, from Ernst & Young LLP, the independent public accountants of UBS and Eagle, to the effect that the Merger shall be accounted for as a pooling of interests. Under the pooling of interests method of accounting, the assets and liabilities of Eagle would be added to those of UBS at their recorded book values and the shareholders' equity accounts of UBS and Eagle would be combined on UBS's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of UBS issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of UBS and Eagle as if the Merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma financial information contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "UBS and Eagle Selected Pro Forma Consolidated Financial Data" and "Pro Forma Consolidated Financial Statements."

                       COMPARISON OF SHAREHOLDERS' RIGHTS

                 UBS is a West Virginia corporation subject to the provisions of the WVCA and Eagle is a Delaware corporation subject to the provisions of the DGCL. Upon consummation of the Merger, shareholders of Eagle will become shareholders of UBS and their rights as shareholders of UBS will be governed by the Articles of Incorporation ("Articles") and Bylaws of UBS and the WVCA.

                 The following summary is not intended to be a complete statement of the differences affecting the rights of Eagle's shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities; the summary is qualified in its entirety by reference to the Articles and Bylaws of UBS, the Certificate of Incorporation and Bylaws of Eagle and applicable laws and regulations.

       Authorized Capital Stock

                 Eagle.  Eagle's Certificate of Incorporation authorizes the
                 -----
       issuance of up to 5,000,000 shares of Eagle Stock, of which 2,729,468 were outstanding as of the Eagle Record Date, and up to 2,500,000 shares of preferred stock, par value $.10 per share ("Eagle Preferred Stock"), of which no shares are issued and outstanding. The Eagle Preferred Stock is issuable in series, each series having such rights and preferences as Eagle's Board of Directors may fix and determine by resolution.

                 UBS.  UBS' Articles authorize the issuance of up to 20,000,000
                 ---
       shares of UBS Stock and no shares of preferred stock.

        Issuance of Capital Stock

                 Eagle.  Under the DGCL, Eagle may issue shares of Eagle capital
                 -----
       stock and rights or options for the purchase of shares of capital stock of Eagle on such terms and for such consideration as may be determined by the Board of Directors of Eagle. Neither the DGCL nor the Certificate of Incorporation and Bylaws of Eagle require shareholder approval of any such actions. However, the Bylaws of the NASD generally require corporations, such as Eagle, with securities which are quoted on NASDAQ to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees of the corporation. Shareholder approval of stock-related compensation plans also may be sought in certain instances in order to comply with the DGCL or to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

                 UBS.  Under the WVCA, UBS may issue shares of UBS capital stock
                 ---
       and rights or options for the purchase of shares of capital stock of UBS on such terms and for such consideration as may be determined by the Board of Directors of UBS. Neither the WVCA nor the Articles and Bylaws of UBS require shareholder approval of any such actions. However, the Bylaws of the NASD generally require corporations, such as UBS, with securities which are quoted on NASDAQ to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees of the corporation. Shareholder approval of stock-related compensation plans also may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

        Voting Rights

                 Eagle.  Each share of Eagle Stock is entitled to one vote per
                 -----
       share on all matters properly presented at meetings of shareholders of Eagle. Eagle's Certificate of Incorporation and Bylaws do not permit shareholders to cumulate their votes in an election of directors.

                 UBS.  Each share of UBS Stock is entitled to one vote per share
                 ---
       on all matters properly presented at meetings of shareholders of UBS. Pursuant to the WVCA and the West Virginia Constitution, holders of UBS Stock have cumulative voting rights in elections of directors. Cumulative voting enables each shareholder to give one nominee for director as many votes as is equal to the total number of nominees multiplied by the number of shares voted, or to distribute such votes on the same basis among two or more nominees.

        Dividends and Other Distributions

                 Eagle.  The DGCL generally provides that, subject to any
                 -----
       restrictions in the corporations's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

                 UBS.  The WVCA generally provides that UBS may pay dividends in
                 ---
       cash or property out of unreserved and unrestricted earned surplus. Only under certain very limited circumstances could UBS distribute from capital surplus.

                 Eagle and UBS.  Each of Eagle and UBS is a legal entity
                 -------------
       separate and distinct from its respective banking/thrift subsidiaries. Eagle's and UBS' principal source of revenue for general corporate purposes, such as the payment of dividends on Eagle Stock and UBS Stock, respectively, consists of dividends from First Empire in the case of Eagle and dividends from UBS's banking subsidiaries in the case of UBS. The payment of dividends by a bank holding company such as UBS and by the banking/thrift subsidiaries of Eagle and UBS is subject to various regulatory requirements, such as the maintenance of adequate capital in accordance with the requirements of applicable laws and regulations. For example, the Federal Deposit Insurance Act generally prohibits an undercapitalized depository institution from paying dividends. In addition, if, in the opinion of the applicable federal banking agency, a bank holding company or a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such authority may require, after notice and hearing, that such organization cease and desist from such practice. The federal banking agencies also have issued policy statements which provide that bank holding companies and insured depository institutions should generally only pay dividends out of current operating earnings. Similar authority exists in the case of the OTS and savings associations under its jurisdiction.

        Terms and Size of Board of Directors

                 Eagle.  The Bylaws of Eagle provide that the number of
                 -----
       directors shall not be less than five nor more than 15. The Bylaws of Eagle also provide that the number of directors may at any time be increased or decreased by a vote of a majority of the whole Board of Directors and a majority of the Continuing Directors, as defined in Eagle's Certificate of Incorporation.

                 Pursuant to the Certificate of Incorporation and Bylaws of Eagle, the Board of Directors of Eagle is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

                 UBS. The Bylaws of UBS provide that the number of directors
                 ---
       shall be not less than five nor more than thirty-five. The Bylaws also provide that the number may be increased or decreased by an amendment to the Bylaws.

        Director Vacancies and Removal of Directors

                 Eagle.  Eagle's Certificate of Incorporation provides that any
                 -----
       vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until his or her successor shall have been elected and qualified.

                 Eagle's Certificate of Incorporation provides that any director may be removed from office only with cause by an affirmative vote of not less than two thirds of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.

                 UBS.    UBS' Bylaws provide that any vacancy occurring in the
                 ---
       Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until his or her successor shall have been elected and qualified.

                 Removal of directors is governed by the WVCA, which provides that one or more directors, or the entire board, may be removed, with or without cause, by the shareholders at a meeting called for that purpose by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

        Director Conflict of Interest Transactions

                 Eagle.  The DGCL generally provides that contracts or
                 -----
       transactions involving a Delaware corporation and an interested director (or officer) of that corporation are not void or voidable solely because of such director's (or officer's) interest if: (i) the material facts are disclosed and a majority of disinterested directors on the board of directors or a committee thereof authorize the contract or transaction in good faith, (ii) the material facts are disclosed and shareholders of the corporation approve the contract or transaction in good faith, or (iii) the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

                 UBS. Director conflicts of interest are governed by the WVCA,
                 ---
       which provides that no contract or other transaction between UBS and one or more of its directors or between UBS and an entity in which one or more of its directors are financially interested will be void or voidable simply because of the relationship or because such directors may be present at a meeting of the UBS board which authorizes such contract or transaction, as long as certain disclosures as to the relationships have made to those voting on the contract or transactions, there is a sufficient vote to approve the same without the vote of the interested director or directors, and the contract or transaction is fair and reasonable to UBS.

        Exculpation of Directors

                 Eagle.  Eagle's Certificate of Incorporation provides that no
                 -----
       director of Eagle shall be personally liable to Eagle or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, provided that a director shall be liable to the extent provided by applicable law (i) for a breach of the director's duty of loyalty to Eagle or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. This provision of the Certificate of Incorporation of Eagle is based on a virtually identical provision in the DGCL.

                 UBS. The WVCA does not provide for director exculpation or
                 ---
       limitation of directors' liability.

        Shareholder Nominations

                 Eagle.  Eagle's Bylaws provide that nominations by shareholders
                 -----
       for election as a director must be made in writing and delivered to or mailed and received by the Secretary of Eagle not less than 60 days prior to the anniversary date of the immediately preceding annual meeting; and with respect to an election to be held at a special meeting of shareholders, notice by the shareholder must be so delivered or mailed and received not later than the close of business on the 10th day following the day on which the notice of the special meeting was mailed. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director and as to the shareholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person,

       (iii) the class and number of shares of Eagle Stock which are beneficially owned by such person on the date of such shareholders' notice and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice (i) the name and address, as they appear on Eagle's books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (ii) the class and number of shares of Eagle Stock which are beneficially owned by such shareholder to be supporting such nominees on the date of such shareholder notice.

                 UBS.    UBS' Bylaws provide that shareholder nominations of
                 ---
       directors must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten days from the date the notice of meeting of shareholders was mailed. The Bylaws also make provision for nominations if notices are mailed with less than thirteen days' time prior to the meeting.

        Shareholder Proposals

                 Eagle.  Eagle's Bylaws provide that a proposal by shareholders
                 -----
       for submission to a vote of shareholders at an annual meeting must be made in writing and delivered to or mailed and received by the Secretary of Eagle not less than 60 days prior to the anniversary date of the immediately preceding annual meeting. A shareholders' notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on Eagle's books, of the shareholder proposing such business, (iii) the class and number of shares of Eagle Stock which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

                 UBS. UBS' corporate governance documents are silent as to
                 ---
       shareholder proposals. Proposals must be made in accordance with applicable SEC regulations and instructions regarding the same are included in UBS' shareholder proxy materials.

        Special Meetings of Shareholders

                 Eagle.  Eagle's Certificate of Incorporation provides that,
                 -----
       except as otherwise required by law, special meetings of the shareholders of Eagle may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of the directors then in office, (ii) the Chairman of the Board or (iii) the President.

                 UBS.    UBS' Bylaws provide that special meetings of UBS
                 ---
       shareholders may be called by the Board of Directors, the Chairman, the President, or the holders of not less than one-tenth of the UBS Stock outstanding.

       Shareholder Action without a Meeting

                 Eagle.  Eagle's Certificate of Incorporation provides that no
                 -----
       action required by the DGCL to be taken at any annual or special meeting of shareholders, nor any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote of such shareholders.

                 UBS. UBS' Bylaws would permit shareholder action without a
                 ---
       meeting upon the unanimous written consent of all shareholders.

        Shareholders' Right to Examine Books and Records

                 Eagle.  Eagle's Bylaws provide that a list of shareholders of
                 -----
       Eagle shall be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each such meeting of shareholders. The DGCL generally provides that a shareholder, in person or by his attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders and its other books and records, and to make copies or extracts therefrom. The DGCL authorizes a shareholder of a Delaware corporation to bring a legal action in the Delaware Court of Chancery for an order to compel such inspection if the shareholder's demand is denied by the corporation or it is not replied to by the corporation within five business days.

                 UBS. UBS' Bylaws provide that the books and records may be
                 ---
       examined at any time by any director, any committee of the shareholders appointed by the shareholders for that purpose or by the holders of one-tenth of the UBS Stock outstanding. The WVCA provides that any shareholder, after having been a shareholder for six months, or the owner of five percent of UBS Stock, without regard to the length of ownership, may, upon written demand, for any proper purpose, inspect the relevant books and records and make extracts therefrom. The WVCA also affords legal remedies to a shareholder improperly denied access, including a penalty equal to ten percent of the value of the shares held by the shareholder.

        Amendment of Governing Instruments

                 Eagle.  No amendment may be made to Eagle's Certificate of
                 -----
       Incorporation unless it is first approved by the Board of Directors of Eagle and thereafter it is approved by the holders of a majority of the shares of Eagle entitled to vote generally in an election of directors, provided that (i) the affirmative vote of the holders of a least two thirds of such shares shall be required to amend any provision which is inconsistent with Article 6 (Preemptive Rights), Article 7 (Directors),
       Article 8 (Meetings of Stockholders and Bylaws) and Article 10 (Amendments) and (ii) Articles 9.1 and 9.2 of the Certificate of Incorporation (dealing with certain business combinations, as described below) shall be amended in the manner set forth in Article 9.2(d).

                 Eagle's Certificate of Incorporation and Bylaws provide that the Bylaws of Eagle may be amended by (i) a majority of directors then in office or (ii) two thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

                 UBS.    Pursuant to the WVCA, UBS' Articles may be amended,
                 ---
       following approval of the amendment by the Board of Directors, by the affirmative vote of the holders of a majority of the UBS Stock entitled to vote thereon. UBS' Bylaws may be amended by the majority of the Board of Directors voting at a duly called meeting at which a quorum is present. Such amendment is subject to repeal or change by the affirmative vote of the holders of a majority of the outstanding UBS Stock.

        Mergers, Consolidations and Sales of Assets

                 Eagle.  The DGCL requires the approval of the Board of
                 -----
       Directors and the holders of a majority of the outstanding stock of Eagle entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of the assets of Eagle. The DGCL generally permits Eagle to merge with another corporation without obtaining the approval of Eagle's shareholders if: (i) Eagle is the surviving corporation of the merger; (ii) the merger agreement does not amend Eagle's Certificate of Incorporation; (iii) each share of Eagle's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Eagle after the merger; and (iv) any authorized but unissued shares or treasury shares of Eagle Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Eagle Stock outstanding immediately prior to the effective date of the merger.

                 UBS.    The WVCA requires the approval of the Board of
                 ---
       Directors and the holders of a majority of the outstanding stock of UBS entitled to vote thereon for mergers, consolidations, and sales, leases, exchanges, or other dispositions of all or substantially all the assets of UBS.

        Business Combinations with Certain Persons

                 Eagle.  Eagle's Certificate of Incorporation contains a
                 -----
       provision which requires that mergers and certain other business combinations with a "related person," as defined, be approved by the holders of not less than 80% of the outstanding voting stock of Eagle and an "independent majority of stockholders," as defined, unless certain price and procedural requirements are met or the Board of Directors approves the merger or other business combination in the manner provided therein. A "related person" for this purpose generally includes any person, firm or entity which is the beneficial owner of ten percent or more of the voting shares of Eagle.

                 Section 203 of the DGCL imposes certain restrictions on business combinations between Eagle and large shareholders.
       Specifically, Section 203 provides that a Delaware corporation shall not engage in any "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) with any "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless
       (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans) or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

                 UBS. Neither the corporate governance documents of UBS nor the
                 ---
       WVCA contain comparable provisions regarding business combinations.

        Dissenters' Rights of Appraisal

                 Eagle.  Under the DGCL, a shareholder of a Delaware corporation
                 -----
       generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if (i) as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange, designated as a national market system security on an interdealer system by the NASD or held of record by more than 2,000 shareholders, or (ii) the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's shareholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange, designated as a national market system security on an interdealer system by the NASD or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above. Shareholders of Eagle do not have the right to dissent from the Merger pursuant to the DGCL. See "Dissenters' Rights."

                 UBS. Under the WVCA, a shareholder of a West Virginia
                 ---
       corporation has the right to dissent from any merger, consolidation or sale of substantially all of the corporation's assets.

       These rights and how they are to be exercised are described in this Prospectus/Joint Proxy Statement at the section captioned "Dissenters' Rights."


                                        DISSENTERS' RIGHTS

                 Pursuant to Section 262 of the DGCL, stockholders of Eagle do not have the right to dissent from the Merger and obtain an appraised value of their shares of Eagle Stock.

                 UBS shareholders eligible to vote on the Merger Agreement have certain statutory rights to dissent and to elect to receive cash for their shares under Sections 31-1-122 and 31-1-123 of the WVCA, copies of which are included as Annex C hereto. A brief description of these rights follows. This discussion does not purport to cover every aspect of the applicable statutes and shareholders of USB are referred to Annex C for the complete text of the relevant statutory provisions.

                 UBS shareholders who object to the Merger and who comply with the provisions of (S) 31-1-123 of the WVCA may demand the right to receive a cash payment from UBS for the "fair value" of their stock as determined as of the day prior to the date on which the Merger was approved by the UBS shareholders. Under (S) 31-1-123 of the WVCA, such "fair value" of UBS Stock shall not include any appreciation or depreciation of the price of shares of UBS Stock resulting from anticipation of the Merger.

                 To exercise their dissenters' rights, UBS shareholders electing to dissent ("Dissenting UBS Shareholders") must file with UBS at United Center, 500 Virginia Street, East, Charleston, West Virginia 25301,
       Attention: Secretary, prior to or at the UBS Special Meeting, a written objection to the proposed merger. A Dissenting Shareholder may dissent as to less than all of shares of UBS Stock owned beneficially by him. If the Merger is approved by the UBS shareholders, and a Dissenting Shareholder did not vote the related shares in favor of the Merger, he must then, within ten days after the date on which the vote was taken, file with UBS a written demand for payment of the fair value of such shares.

                 Within 20 days after demanding payment for his shares, each Dissenting Shareholder must submit the certificate or certificates representing his shares to UBS for notation thereon that such demand has been made. His failure to do so shall, at the option of UBS, terminate his rights under Section 3-1-122 and 31-1-123 of the WVCA unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares of UBS Stock represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in UBS, as applicable, other than those which the original Dissenting Shareholder had after making demand for payment under Section 31-1-123 of the WVCA.

                 A demand filed by a Dissenting Shareholder may not be withdrawn unless UBS consents. Within ten days after the Effective Date of the Merger, UBS shall give written notice thereof to each Dissenting Shareholder who has made a demand as required by the WVCA, and shall make a written offer to each such Dissenting Shareholder to pay for his related shares at a specified price deemed by UBS to be the fair value thereof. Such notice and offer shall be accompanied by a balance sheet of UBS as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement for the 12 months period ended on the date of such balance sheet. If within 30 days after the Effective Date, the fair value of such shares is agreed upon between any Dissenting Shareholder and UBS, payment therefor shall be made within 90 days after the Effective Date, upon surrender of the certificate(s) representing such share(s). Upon payment of the agreed value a Dissenting Shareholder shall cease to have any interest in such shares.

                 If within the 30-day period described above, a Dissenting Shareholder and UBS do not agree as to the fair value of the shares, UBS shall within 30 days after receipt of written demand from any Dissenting Shareholder, which written demand must be given within 60 days after the Effective Date, file a complaint in a court of general civil jurisdiction in the county where UBS' principal office is located requesting that the fair value of such shares be determined, or UBS may file such a complaint within such 60-day period at its own election. If UBS fails to bring such action within the 60-day period, and at this time cannot predict whether it would file such a complaint, any Dissenting Shareholder may do so in the name of UBS. If no complaint is filed, Dissenting Shareholders may be deemed to have waived their rights under the WVCA. All Dissenting Shareholders, except those who have agreed upon a price to be paid for their shares by UBS, may be made parties to the proceeding and may receive a copy of the petition or summons. All Dissenting Shareholders who are parties to the proceeding shall be entitled to judgment against UBS for the amount of the fair value of their shares plus accrued interest except any Dissenting Shareholder whom the court determines not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to UBS of the certificate(s) representing such share(s).

                 Section 31-1-123(e) of the WVCA provides that any costs and expenses of any such proceeding shall be determined by the court and assessed against UBS, except that all or any part of such costs and expenses may be assessed against all or some Dissenting Shareholders, in amounts the court finds equitable, to the extent the court finds the Dissenting Shareholders did not act in good faith in contesting UBS' offer. Such expenses shall not include experts' or attorneys' expenses and fees unless the court, in its discretion, awards such fees and expenses.

                 Reference is made to Annex C attached hereto for the complete text of the provisions of Section 31-1-122 and 33-1-123 of the WVCA relating to the rights of dissenting shareholders. The statements made in this summary of such provisions are qualified in their entirety by reference to Annex C. The provisions of Section 31-1-123 of the WVCA are technical and complex and it is suggested that any shareholder who desires to exercise his or her right to dissent consult counsel because failure to comply strictly with such provisions may defeat his dissenters' rights.

                                        MANAGEMENT OF UBS AFTER THE MERGER

                 Upon consummation of the Merger, the directors and executive officers of UBS will be the directors and executive officers of UBS immediately prior to the Merger, except certain directors and executive officers of Eagle will become directors and executive officers of UBS, as described under "The Merger - Interests of Certain Persons in the Merger."

                 The following table sets forth certain information about each director and executive officer of Eagle who will become a director and, in the case of Messrs. Thomas and Wagner, an executive officer of UBS upon consummation of the Merger.


Position with Eagle and
Principal Occupation
Name                            Age  During the Past Five Years   Since(1)
------------------------------  ---  ---------------------------  --------

J. Christopher Thomas            46  Director, President and       1978
  Chief Operating Officer of
  Eagle and First Empire

William W. Wagner                63  Chairman and Chief            1959
  Executive Officer of Eagle
                                     and First Empire

Paul C. Winter, Jr.              48  Director of Eagle and First   1977
  Empire; President, Bray &

                                      Oakley Insurance Agency,
                                      Inc., Logan, West Virginia


       __________________
            (1) Includes service with predecessor institutions.


                 Additional information about the foregoing persons is contained in Eagle's Proxy Statement for its 1995 annual meeting of stockholders, relevant portions of which are incorporated by reference in this Prospectus/Joint Proxy Statement pursuant to Eagle's Annual Report on Form 10-K for the year ended December 31, 1994. See "Information Incorporated by Reference" and "Available Information."


                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                 The following unaudited pro forma combined condensed consolidated balance sheet combines the consolidated historical balance sheets of UBS and Eagle, assuming the Merger was consummated as of the beginning of the earliest period presented on a pooling of interests accounting basis.

                 The following unaudited pro forma combined condensed consolidated statements of operations present the combined consolidated statements of operations of UBS and Eagle, assuming UBS and Eagle had been combined at the beginning of each period presented on a pooling of interests basis.

                 For a description of the pooling of interests accounting method, see "The Merger -Accounting Treatment."

                 The pro forma financial data does not give effect to anticipated cost savings in connection with the Merger.

                 The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

                 The pro forma information should be read in conjunction with the historical consolidated financial statements of UBS and Eagle, including the related notes, which are incorporated by reference in this Prospectus/Joint Proxy Statement, and in conjunction with the selected consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus/Joint Proxy Statement. See "Information Incorporated by Reference."

       PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

       UNITED BANKSHARES, INC. AND SUBSIDIARIES

                                                                September 30, 1995
                                                                  (in thousands)                              UBS & EAGLE
                                                                    As Reported                Pro Forma       Pro Forma
                                                         ---------------------------------
                                                                 UBS             EAGLE        Adjustments    Consolidated
                                                         -------------------  ------------  ---------------  -------------
       ASSETS
         Cash and due from bank                               $   73,757         $ 15,773                      $   89,530
         Federal funds sold                                       12,425                                           12,425
         Investment securities                                   324,084           11,252                         335,336
         Loans (net of unearned income)                        1,319,061          343,445                       1,662,506
         Less: allowance for loan losses                         (20,044)          (2,484)                        (22,528)
                                                              ----------         --------                      ----------
          Net loans                                            1,299,017          340,961                       1,639,978
         Bank premises and equipment                              29,646            4,200                          33,846
         Goodwill                                                  7,039                                            7,039
         Other intangible assets                                   2,044                                            2,044
         Other assets
                                                                  25,277            2,740           712(2)         28,729
                     Total Assets                             ----------         --------    ----------        ----------
                                                              $1,773,289         $374,926    $      712        $2,148,927
                                                              ==========         ========    ==========        ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY
         Demand deposits                                      $  224,666         $ 13,376                      $  238,042
         Interest-bearing deposits                             1,210,682          292,991                       1,503,673
                                                              ----------         --------                      ----------
         Total deposits                                        1,435,348          306,367                       1,741,715
         Short-term borrowings                                    92,151                                           92,151
         Federal Home Loan Bank borrowings                        33,900           15,480                          49,380
         Other liabilities                                        20,597            4,869         4,799(2)         30,265
                                                              ----------         --------    ----------        ----------
                      Total Liabilities                        1,581,996          326,716         4,799         1,913,511

       Stockholders' equity:
         Common stock                                             29,886              273         7,574 (1)        37,733
         Surplus                                                  31,972           11,969        (7,574)(1)        36,367
         Treasury stock                                           (3,425)                                          (3,425)
         Retained earnings                                       l32,170           35,890        (4,087)(2)       163,973
         Net unrealized holding gain on available for
           sale securities                                           690               78                             768
                                                              ----------         --------    ----------        ----------
                      Total Stockholders' Equity                 191,293           48,210        (4,087)          235,416
                                                              ----------         --------    ----------        ----------
                      Total Liabilities and
                       Stockholders' Equity                   $1,773,289         $374,926    $      712        $2,148,927
                                                              ==========         ========    ==========        ==========

       ______________________________

       See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

       UNITED BANKSHARES, INC. AND SUBSIDIARIES


For the Nine Months Ended September 30, 1995
       (Dollars in thousands, except per share)
                                                                                           UBS & EAGLE
                                                          As Reported         Pro Forma    Pro Forma
                                                   -------------------------
                                                   UBS           EAGLE        Adjustments  Consolidated
-------------------------------------------------  -----------   -----------  -----------  ------------

       Interest income                                $101,423       $22,023                   $123,446

       Interest expense                                 40,554        11,450                     52,004
                                                      --------      --------                   --------

       Net interest income                              60,869        10,573                     71,442

       Provision for possible loan losses                1,550           185                      1,735
                                                      --------      --------                   --------

       Net interest income after provision
           for possible loan losses                     59,319        10,388                     69,707

       Other income                                      9,509         1,787                     11,296

       Other expenses                                   36,210         6,043                     42,253
                                                      --------      --------                   --------

       Income before income taxes                       32,618         6,132                     38,750

       Income taxes                                     11,492         1,944                     13,436
                                                      --------      --------                   --------

       Income from continuing operations              $ 21,126      $  4,188                   $ 25,314
                                                      ========      ========                   ========

       Earnings per common share:
       --------------------------

       Income from continuing operations                 $1.77         $1.53                      $1.68

       Average outstanding shares                   11,933,975     2,729,468                 15,072,863


       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

       UNITED BANKSHARES, INC. AND SUBSIDIARIES


For the Year Ended December 31, 1994
       (Dollars in thousands, except per share)
                                                                                            UBS & EAGLE
                                                         As Reported           Pro Forma    Pro Forma
                                                   ------------------------
                                                   UBS          EAGLE         Adjustments  Consolidated
-------------------------------------------------  -----------  -----------   -----------  ------------

       Interest income                                $121,157      $26,480                    $147,637

       Interest expense                                 43,887       11,785                      55,672
                                                      --------      -------                    --------

       Net interest income                              77,270       14,695                      91,965

       Provision for possible loan losses                1,818          384                       2,202
                                                      --------      -------                    --------

       Net interest income after provision
            for possible loan losses                    75,452       14,311                      89,763

       Other income                                     11,222        1,016                      12,238

       Other expenses                                   48,676        7,232                      55,908
                                                      --------      -------                    --------

       Income before income taxes                       37,998        8,095                      46,093

       Income taxes                                     13,096        2,613                      15,709
                                                      --------      -------                    --------

       Income from continuing operations              $ 24,902      $ 5,482                    $ 30,384
                                                      ========      =======                    ========

       Earnings per common share:
       --------------------------

       Income from continuing operations                $2.08         $2.01                       $2.01

       Average outstanding shares                  11,993,062     2,729,468                   15,131,950

       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

       UNITED BANKSHARES, INC. AND SUBSIDIARIES


For the Year Ended December 31, 1993
       (Dollars in thousands, except per share)
                                                                                           UBS & EAGLE
                                                         As Reported          Pro Forma    Pro Forma
                                                   ------------------------
                                                   UBS          EAGLE         Adjustments  Consolidated
-------------------------------------------------  -----------  -----------   -----------  ------------

       Interest income                                $116,505      $24,119                    $140,624

       Interest expense                                 45,009       10,028                      55,037
                                                      --------      -------                    --------

       Net interest income                              71,496       14,091                      85,587

       Provision for possible loan losses                4,332          498                       4,830
                                                      --------      -------                    --------

       Net interest income after provision
           for possible loan losses                     67,164       13,593                      80,757

       Other income                                     12,673        1,627                      14,300

       Other expenses                                   49,690        6,417                      56,107
                                                      --------      -------                    --------

       Income before income taxes                       30,147        8,803                      38,950

       Income taxes                                      9,770        2,712                      12,482
                                                      --------      -------                    --------

       Income from continuing operations              $ 20,377      $ 6,091                    $ 26,468
                                                      ========      =======                    ========

       Earnings per common share:
       --------------------------

       Income from continuing operations                 $1.71        $2.24                       $1.76
                                                      ========      =======                    ========

       Average outstanding shares                   11,922,521    2,718,930                   15,049,291

       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

       UNITED BANKSHARES, INC. AND SUBSIDIARIES


For the Year Ended December 31, 1992
       (Dollars in thousands, except per share)
                                                                                           UBS & EAGLE
                                                         As Reported          Pro Forma    Pro Forma
                                                   ------------------------
                                                   UBS          EAGLE         Adjustments  Consolidated
-------------------------------------------------  -----------  -----------   -----------  ------------

       Interest income                                $113,502      $22,927                    $136,429

       Interest expense                                 49,897       10,922                      60,819
                                                      --------      -------                    --------

       Net interest income                              63,605       12,005                      75,610

       Provision for possible loan losses                4,242          566                       4,808
                                                      --------      -------                    --------

       Net interest income after provision
           for possible loan losses                     59,363       11,439                      70,802

       Other income                                     11,123          766                      11,889

       Other expenses                                   46,991        5,635                      52,626
                                                      --------      -------                    --------

       Income before income taxes                       23,495        6,570                      30,065

       Income taxes                                      7,136        2,144                       9,280
                                                      --------      -------                    --------

       Income from continuing operations              $ 16,359      $ 4,426                    $ 20,785
                                                      ========      =======                    ========

       Earnings per common share:
       --------------------------

       Income from continuing operations                 $1.52        $1.67                       $1.51

       Average outstanding shares                   10,737,688    2,650,592                  13,785,869


       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

       UNITED BANKSHARES, INC. AND SUBSIDIARIES



       Notes to Pro Forma Condensed Balance Sheet
       ------------------------------------------

       1) The stockholders' equity accounts are adjusted to reflect the issuance of 3,138,888 shares of United common stock at $2.50 par value. The Exchange Ratio is 1.15 shares of UBS Stock for each share of Eagle Stock outstanding. At September 30, 1995, there were 2,729,468 shares of Eagle Stock outstanding.

       2) To reflect nonrecurring charges and related tax effects which will result directly from the Merger and be included in the consolidated income statement of UBS within the year after the merger as follows:

       Recapture of pre-1987 bad debt reserve    $3,000
                 Investment banker fee            1,087
                                                 ------
                 Net nonrecurring charges        $4,087
                                                 ======

                            DESCRIPTION OF UBS STOCK


                 The authorized capital stock of UBS consists of 20,000,000 shares of UBS Stock. The UBS Stock does not represent or constitute a deposit account and is not insured by the FDIC.

                 The authorized but unissued shares of UBS Stock are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of UBS Stock would be issued, shareholder approval generally would not be required pursuant to the requirements for continued listing of the UBS Stock on NASDAQ or the requirements of any exchange on which the UBS Stock may then be listed.

                 The following description of the UBS Stock does not purport to be complete and is qualified in all respects by reference to the Articles and Bylaws of UBS and the WVCA.

                 General. Each share of UBS Stock has the same relative rights
                 -------
       and is identical in all respects with each other share of UBS Stock. The UBS Stock is not subject to call for redemption and, upon receipt by UBS of the shares of Eagle Stock surrendered in exchange for UBS Stock, each share of UBS Stock offered hereby will be fully paid and non-assessable.

                 Voting Rights. The holders of UBS Stock possess exclusive
                 -------------
       voting rights in UBS. Each holder of UBS Stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are permitted to cumulate votes in elections of directors.

                 Dividends. The holders of the UBS Stock are entitled to such
                 ---------
       dividends as may be declared from time to time by the Board of Directors of UBS out of funds legally available therefor.

                 Preemptive Rights. Holders of UBS Stock do not have any
                 -----------------
       preemptive rights with respect to any shares which may be issued by UBS in the future; thus; UBS may sell shares of UBS Stock without first offering them to the then holders of the UBS Stock.

                 Liquidation. In the event of any liquidation, dissolution or
                 -----------
       winding up of UBS, the holders of the UBS Stock would be entitled to receive, after payment of all debts and liabilities of UBS, all assets of UBS available for distribution.

                       REGULATION AND SUPERVISION OF UBS

        General


                 UBS, as a bank holding company, is subject to the restrictions of the BHCA, and is registered pursuant to its provisions. As a registered bank holding company, UBS is subject to the reporting requirements of the FRB, and is subject to examination by the FRB.

                 The BHCA prohibits the acquisition by a bank holding company of direct or indirect ownership of more than five percent of the voting shares of any bank within the United States without prior approval of the FRB. With certain exceptions, a bank holding company is prohibited from acquiring direct or indirect ownership or control or more than five percent of the voting shares of any company which is not a bank, and from engaging directly or indirectly in business unrelated to the business of banking or managing or controlling banks.

                 The FRB, in its Regulation Y, permits bank holding companies to engage in non- banking activities closely related to banking or managing or controlling banks. Approval of the FRB is necessary to engage in these activities or to make acquisitions of corporations engaging in these activities as the FRB determines whether these acquisitions or activities are in the public interest. In addition, by order, and on a case by case basis, the FRB may approve other non-banking activities.

                 As a bank holding company doing business in West Virginia, UBS is also subject to regulation by the WV Board and must submit annual reports to the West Virginia Division of Banking.

                 Federal law restricts subsidiary banks of a bank holding company from making certain extensions of credit to the parent bank holding company or to any of its subsidiaries, from investing in the holding company stock, and limits the ability of a subsidiary bank to take its parent company stock as collateral for the loans of any borrower. Additionally, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in conjunction with the extension of credit or furnishing of services.

                 The operations of UBS' banking subsidiaries, which are national banking subsidiaries, are subject to federal statutes which apply to national banks. UBS' national banking subsidiaries are primarily regulated by the OCC. UBS' national bank subsidiaries are also subject to regulations promulgated by the FRB and the FDIC. UBS' Virginia subsidiary is a Virginia chartered state member bank and is subject to regulation by the FRB, the Virginia Corporation Commission's Bureau of Financial Institutions and the FDIC. As members of the FDIC, the deposits of UBS' subsidiaries are insured as required by federal law.
       The OCC regularly examines revenues, loans, investments, management practices, and other aspects of UBS' subsidiaries. These examinations are conducted primarily to protect depositors and not shareholders. In addition to these regular examinations, UBS' subsidiary banks each must furnish to the OCC a quarterly report containing a full and accurate statement of its affairs.

        Non-banking Activities Permitted to UBS

                 The FRB permits, within prescribed limits, bank holding companies to engage in non-banking activities closely related to banking or to managing or controlling banks. Such activities are not limited to the state of West Virginia. Some examples of non-banking activities which presently may be performed by a bank holding company are: making or acquiring, for its own account or the account of others, loans and other extensions of credit; operating as an industrial bank, or industrial loan company, in the manner authorized by state law; servicing loans and other extensions of credit; performing or carrying on any one or more of the functions or activities that may be performed or carried on by a trust company in the manner authorized by federal or state law; acting as an investment or financial advisor; leasing real or personal property; making equity or debt investments in corporations or projects designed primarily to promote community welfare, such as the economic rehabilitation and the development of low income areas; providing bookkeeping services or financially oriented data processing services for the holding company and its subsidiaries; acting as an insurance agent or a broker, to a limited extent, in relation to insurance directly related to an extension of credit; acting as an underwriter for credit life insurance which is directly related to extensions of credit by the bank holding company system; providing courier services for certain financial documents; providing management consulting advice to nonaffiliated banks; selling retail money orders having a face value of not more than $1,000, traveler's checks and U. S. savings bonds; performing appraisals of real estate; arranging commercial real estate equity financing under certain limited circumstances; providing securities brokerage services related to securities credit activities; underwriting and dealing in government obligations and money market instruments; providing foreign exchange advisory and transactional services; and acting under certain circumstances, as futures commission merchant for nonaffiliated persons in the execution and clearance on major commodity exchanges of futures contracts and options.

        Credit and Monetary Policies and Related Matters

                 UBS' subsidiary banks are affected by the fiscal and monetary policies of the federal government and its agencies, including the FRB. An important function of these policies is to curb inflation and control recessions through control of the supply of money and credit. The operations of UBS' subsidiary banks are affected by the policies of government regulatory authorities, including the FRB which regulates money and credit conditions through open market operations in United States Government and federal agency securities, adjustments in the discount rate on member bank borrowings, and requirements against deposits and regulation of interest rates payable by member banks on time and savings deposits. These policies have a significant influence on the growth and distribution of loans, investments and deposits, and interest rates charged on loans, or paid for time and savings deposits, as well as yields on investments. The FRB has had a significant effect on the operating results of commercial banks in the past and is expected to continue to do so in the future.

       Future policies of the FRB and other authorities and their effect on future bank earnings cannot be predicted.


                 The FRB has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the FRB may require a bank holding company to contribute capital to a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when UBS may not have the resources to provide it. Any capital loans by a holding company to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank or thrift regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

                 In 1989, the United States Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA"). Under FIRREA depository institutions insured by the FDIC may now be liable for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank or subsidiary of UBS causes a loss to the FDIC, other bank subsidiaries of UBS could be liable to the FDIC for the amount of such loss.

                 Under federal law, the OCC may order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states. UBS as the sole stockholder of its subsidiary banks, is subject to such provisions. Virginia law does not provide for assessment of fully paid shares of bank stock.

        Capital Requirements

                 As a holding company UBS is subject to FRB risk-based capital guidelines. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher levels of capital being required for categories perceived as representing greater risk. All of UBS' depository institution subsidiaries are subject to substantially similar capital requirements adopted by applicable regulatory agencies.

                 Generally, under the applicable guidelines, the financial institution's capital is divided into two tiers. "Tier 1," or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles. "Tier 2," or supplementary capital, includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital. Bank holding companies are subject to substantially identical requirements, except that cumulative perpetual preferred stock can constitute up to 25% of a bank holding company's Tier 1 capital.

                 Bank holding companies are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

                 For purposes of the leverage ratio, the numerator is defined as Tier 1 capital and the denominator is defined as adjusted total assets (as specified in the guidelines). The guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating. Bank holding companies not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 1 to 2 percent.

                 The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the FRB's guidelines indicate that the FRB will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

                 On August 2, 1995, the FRB and other banking agencies issued their final rule to implement the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. This final rule amends the capital standards to specify that the banking agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates.

                 Failure to meet applicable capital guidelines could subject the bank holding company to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and termination of deposit insurance by the FDIC, as well as to the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions.

                 As of September 30, 1995, the pro forma regulatory capital ratios of UBS were as set forth in the following table, assuming the Merger was consummated as of such date on a pooling of interests accounting basis as follows:


                                   UBS/
                                   EAGLE
                                 PRO FORMA
                               CONSOLIDATED    UBS
                               -------------  ------
       Risk-based Capital:
         Actual Tier 1                15.87%  14.76%
         Actual Total                 17.10%  16.01%

         Reg Minimum Tier 1            4.00%   4.00%
         Reg Minimum Total             8.00%   8.00%

       Excess over Minimum:
         Tier 1                       11.87%  10.76%
         Total                         9.10%   8.01%

       Leverage                       10.56%  10.24%



       Federal Deposit Insurance Corporation Improvement Act of 1991

                 In December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Corporation Act and made revisions to several other banking statues.

                 FDICIA establishes a new regulatory scheme, which ties the level of supervisory intervention by bank regulatory authorities primarily to a depository institution's capital category.

       Among other things, FDICIA authorizes regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized.

                 By regulation, an institution is "well-capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. Each of the banking subsidiaries of UBS was a "well capitalized" institution as of September 30, 1995. As well-capitalized institutions, the banking subsidiaries of UBS are permitted to engage in a wider range of banking activities, including among other things, the accepting of "brokered deposits," and the offering of interest rates on deposits higher than the prevailing rate in their respective markets.

                 Another requirement of FDICIA is that federal banking agencies must prescribe regulations relating to various operational areas of banks and bank holding companies. These include standards for internal audit systems, loan documentation, information systems, internal controls, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate.

        Reigle-Neal Interstate Banking Bill

                 In 1994, Congress passed the Reigle-Neal Interstate Banking Bill (the "Interstate Bill"). The Interstate Bill permits certain interstate banking activities through a holding company structure, effective September 30, 1995. It permits interstate branching by merger effective June 1, 1997 unless states "opt-in" sooner, or "opt-out" before that date. States may elect to permit de novo branching by specific legislative election. West Virginia has taken no action in this regard to date. The Interstate Bill will permit consolidation of banking institutions across state lines and, perhaps, de novo entry. As its provisions become effective, it is likely that the resulting restructurings and interstate activities will result in the realization of economies of scale within those institutions with entities in more than one state. One result could be increased competitiveness, due to the realization of economies of scale and/or, where permitted, due to de novo market entrants.

       Community Reinvestment Act

                 Bank holding companies and their subsidiary banks are also subject to the provisions of the Community Reinvestment Act of 1977 ("CRA"). Under the CRA, the Federal Reserve Board (or other appropriate bank regulatory agency) is required, in connection with its examination of a bank, to assess such bank's record in meeting the credit needs of the communities served by that bank, including low and moderate income neighborhoods. Further such assessment is also required of any bank holding company which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution,
       (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of a federally-regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve Board will assess the record of each subsidiary of the applicant bank holding company, and such records may be the basis for denying the application or imposing conditions in connection with approval of the application. On December 8, 1993, the federal regulators jointly announced proposed regulations to simplify enforcement of the CRA by substituting the present twelve categories with three assessment categories for use in calculating CRA ratings (the "December 1993 Proposal"). In response to comments received by the regulators regarding the December 1993 Proposal, the federal bank regulators issued revised CRA proposed regulations on September 26, 1994 (the "Revised CRA Proposal"). The Revised CRA Proposal, compared to the December 1993 Proposal, would essentially broaden the scope of CRA performance examinations and more explicitly consider community development activities. Moreover, in 1994, the Department of Justice, became more actively involved in enforcing fair lending laws.


                 In its most recent CRA examination by the Federal Reserve Board, UBS and its bank subsidiaries were given a "satisfactory" CRA rating. Eagle is also examined for compliance under the CRA by the OTS and its current rating is "outstanding."


                        RECENT LEGISLATIVE DEVELOPMENTS

        Recapitalization of SAIF and Potential One-Time Assessment

                 The deposits of First Empire are currently insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. The deposits of the subsidiary banks of UBS are insured by the Bank Insurance Fund ("BIF") of the FDIC. Both the SAIF and the BIF are required by law to maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by commercial banks, including the subsidiary banks of UBS, to a level approximately 75% below the average premium paid by saving institutions. SAIF reserves have not grown as quickly as the BIF reserves due to a number of factors, including the fact that a significant portion of SAIF premiums have been and are currently being used to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the now defunct Federal Savings and Loan Insurance Corporation.

                 The House of Representatives and the Senate of the United States have provided for a resolution of the recapitalization of the SAIF in the Balanced Budget Act of 1995, which was sent to the President of the United States on November 29, 1995 and vetoed by him on December 6, 1995 for reasons unrelated to the recapitalization of the SAIF. The Reconciliation Bill provides that all SAIF member institutions will pay a special one-time assessment to recapitalize the SAIF, which in the aggregate will be sufficient to bring the reserve ratio in the SAIF Fund to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF Fund, it is currently anticipated that the amount of the special assessment required to recapitalize the SAIF is estimated to be approximately 80 to 85 basis points of the SAIF-assessable deposits. The special assessment would be payable on January 1, 1996, based on the amount of SAIF deposits on March 31, 1995. It is anticipated that after the recapitalization of the SAIF, that premiums of SAIF-insured institutions would be reduced so that they are comparable to those currently being assessed BIF-insured commercial banks.

                 The Reconciliation Bill also provides for the merger of the BIF and SAIF on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. The Banking Committees of the House of Representatives and the Senate in adopting the Reconciliation Bill agreed that Congress should consider and act upon separate legislation as early as possible in 1996 to eliminate the thrift charter.

                 Although the outcome of the proposed legislation cannot be predicted with certainty, it is likely that some kind of legislative or regulatory action will be undertaken that will impact First Empire's insured deposits. A one-time special assessment of 80 basis points would result in First Empire paying approximately $2.5 million.

                 In light of the different proposals currently under consideration and the uncertainty of the legislative process generally, the managements of UBS and Eagle cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on First Empire.

        Pending Legislation Regarding Bad Debt Reserves

                 Under Section 593 of the Code, thrift institutions such as First Empire, which meet certain definitional tests primarily relating to their assets and the nature of their business, are permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. First Empire's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may currently be computed using an amount based on First Empire's actual loss experience (the "experience method"), or a percentage equal to 8.0% of First Empire's taxable income (the "percentage of taxable income method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to a non-qualifying reserve.

                 Under the Reconciliation Bill, the percentage of taxable income method would be repealed and thrift institutions such as First Empire would be permitted to deduct bad debts only as they occur. In addition, First Empire would be required to recapture (i.e., take into income) over a multi-year period the excess of the balance of such reserves as of December 31, 1995, over the greater of (a) the balance of such reserves as of December 31, 1987 or (b) an amount that would have been the balance of such reserves as of December 31, 1995 had First Empire always computed the additions to its reserves using the experience method. However, under the proposed legislation, such recapture requirements would be suspended for each of two successive taxable years beginning

       January 1, 1996, in which First Empire originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by First Empire during its six taxable years preceding 1996.

                 The effect of the foregoing provisions, were they to be adopted as proposed, would be for First Empire (or UNB as its successor upon consummation of the Bank Merger) to not have to recapture (i.e., take into income) the balance of its bad debt reserves as of December 31, 1987. Absent such legislation, approximately $3.0 million of taxes would have to be paid by UNB upon consummation of the Bank Merger due to the recapture of the bad debt reserves established by First Empire under
       Section 593 of the Code.

                 It is not possible to predict whether the above-described legislation relating to taxation of thrift institutions will be enacted into law.

                                    EXPERTS

                 The consolidated financial statements of UBS and Eagle at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus/Joint Proxy Statement and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. As to the UBS financial statements for the year ended December 31, 1992, Ernst & Young LLP's report is based in part on the report of Somerville & Company, independent auditors.

                 The financial statements referred to above are included or are incorporated in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                                 LEGAL MATTERS

                 The legality of the shares of UBS Stock to be issued upon consummation of the Merger will be passed upon by the law firm of Bowles Rice McDavid Graff & Love, with offices in Charleston, West Virginia. Bowles Rice McDavid Graff & Love has acted as counsel to UBS in connection with the Merger and the preparation of this Prospectus/Joint Proxy Statement.

                 One of UBS' directors, F. T. Graff, Jr., is a partner in the law firm of Bowles Rice McDavid Graff & Love.


                     PROPOSALS FOR THE 1996 ANNUAL MEETING

                 In the case of each of UBS and Eagle, the deadline set forth in Rule 14a-8 under the Exchange Act for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by UBS and Eagle in connection with its annual meeting of shareholders to be held in April 1996 has passed.

                                                                       ANNEX   A



                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            UNITED BANKSHARES, INC.

                                      AND

                              EAGLE BANCORP, INC.

                          DATED AS OF AUGUST 18, 1995

                         AGREEMENT AND PLAN OF MERGER
                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
ARTICLE I    DEFINITIONS...........................................   1

ARTICLE II   THE MERGER AND THE BANK MERGER........................   5

     2.1     The Merger............................................   5
     2.2     Effects of the Merger.................................   5
     2.3     Effective Time; Closing...............................   6
     2.4     Treatment of Acquiror Common Stock....................   6
     2.5     Conversion of Company Common Stock....................   7
     2.6     Exchange of Shares....................................   7
     2.7     Additional Actions....................................   8
     2.8     The Bank Merger.......................................   9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........   9

     3.1     Capital Structure.....................................   9
     3.2     Organization, Standing and Authority of the Company...   9
     3.3     Ownership of the Company Subsidiaries.................  10
     3.4     Organization, Standing and Authority of the
              Company Subsidiaries.................................  10
     3.5     Authorized and Effective Agreement....................  10
     3.6     Securities Documents and Regulatory Reports...........  12
     3.7     Financial Statements..................................  12
     3.8     Material Adverse Change...............................  13
     3.9     Environmental Matters.................................  13
     3.10    Tax Matters...........................................  14
     3.11    Legal Proceedings.....................................  15
     3.12    Compliance with Laws..................................  15
     3.13    Deposit Insurance and Other Regulatory Matters........  16
     3.14    Certain Information...................................  16
     3.15    Employee Benefit Plans................................  16
     3.16    Certain Contracts.....................................  18
     3.17    Brokers and Finders...................................  19
     3.18    Insurance.............................................  19
     3.19    Properties............................................  19
     3.20    Labor.................................................  19
     3.21    Required Vote and Status of the Acquiror..............  20
     3.22    Accounting for the Merger.............................  20
     3.23    Disclosures...........................................  20

ARTICLE IV   REPRESENTATIONS AND WARRANTIES
             OF THE ACQUIROR.......................................  20

     4.1     Capital Structure.....................................  20
     4.2     Organization, Standing and Authority of the Acquiror..  21
     4.3     Ownership of the Acquiror Subsidiaries................  21
     4.4     Organization, Standing and Authority of the
              Acquiror Subsidiaries................................  21
     4.5     Authorized and Effective Agreement....................  22
     4.6     Securities Documents and Regulatory Reports...........  23
     4.7     Financial Statements..................................  24
     4.8     Material Adverse Change...............................  24
     4.9     Environmental Matters.................................  25
     4.10    Tax Matters...........................................  25
     4.11    Legal Proceedings.....................................  25
     4.12    Compliance with Laws..................................  26
     4.13    Deposit Insurance.....................................  26
     4.14    Certain Information...................................  27
     4.15    Employee Benefit Plans................................  27
     4.16    Brokers and Finders...................................  28
     4.17    Insurance.............................................  28
     4.18    Required Vote.........................................  28
     4.19    Accounting for the Merger.............................  29
     4.20    Disclosures...........................................  29

ARTICLE V    COVENANTS.............................................  29

     5.1     Shareholder Meetings..................................  29
     5.2     Regulatory Matters....................................  29
     5.3     Investigation and Confidentiality.....................  30
     5.4     Press Releases........................................  31
     5.5     Business of the Parties...............................  31
     5.6     Current Information...................................  34
     5.7     Indemnification; Insurance, Etc.......................  35
     5.8     Directors, Officers and Employees.....................  36
     5.9     Mortgage Banking Company..............................  38
     5.10    Certain Policies of the Company.......................  38
     5.11    Restrictions on Resale................................  39
     5.12    Disclosure Supplements................................  39
     5.13    Failure to Fulfill Conditions.........................  40

ARTICLE VI.  CONDITIONS PRECEDENT..................................  40

     6.1     Conditions Precedent - The Acquiror and the Company...  40
     6.2     Conditions Precedent - The Company....................  41
     6.3     Conditions Precedent - The Acquiror...................  42

ARTICLE VII  TERMINATION, WAIVER AND AMENDMENT.....................  43

     7.1     Termination...........................................  43
     7.2     Effect of Termination.................................  44
     7.3     Survival of Representations, Warranties
              and Covenants........................................  44
     7.4     Waiver................................................  45
     7.5     Amendment or Supplement...............................  45

ARTICLE VII  MISCELLANEOUS.........................................  45

     8.1     Expenses; Termination Fee.............................  45
     8.2     Entire Agreement......................................  46
     8.3     No Assignment.........................................  47
     8.4     Notices...............................................  47
     8.5     Interpretation........................................  48
     8.6     Counterparts..........................................  48
     8.7     Governing Law.........................................  48

Annex I      Form of Affiliate's Letter
Annex II     Form of Opinion of Counsel to the Acquiror
Annex III    Form of Opinion of Counsel to the Company
Schedule I   Severance Policy

                          AGREEMENT AND PLAN OF MERGER


     Agreement and Plan of Merger (the "Agreement"), dated as of August 18, 1995, by and among United Bankshares, Inc. (the "Acquiror"), a West Virginia corporation, and Eagle Bancorp, Inc. (the "Company"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto desire to provide for the Acquiror's acquisition of the Company on the terms and conditions herein contained; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a Stockholder Agreement dated as of the date hereof;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     "Association" shall mean First Empire Federal Savings and Loan Association.

     "Acquiror Closing Price" shall mean the average closing price of the Acquiror Common Stock on the Nasdaq Stock Market's National Market over the 20 trading days commencing on the first business day following the receipt of the required approval of the FRB and the OCC, whichever is later, as reported by the Nasdaq Stock Market's National Market or other authoritative source.

     "Acquiror Common Stock" shall mean the common stock, par value $2.50 per share, of the Acquiror.

     "Acquiror Employee Stock Benefit Plans" shall mean the following employee benefit plans of the Acquiror: 1988 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, United Savings and Stock Investment Plan and United Dividend Reinvestment Plan.

     "Acquiror Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Acquiror as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror for each of the three years ended December 31, 1994, 1993 and 1992 as filed by the Acquiror in its Securities Documents, and (ii) the consolidated statements of financial condition of the Acquiror (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror included in the Securities Documents filed by the Acquiror with respect to the quarterly and annual periods ended subsequent to December 31, 1994.

     "Bank" shall mean United National Bank.

     "Bank Merger" shall have the meaning set forth in Section 2.8 hereof.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

     "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "Company Common Stock" shall mean the common stock, par value $0.10 per share, of the Company.

     "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended December 31, 1994, 1993 and 1992 as filed by the Company in its Securities Documents, and
(ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to December 31, 1994.

     "Company Preferred Stock" shall mean the shares of preferred stock, par value $.10 per share, of the Company.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "Dissenting Shares" shall have the meaning set forth in Section 2.4(b) hereof.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.3 hereof as the effective time of the Merger.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
(S)9601, et seq; the Resource Conservation and Recovery Act, as amended, 42
         -- ---
U.S.C. (S)6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (S)7401, et
                -- ---                                                    --
seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251, et
---                                                                          --
seq; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)9601, et seq;
---                                                                   -- ---
the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S)1101, et
                                                                           --
seq; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq; and all comparable
---                                                  -- ---
state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIA" shall mean the Federal Deposit Insurance Act.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FEFS" means First Empire Federal Services, Inc.

     "FHLB" shall mean Federal Home Loan Bank.

     "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by the Acquiror in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger, as amended and supplemented.

     "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" shall mean the Home Owners' Loan Act.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "MBS" shall mean the mortgage banking subsidiary to be established by the Acquiror pursuant to the terms of Section 5.9 hereof.

     "Merger" shall mean the merger of the Company with and into the Acquiror pursuant to the terms hereof.

     "OCC" shall mean the Office of the Comptroller of the Currency of the U.S. Department of the Treasury, or any successor thereto.

     "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury and its predecessor, the Federal Home Loan Bank Board, or any successor thereto.

     "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.12 hereof.

     "Proxy Statement" shall mean the prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of the Acquiror and the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "WVCA" shall mean the West Virginia Corporation Act.

     "WVBB" shall mean the West Virginia Board of Banking and Financial Institutions.

     "Subsidiaries" shall mean any corporation, bank, savings association, partnership, joint venture or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by an entity.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                  ARTICLE II
                        THE MERGER AND THE BANK MERGER

2.1  The Merger
     ----------

     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3 hereof), the Company shall be merged with and into the Acquiror (the "Merger") in accordance with the applicable provisions of the DGCL and the WVCA. Acquiror shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the State of West Virginia. The name of the Surviving Corporation shall continue to be "United Bankshares, Inc." The Articles of Incorporation and Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

2.2  Effects of the Merger
     ---------------------

     Upon consummation, the Merger shall have the following effects, in addition to the effects set forth elsewhere herein and in applicable law:

     (i) The Surviving Corporation will possess all of the rights, privileges, immunities and franchises of both the Acquiror and the Company.

     (ii) All property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to the Company will be taken and deemed to be transferred to and vested in the Acquiror as the Surviving Corporation and all property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to the Acquiror shall remain in the Surviving Corporation without further act; and the title to any real estate, or any interest therein, vested in the Acquiror or the Company shall not revert or be in any way impaired by reason of the Merger.

     (iii) The Surviving Corporation will be responsible and liable for all of the liabilities and obligations of the Acquiror or the Company and neither the rights of creditors nor liens upon the property of the Acquiror and the Company shall be impaired by the Merger.

2.3  Effective Time; Closing
     -----------------------

     The Merger shall become effective upon the occurrence of the filing of (i) Articles of Merger with the Secretary of State of the State of West Virginia pursuant to the WVCA and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, unless a later date and time is specified as the effective time in such Articles of Merger and Certificate of Merger (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in
Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of the Acquiror in Charleston, West Virginia or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to the Acquiror and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.4  Treatment of Acquiror Common Stock
     ----------------------------------

     (a) Each share of Acquiror Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and be unchanged by the Merger, subject to paragraph (b) of this Section 2.4.

     (b) Each holder of Acquiror Common Stock shall be entitled to dissent from the Merger and obtain the fair value of such holder's shares of Acquiror Common Stock ("Dissenting Shares") in accordance with Sections 31-1-122 and 31-1-123 of the WVCA. The Acquiror shall give the Company prompt notice upon receipt by the Acquiror of any such written demands for payment of the fair value of such shares of Acquiror Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WVCA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

2.5  Conversion of Company Common Stock
     ----------------------------------

     (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by the Acquiror or any wholly-owned subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.15 shares of Acquiror Common Stock, plus the right to receive cash in lieu of any fractional share, as determined in accordance with paragraph (b) of this Section 2.5.

     (b) Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock shall be issued to holders of Company Common Stock. In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Acquiror Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Acquiror Common Stock by the closing price of the Acquiror Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time, as reported by the Nasdaq Stock Market's National Market or other authoritative source. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.6  Exchange of Shares
     ------------------

     (a) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock, upon surrender of the same to an agent, duly appointed by the Acquiror ("Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Acquiror Common Stock for which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 2.5 hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Company Common Stock, and which is to be exchanged for Acquiror Common Stock as provided in Section 2.5 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Acquiror Common Stock.

     (b) No holder of a certificate theretofore representing shares of Company Common Stock shall be entitled to receive any dividends in respect of the Acquiror Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for certificates representing shares of Acquiror Common Stock. In the event that dividends are declared and paid by the Acquiror in respect of Acquiror Common Stock after the Effective Time but prior to surrender of certificates representing shares of Company

Common Stock, dividends payable in respect of shares of Acquiror Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock. The Acquiror shall be entitled, after the Effective Time, to treat certificates representing shares of Company Common Stock as evidencing ownership of the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     (c) The Acquiror shall not be obligated to deliver a certificate or certificates representing shares of Acquiror Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Acquiror. If any certificates evidencing shares of Acquiror Common Stock is to be issued in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) If, between the date hereof and the Effective Time, the shares of Acquiror Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the exchange ratio set forth in Section 2.5(a) hereof shall be adjusted accordingly. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

2.7  Additional Actions
     ------------------

     If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

2.8  The Bank Merger
     ---------------

     The Acquiror and the Company shall take all action necessary and appropriate, including causing the entering into of a merger agreement by the Bank and the Association (the "Bank Merger Agreement"), to cause the Association to merge with and into the Bank (the "Bank Merger") immediately after consummation of the Merger in accordance with the applicable laws of the United States and regulations of the OCC and the OTS thereunder. The Bank shall be the surviving corporation in the Bank Merger, and shall continue its corporate existence under the laws of the United States as a wholly-owned subsidiary of the Acquiror. Upon consummation of the Bank Merger, the separate corporate existence of the Association shall cease.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Acquiror as follows:

3.1  Capital Structure
     -----------------

     The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 2,500,000 shares of Company Preferred Stock. As of the date hereof, there are 2,729,468 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock are directly or indirectly held as treasury stock by the Company and no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for issued and outstanding shares of Company Common Stock which may be acquired by employees of the Company and its Subsidiaries pursuant to the Company's Employee Stock Ownership Plan, which holds 147,682 shares of Company Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company. None of the shares of the Company capital stock has been issued in violation of the preemptive rights of any person, firm or entity.

3.2  Organization, Standing and Authority of the Company
     ---------------------------------------------------

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. The Company is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Company has heretofore delivered to the Acquiror true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3  Ownership of the Company Subsidiaries
     -------------------------------------

     The only Company Subsidiaries are the Association and FEFS. Except for the Company Subsidiaries, stock in the FHLB of Pittsburgh and securities and other interests taken in consideration of debts previously contracted, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as Previously Disclosed, no Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of said shares or other ownership interests.

3.4  Organization, Standing and Authority of the Company Subsidiaries
     ----------------------------------------------------------------

     The Association is a savings association duly organized, validly existing and in good standing under the laws of the United States, and FEFS is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. The Company has heretofore delivered to the Acquiror true and complete copies of the Charter or Articles of Incorporation and Bylaws of each Company Subsidiary as in effect as of the date hereof.

3.5  Authorized and Effective Agreement
     ----------------------------------

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Company with any of the provisions hereof (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary.

     (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the OCC, the OTS and the WVBB, (ii) the filing and effectiveness of the Form S-4 with the Commission,
(iii) compliance with applicable state securities or "blue sky" laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror, (v) the filing of Articles of Merger with the Secretary of State of West Virginia pursuant to the WVCA in connection with the Merger and (vi) the filing of a Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL in connection with the Merger, and except for such filings, authorizations or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or any Company Subsidiary in connection with (i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (ii) the execution and delivery by the Association of the Bank Merger Agreement and the consummation by the Association of the transactions contemplated thereby.

     (d) As of the date hereof, neither the Company nor any of the Company Subsidiaries is aware of any reasons relating to the Company or any of the Company Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a material adverse effect upon the financial condition, results of operations or business of the Acquiror on a consolidated basis or materially impair the value of the Company and the Company Subsidiaries to the Acquiror.

3.6  Securities Documents and Regulatory Reports
     -------------------------------------------

     (a) The Company has previously delivered or made available to the Acquiror a complete copy of all Securities Documents filed by the Company pursuant to the Securities Laws or mailed by the Company to its shareholders as a class since January 1, 1993. The Company has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) Since January 1, 1993, each of the Company and the Association has duly filed with the OTS and the FDIC in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and the Company has previously delivered or made available to the Acquiror accurate and complete copies of all such reports. In connection with the most recent examinations of the Company and the Association by the OTS, neither the Company nor the Association was required to correct or change any action, procedure or proceeding which the Company or the Association believes has not been corrected or changed as required.

3.7  Financial Statements
     --------------------

     (a) The Company has previously delivered or made available to the Acquiror accurate and complete copies of the Company Financial Statements which, in the case of the consolidated statements of financial condition of the Company as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, are accompanied by the audit reports of Ernst & Young LLP, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.6 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

     (b) Each of the Company Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Company and the Company Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Company as of June 30, 1995 (including related notes) and (ii) of liabilities incurred since June 30, 1995 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.8  Material Adverse Change
     -----------------------

     There has not occurred any material adverse change in the Company's consolidated financial condition, results of operations or business since June 30, 1995, other than changes resulting from or attributable to (i) changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking or savings industries generally (including without limitation prospective changes which result in assessments of all SAIF-insured institutions which are intended to recapitalize the SAIF), (ii) changes in the general level of interest rates or (iii) expenses incurred in connection with the transactions contemplated by this Agreement.

3.9  Environmental Matters
     ---------------------

     (a) To the best of the Company's knowledge, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the consolidated financial condition, results of operations or business of the Company. Neither the Company nor any Company Subsidiary has received any communication alleging that the Company or any Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or the Company Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

     (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

      (d) The Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or any Company Subsidiary as of the date hereof.

3.10  Tax Matters
      -----------

      (a) The Company and the Company Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor any of the Company Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and the Company Subsidiaries are complete and accurate in all material respects. Neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge (other than non-material real and personal property taxes), and except as Previously Disclosed none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of the Company and the Company Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or any Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

      (c) Except as Previously Disclosed, none of the Company or the Company Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or the Company Subsidiaries (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11 Legal Proceedings
     -----------------

      Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. Neither the Company nor any of the Company Subsidiaries is a party to any order, judgment or decree which has or would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

3.12  Compliance with Laws
      --------------------

      (a) Each of the Company and each of the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

      (b) Neither the Company nor any of the Company Subsidiaries is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis; and neither the Company nor any Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or any Company Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. Neither the Company nor any Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations or holding companies thereof issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

3.13  Deposit Insurance and Other Regulatory Matters
      ----------------------------------------------

      (a) The deposit accounts of the Association are insured by the SAIF to the maximum extent permitted by the FDIA, and the Association has paid all premiums and assessments required by the FDIA and the regulations thereunder.

      (b) The Association is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

      (c) The Association is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

      (d) The Association has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

3.14  Certain Information
      -------------------

      None of the information relating to the Company and the Company Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and the Acquiror and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.15  Employee Benefit Plans
      ----------------------

      (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), and the Company has previously furnished or made available to the Acquiror accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

      (b) None of the Company, any Company Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fiduciary of such plan has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any employees of the Company or any Company Subsidiary. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

     (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at June 30, 1995 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

     (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

     (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

     (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.


3.16  Certain Contracts
      -----------------

      (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of the Company or any Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or any of the Company Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party or by which any of the same is bound which limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, or any other regulatory agency, or (vi) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

      (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.17  Brokers and Finders
      -------------------

      Except as Previously Disclosed, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.18  Insurance
      ---------

      The Company and each Company Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.19  Properties
      ----------

      All real and personal property owned by the Company or any of the Company Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with their past practices. The Company and the Company Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of June 30, 1995 included in the Company Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of June 30, 1995 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or any Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.20  Labor
      -----

      No work stoppage involving the Company or any Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or any Company Subsidiary which could materially and adversely affect the financial condition, results of operations or business of the Company on a consolidated basis. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or any Company Subsidiary during the past five years.

3.21  Required Vote and Status of the Acquiror
      ----------------------------------------

      (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transactions contemplated hereby (assuming the accuracy of the representation and warranty of the Acquiror contained in the first sentence of
Section 4.3 hereof).

      (b)     The Acquiror is not an "interested stockholder," as defined in
Section 203(c)(5) of the DGCL (assuming the accuracy of the representation and warranty of the Acquiror contained in the first sentence of Section 4.3 hereof), and as a result the provisions of Section 203 of the DGCL do not apply to the Merger and the other transactions contemplated hereby. The Acquiror is not a "Related Person," as defined in Article 9.1(i) of the Company's Certificate of Incorporation (assuming the accuracy of the representation and warranty of the Acquiror contained in the first sentence of Section 4.3 hereof), and as a result
Article 9.2 of such Certificate does not apply to the Merger and the other transactions contemplated hereby.

3.22  Accounting for the Merger
      -------------------------

      The Company has taken no action that would cause the Merger to fail to qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

3.23  Disclosures
      -----------

      None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to the Acquiror in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

      The Acquiror represents and warrants to the Company as follows:

4.1   Capital Structure
      -----------------

      The authorized capital stock of the Acquiror consists of 20,000,000 shares of Acquiror Common Stock. As of the date hereof, there are 11,954,453 shares of Acquiror Common Stock issued and outstanding and 138,520 shares of Acquiror Common Stock are held as treasury stock. All outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for (i) shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans, now or hereafter, and (ii) shares of Acquiror Common Stock issuable pursuant to the Agreement and Plan of Merger dated March 6, 1995 among the Acquiror, First Commercial Bank and Commercial Interim Bank, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror. None of the shares of the Acquiror capital stock has been issued in violation of the preemptive rights of any person, firm or entity.

4.2   Organization, Standing and Authority of the Acquiror
      ----------------------------------------------------

     The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. The Acquiror is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Acquiror has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws of the Acquiror as in effect as of the date hereof.

4.3  Ownership of the Acquiror Subsidiaries
     --------------------------------------

     The Acquiror has Previously Disclosed each Acquiror Subsidiary, and except for the Acquiror Subsidiaries and securities and other interests held in a fiduciary capacity or taken in consideration of debts previously contracted, the Acquiror does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each of the Acquiror Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided with respect to the capital stock of national bank subsidiaries of the Acquiror by the National Bank Act) and are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Acquiror Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Acquiror to vote or to dispose of said shares or other ownership interests.

4.4  Organization, Standing and Authority of the Acquiror Subsidiaries
     -----------------------------------------------------------------

     Each Acquiror Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as applicable. Each of the Acquiror Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. The Acquiror has heretofore delivered to the Company true and complete copies of the Articles of Incorporation, Charter or other governing instrument and Bylaws of each Acquiror Subsidiary which is a "significant subsidiary," as defined in Regulation S-X of the Commission as in effect as of the date hereof.

4.5  Authorized and Effective Agreement
     ----------------------------------

     (a) The Acquiror has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Acquiror's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Acquiror, except for the approval of this Agreement by the Acquiror's shareholders. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes a legal, valid and binding obligation of the Acquiror which is enforceable against the Acquiror in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Acquiror with any of the provisions hereof (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Acquiror, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Acquiror or any Acquiror Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Acquiror or any Acquiror Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any Acquiror Subsidiary.

     (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the OCC, the OTS and the WVBB, (ii) the filing and effectiveness of the Form S-4 with the Commission,
(iii) compliance with applicable state securities or "blue sky" laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror, (v) the filing of Articles of Merger with the Secretary of State of West Virginia pursuant to the WVCA in connection with the Merger and (vi) the filing of a Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL in connection with the Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Acquiror or any Acquiror Subsidiary in connection with (i) the execution and delivery by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby and (ii) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

     (d) As of the date hereof, neither the Acquiror nor any of the Acquiror Subsidiaries is aware of any reasons relating to the Acquiror or any of the Acquiror Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of the Acquiror as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Acquiror, could have a material adverse effect upon the financial condition, results of operations or business of the Acquiror on a consolidated basis or materially impair the value of the Company and the Company Subsidiaries to the Acquiror.

4.6  Securities Documents and Regulatory Reports
     -------------------------------------------

     (a) The Acquiror has previously delivered or made available to the Company a complete copy of all Securities Documents filed by the Acquiror pursuant to the Securities Laws or mailed by the Acquiror to its shareholders as a class since January 1, 1993. The Acquiror has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) Since January 1, 1993, the Acquiror and each Acquiror Subsidiary which is an insured depository institution under the FDIA has duly filed with the FRB, the OCC, the FDIC and each other appropriate federal or state banking agency in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and the Acquiror has previously delivered or made available to the Company accurate and complete copies of such reports. In connection with the most recent examinations of the Acquiror or an Acquiror Subsidiary by the FRB, the OCC or another applicable Governmental Entity, neither the Acquiror nor any Acquiror Subsidiary was required to correct or change any action, procedure or proceeding which the Acquiror or the Acquiror Subsidiary believes has not been corrected or changed as required.

4.7  Financial Statements
     --------------------

     (a) The Acquiror has previously delivered or made available to the Company accurate and complete copies of the Acquiror Financial Statements which, in the case of the consolidated statements of financial condition of the Acquiror as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, are accompanied by the audit reports of Ernst & Young LLP, independent public accountants with respect to the Acquiror. The Acquiror Financial Statements referred to herein, as well as the Acquiror Financial Statements to be delivered pursuant to Section 5.6 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Acquiror for the respective periods or as of the respective dates set forth therein.

     (b) Each of the Acquiror Financial Statements referred to in Section 4.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Acquiror and the Acquiror Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of the Acquiror and the Acquiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Acquiror and the Acquiror Subsidiaries.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Acquiror as of June 30, 1995 (including related notes) and (ii) of liabilities incurred since June 30, 1995 in the ordinary course of business, neither the Acquiror nor any Acquiror Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.8  Material Adverse Change
     -----------------------

     There has not occurred any material adverse change in the Acquiror's consolidated financial condition, results of operations or business since June 30, 1995, other than changes resulting from or attributable to (i) changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking or savings industries generally, (ii) changes in the general level of interest rates or (iii) expenses incurred in connection with the transactions contemplated by this Agreement.

4.9   Environmental Matters
      ---------------------

      (a) To the best of the Acquiror's knowledge, the Acquiror and the Acquiror Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the consolidated financial condition, results of operations or business of the Acquiror. Neither the Acquiror nor any Acquiror Subsidiary has received any communication alleging that the Acquiror or any Acquiror Subsidiary is not in such compliance and, to the best knowledge of the Acquiror, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

      (b) To the best of the Acquiror's knowledge, none of the properties owned, leased or operated by the Acquiror or the Acquiror Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

      (c) Except as Previously Disclosed, to the best of the Acquiror's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Acquiror or any Acquiror Subsidiary or against any person or entity whose liability for any Environmental Claim the Acquiror or any Acquiror Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.10  Tax Matters
      -----------

      The Acquiror and the Acquiror Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Acquiror nor any of the Acquiror Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror and the Acquiror Subsidiaries is pending or, to the best of the Acquiror's knowledge, threatened.

4.11  Legal Proceedings
      -----------------

      Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Acquiror threatened against the Acquiror or any Acquiror Subsidiary or against any asset, interest or right of the Acquiror or any Acquiror Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. Neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any order, judgment or decree which has or would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.12  Compliance with Laws
      --------------------

      (a) Each of the Acquiror and each of the Acquiror Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Acquiror, no suspension or cancellation of any of the same is threatened.

     (b) Neither the Acquiror nor any of the Acquiror Subsidiaries is in violation of its respective Articles of Incorporation, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis; and neither the Acquiror nor any Acquiror Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. Neither the Acquiror nor any Acquiror Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

4.13  Deposit Insurance
      -----------------

      The deposit accounts of each Acquiror Subsidiary which is an insured depository institution under the FDIA are insured by the BIF to the maximum extent permitted by the FDIA, and each such entity has paid all premiums and assessments required by the FDIA and the regulations thereunder.

4.14  Certain Information
      -------------------

      None of the information relating to the Acquiror and the Acquiror Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Acquiror to shareholders of the Company and the Acquiror in connection with the meetings of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

4.15  Employee Benefit Plans
      ----------------------

      (a) The Acquiror has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Acquiror or any Acquiror Subsidiary (the "Acquiror Employee Plans").

      (b) None of the Acquiror, any Acquiror Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Acquiror's knowledge, any fiduciary of such plan has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any employees of the Acquiror or any Acquiror Subsidiary. To the best of the Acquiror's knowledge, no reportable event under
Section 4043(b) of ERISA has occurred with respect to any such pension plan.

      (c) Neither the Acquiror nor any Acquiror Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Acquiror Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Acquiror Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Acquiror's knowledge, is threatened to be revoked and the Acquiror does not know of any ground on which such revocation may be based. Neither the Acquiror nor any Acquiror Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Acquiror at June 30, 1995 included in the Acquiror Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

      (e) To the best of the Acquiror's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Acquiror Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

      (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Acquiror Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Acquiror Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Acquiror Pension Plan.

      (g) To the best of the Acquiror's knowledge, the Acquiror Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      (h) There are no pending or, to the best knowledge of the Acquiror, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Employee Plans or any trust related thereto or any fiduciary thereof.

4.16  Brokers and Finders
      -------------------

      Except as Previously Disclosed, neither the Acquiror nor any Acquiror Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17  Insurance
      ---------

      The Acquiror and each Acquiror Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

4.18  Required Vote
      -------------

      The affirmative vote of the holders of a majority of the issued and outstanding shares of Acquiror Common Stock is necessary to approve this Agreement and the transactions contemplated hereby (assuming the accuracy of the representation and warranty of the Company contained in the first sentence of
Section 3.3 hereof).

4.19  Accounting for the Merger
      -------------------------

      The Acquiror has taken no action that would cause the Merger to fail to qualify for pooling-of-interests treatment under generally accepted accounting principles.

4.20  Disclosures
      -----------

      None of the representations and warranties of the Acquiror or any of the written information or documents furnished or to be furnished by the Acquiror to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE V
                                   COVENANTS

5.1   Shareholder Meetings
      --------------------

      Each of the Acquiror and the Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof. The Board of Directors of the Acquiror and, except to the extent legally required for the discharge of its fiduciary duties as advised by counsel, the Board of Directors of the Company will recommend that the shareholders of the Acquiror and the Company, respectively, approve this Agreement and the transactions contemplated hereby. The Acquiror agrees to cause the Board of Directors of the Bank to vote the shares of Acquiror Common Stock held in a fiduciary capacity by the Bank's Trust Department in favor of the Agreement at the meeting of stockholders of the Acquiror to be held pursuant to this Section 5.1, except to the extent otherwise required for the discharge of the Bank's fiduciary duties as advised by counsel.

5.2   Regulatory Matters
      ------------------

      (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement. Each of the Acquiror and the Company shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Acquiror and the Company shall thereafter promptly mail the Proxy Statement to its respective shareholders. The Acquiror also shall use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

      (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) The Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     (d) The Acquiror and the Company shall promptly furnish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.3  Investigation and Confidentiality
     ---------------------------------

     (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or
(z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.4  Press Releases
     --------------

     The Acquiror and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.5  Business of the Parties
     -----------------------

     (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Acquiror, the Company and the Company Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of the Company Subsidiaries intact, (y) keep available to itself and the Acquiror the present services of the employees of the Company and the Company Subsidiaries and (z) preserve for itself and the Acquiror the goodwill of the customers of the Company and the Company Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the Acquiror, as expressly contemplated hereby or as Previously Disclosed as of the date hereof, between the date hereof and the Effective Time, the Company shall not, and shall cause each the Company Subsidiary not to:

          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.14 per share, which shall have the same record and payment dates as the record and payment dates relating to dividends on the Acquiror Common Stock (as Previously Disclosed by the Acquiror), it being the intention of the parties that the shareholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the Acquiror Common Stock but not both, provided that if the Effective Time does not occur prior to the record date for the dividend which relates to the second quarter of 1996 (June 14, 1996), the regular per share quarterly dividend on the Company Common Stock for such quarter shall be increased to an amount determined by multiplying the per share dividend declared on the Acquiror Common Stock for such quarter by 1.15.

          (ii) issue any shares of its capital stock; purchase any shares of Company Common Stock; issue, grant, modify or authorize any Rights; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (iii) amend its Certificate of Incorporation, Charter or other governing instrument or Bylaws; impose, or suffer the imposition, on any share of stock held by the Company in any Company Subsidiary of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

          (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) such as may be granted in the ordinary course of business consistent with past practice;

          (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Company's defined benefit Pension Plan or Employee Stock Ownership Plan not in the ordinary course of business consistent with past practice;

          (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or guarantee by the Company or any Company Subsidiary of any such obligation, except for deposits and FHLB advances in the ordinary course of business consistent with past practice, (y) except as Previously Disclosed, any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, provided that the Company and any Company Subsidiary may employ an employee if necessary to operate the business of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company and any successor at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

          (vii) change its method of accounting in effect for the year ended December 31, 1994, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1994, except as required by changes in laws or regulations;

            (viii) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

            (ix) file any applications or make any contract with respect to branching or site location or relocation;

            (x) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

            (xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest (other than forward commitments to sell loans in the ordinary course of business);

            (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

            (xiii) take any action that would result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

            (xiv)   agree to do any of the foregoing.

     (b) Neither the Company nor any Company Subsidiary, nor any of the directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company, shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any Company Subsidiary or any business combination with the Company or any Company Subsidiary other than as contemplated by this Agreement (except where the failure to furnish such information or participate in such negotiations or discussions would in the reasonable advice of counsel to the Company constitute a breach of the fiduciary or legal obligations of the Company's Board of Directors). The Company will immediately notify the Acquiror orally and in writing if any such inquiries or proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, the Company or any Company Subsidiary.

     (c) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, the Acquiror and the Acquiror Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing, except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, the Acquiror shall not, and shall cause each Acquiror Subsidiary not to:

          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Acquiror Common Stock, other than regular quarterly cash dividends which are not in excess of $.30 per share of Acquiror Common Stock;

          (ii)    issue any shares of its capital stock other than pursuant to
     (i) Rights granted pursuant to the Acquiror Employee Stock Benefit Plans,
     (ii) the Agreement and Plan of Merger referred to in the second sentence of
     Section 4.1 or (iii) any acquisition to the extent permitted under subsection (v) below;

          (iii) effect any recapitalization, reclassification, stock split or like change in capitalization;

          (iv) amend its Articles of Incorporation, Charter or other governing instrument or Bylaws in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contemplated hereby;

          (v) make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate could materially adversely affect the ability of the Acquiror to consummate the transactions contemplated hereby in a reasonably timely manner, or participate in any merger, consolidation or other transaction in which the Acquiror is not the surviving corporation;

          (vi) take any action that would result in any of the representations and warranties of the Acquiror contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

          (vii)   agree to do any of the foregoing.

5.6  Current Information
     -------------------

     During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), each party will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, each party will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

5.7  Indemnification; Insurance, Etc.
     --------------------------------

     (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer, employee or agent of the Company or any Company Subsidiary determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Bylaws of the Company as in effect on the date hereof. From and after the Effective Time, the Acquiror also shall honor the limitation on liability of directors of the Company contained in Article 7E of the Company's Certificate of Incorporation.

     (b)     Any Indemnified Party wishing to claim indemnification under
Section 5.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

     (c) On or prior to the Effective Time, the Company shall purchase insurance coverage on substantially the same terms and conditions as the liability insurance provided by the Company for its directors and officers as of the date hereof for a period of two years following the Effective Time, provided, however, that in no event shall the Company expend, in order to obtain such insurance, any amount per annum in excess of 125% of the amount of the actual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.


     (d) In the event that the Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such entity shall assume the obligations set forth in this Section 5.7, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     (e) The obligations of the Acquiror under this Section 5.7 are intended to benefit, and be enforceable against the Acquiror directly by, the Indemnified Parties and their respective heirs and representatives, and shall be binding on all successors and permitted assigns of the Acquiror.

5.8  Directors, Officers and Employees
     ---------------------------------

     (a) The Acquiror agrees to take all action necessary to elect, effective as of the Effective Time, J. Christopher Thomas, William W. Wagner and Paul Clinton Winter, Jr. as directors of the Acquiror. Such persons shall serve until the first annual meeting of shareholders of the Acquiror following the Effective Time and until their successors are elected and qualified. The Acquiror shall include such persons on the list of nominees for director presented by the Board of Directors of the Acquiror and for which said Board shall solicit proxies at the first annual meeting of shareholders of the Acquiror following the Effective Time.

     (b) Following the Merger, the Acquiror and the Bank shall honor the terms of (i) the Supplemental Employment Retirement Plan maintained by the Association for its executive officers, as in effect on the date of this Agreement, and (ii) the employment agreements among the Company, the Association and each of Messrs. William W. Wagner, J. Christopher Thomas, A. Lawrence Crimmins, Jr. and T. Sam Scipio, Jr., as in effect on the date of this Agreement.

     (c) The Acquiror and its Subsidiaries shall have the right, but not the obligation, to offer employment, as officers and employees of the Acquiror or its Subsidiaries, immediately following the Effective Time, to any persons who are officers and employees of the Company or any Company Subsidiary immediately before the Effective Time. To the extent that the employment of any employee of the Company or any Company Subsidiary (other than any employee who is party to an employment agreement) is involuntarily terminated at or during the one-year period following the Effective Time as a result of the elimination of a job position, such employee will be entitled to receive severance payments in accordance with, and to the extent provided in, Schedule I hereto. For purposes of determining severance benefits, each employee whose employment is terminated will be credited with his or her years of service with the Company or a Company Subsidiary (and any entities acquired by the Company or the Association to the same extent as they recognize such service) prior to the Effective Time.

      (d) Notwithstanding the first sentence of Section 5.8(c) hereof, the Acquiror agrees as follows: (i) to offer employment to J. Christopher Thomas as Executive Vice President of the Acquiror and President and Chief Executive Officer of MBS with a base annual salary equal to his base annual salary with the Company and the Association immediately prior to the Effective Time; (ii) to offer employment to William W. Wagner as Executive Vice President of the Acquiror and Chairman of MBS with a base annual salary equal to his base annual salary with the Company and the Association immediately prior to the Effective Time; (iii) to offer employment to T. Sam Scipio, Jr. as Executive Vice President and Chief Operating Officer of MBS with a base annual salary equal to his base annual salary with the Company and the Association immediately prior to the Effective Time; and (iv) to offer employment to Lonnie R. Stringer, Cindy S. McGhee and Alecia J. Tyson in such capacities with the Acquiror or an Acquiror Subsidiary as may be selected by the Acquiror with a base annual salary equal to the respective employee's base annual salary with the Association immediately prior to the Effective Time.

      (e) During the one-year period following the Effective Time, the Acquiror shall give employees of the Company and the Company Subsidiaries the same priority for open positions at the Acquiror or any Acquiror Subsidiary for which they may qualify as existing employees of the Acquiror and the Acquiror Subsidiaries, provided that any decision to offer employment shall be made in the sole discretion of the Acquiror.

      (f) Each person employed by the Company or a Company Subsidiary prior to the Effective Time who becomes an employee of the Acquiror or an Acquiror Subsidiary following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of the Acquiror or an Acquiror Subsidiary, to participate in such employee benefit plans as may be in effect generally for employees of the Acquiror and its Subsidiaries from time to time (the "Acquiror Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan formerly maintained by the Company or a Company Subsidiary which continues to be maintained by the Acquiror and its Subsidiaries following the Effective Time. Continued Employees will be eligible to participate on the same basis as similarly-situated employees of the Acquiror or its Subsidiaries. All such participation shall be subject to the terms of the Acquiror Plans as may be in effect from time to time. Notwithstanding anything in this Section 5.8(f) to the contrary, participation by Continued Employees in employee benefit plans of the Acquiror or its Subsidiaries with respect to which eligibility to participate is at the discretion of the employer shall be discretionary with such employer, and any Continued Employee who is party to an employment agreement with the Company or a Company Subsidiary which is assumed by the Acquiror or any of its Subsidiaries shall not be permitted to participate in the Acquiror severance plan.

      (g) The Acquiror and its Subsidiaries shall, solely for purposes of vesting and eligibility to begin participation with respect to the Acquiror Plans, recognize credit for each Continued Employee's term of service with the Company and the Company Subsidiaries as such service is recognized by the Company and its Subsidiaries for purposes of its benefit plans. The Acquiror will waive all pre-existing condition limitations for Continued Employees with respect to its health and dental plans, provided that such Continued Employees shall have been employed with the Company or its Subsidiaries for at least one-year prior to the Effective Time.

      (h) The parties hereto agree that the Company's Employee Stock Ownership Plan shall be terminated in accordance with the terms thereof and applicable laws and regulations effective as of the Effective Time, or as soon thereafter as practicable. In the event of the merger of the Company's defined benefit pension plan (the "Company Pension Plan") into the defined benefit pension plan maintained by or on behalf of the Acquiror or one of its subsidiaries (the "Acquiror Pension Plan"), the accrued benefit immediately following the merger of each participant in the Company Pension Plan who was an employee of the Company or a Company Subsidiary shall be no less than the accrued benefit of each such participant in the Company Pension Plan immediately prior to the merger of the Company Pension Plan.

      (i) The obligations of the Acquiror under this Section 5.8 are intended to benefit, and be enforceable against the Acquiror directly by, each person covered thereby and his or her heirs and representatives, and shall be binding on all successors and permitted assigns of the Acquiror.

5.9   Mortgage Banking Company
      ------------------------

      In order to take advantage of the Association's expertise in the origination of single-family residential loans, the Acquiror agrees to establish, as soon as practicable after the Effective Time, a subsidiary of the Bank which shall be engaged in the mortgage banking business ("MBS"). The initial number and composition of the Board of Directors of MBS shall be determined by mutual agreement between the Company and the Acquiror. The executive officers of MBS shall include William W. Wagner, Chairman; J. Christopher Thomas, President and Chief Executive Officer; T. Sam Scipio, Executive Vice President and Chief Operating Officer. Other employees of MBS shall be determined by mutual agreement by the Acquiror and MBS. MBS will seek to develop a business which emphasizes the origination of single-family residential loans throughout the geographic areas served by the resulting banking subsidiaries of the Acquiror, as well as related loan servicing and secondary market activities. The Acquiror agrees that it will initially provide MBS with a level of capitalization and funding which is appropriate to the goals and objectives of MBS as mutually agreed to by the Acquiror and MBS.

5.10  Certain Policies of the Company
      -------------------------------

      At the request of the Acquiror, the Company shall, prior to the Effective Time, (i) establish and take such reserves and accruals as the Acquiror shall reasonably request to conform, on a mutually satisfactory basis, the Company's loan, real estate, accrual and reserve policies to the Acquiror's policies and
(ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments in connection with the Merger, provided, however, that (i) the Company shall not be obligated to take any such action pursuant to this Section 5.10 unless and until the Acquiror specifies its request in a writing delivered by the Acquiror to the Company and acknowledges therein that all conditions to its obligations to consummate the Merger set forth in Sections 6.1 and 6.3 have been satisfied or waived (if waivable) by the Acquiror, (ii) the Company acknowledges that the conditions to its obligation to consummate the Merger set forth in Sections 6.1 and 6.2 have been satisfied or waived (if waivable) by the Company, (iii) the Company shall not be required to take any action that is inconsistent with any requirement applicable to the Company or any Company Subsidiary by any bank regulatory agency and (iv) the Company shall not be required to take any such action that is not consistent with generally accepted accounting principles. The representations, warranties and covenants of the Company contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this Section 5.10.

5.11  Restrictions on Resale
      ----------------------

      The Company has Previously Disclosed to the Acquiror all persons who are deemed by it to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act and shall use its best efforts to cause each of such persons to promptly execute and deliver to the Acquiror a written agreement, substantially in the form of I hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of (i) the shares of Acquiror Common Stock or Company Common Stock owned by such person during the period commencing 30 business days prior to the Effective Time (the anticipated date of which shall be set forth in a notice by the Company to such persons as soon as such information is available) and continuing to the date on which financial results covering at least 30 days combined operations of the Acquiror and the Company have been published within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Commission or (ii) any shares of Acquiror Common Stock received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Acquiror shall use its best efforts to comply with Rule 144(c) under the Securities Act in order that all such persons may resell such Acquiror Common Stock pursuant to Rule 145(d) under the Securities Act.

5.12  Disclosure Supplements
      ----------------------

      From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied, provided that the receiving party's obligations to consummate the Merger shall not be deemed to be affected by any such supplement or amendment unless such party, within 20 days after receipt thereof, objects and exercises its right to terminate this Agreement pursuant to Section 7.1(b) hereof.

5.13  Failure to Fulfill Conditions
      -----------------------------

      In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger or the Bank Merger.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT


6.1  Conditions Precedent - The Acquiror and the Company
     ---------------------------------------------------

     The respective obligations of the Acquiror and the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

     (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by the Acquiror and the Company, including approval by the requisite vote of the shareholders of the Acquiror and the Company of this Agreement, and all corporate and shareholder action necessary to authorize the execution and delivery of the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by the Bank and the Association.

     (b) All approvals and consents for the transactions contemplated hereby and the Bank Merger Agreement from the FRB, the OCC, the OTS, the WVBB and any other Governmental Entity the approval or consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Acquiror and the Company shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and the failure of which to obtain would have the effects set forth in clauses (i) or (ii) to the following proviso clause; provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (i) result in a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis or (ii) reduce the economic or business benefits of the transactions contemplated by this Agreement to the Acquiror in so significant a manner that the Acquiror, in its reasonable judgment, would not have entered into this Agreement.

     (c) None of the Acquiror, the Company or their respective Subsidiaries shall be subject to any statute, rule, regulation, order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger and the Bank Merger or any of the other transactions contemplated hereby.

     (d) The Form S-4 shall have become effective under the Securities Act, and the Acquiror shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Acquiror Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

     (e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market.

     (f) Ernst & Young LLP, the Acquiror's independent public accountants, shall have issued letters, dated as of the Effective Time, to the Acquiror and to the Company to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles.

6.2  Conditions Precedent - The Company
     ----------------------------------

     The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to Section
7.4 hereof.

     (a)     The representations and warranties of the Acquiror as set forth in
Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis or on the ability of the Acquiror or the Company to consummate the transactions contemplated hereby.

     (b) The Acquiror shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

     (c) The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d) The Company shall have received the written opinion of Bowles Rice McDavid Graff & Love that addresses the matters set forth in II hereto.

     (e) The Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that, except for cash received in lieu of fractional shares, holders of Company Common Stock who receive Acquiror Common Stock in the Merger will not recognize income, gain or loss for federal income tax purposes, the basis of such Acquiror Common Stock will equal the basis of the Company Common Stock for which it is exchanged, and the holding period of such Acquiror Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time, which opinion shall be based on such written representations from the Acquiror and the Company as such counsel shall reasonably request as to factual matters.

     (f) An opinion shall have been received by the Company from Wheat First Butcher Singer, dated as of the date of the Proxy Statement, to the effect that the consideration to be received by the Company's shareholders pursuant to this Agreement is fair to the shareholders of the Company from a financial point of view, and such opinion shall not have been withdrawn or materially modified prior to the vote of the shareholders of the Company on this Agreement.

     (g) The Acquiror shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to the Acquiror as the Company may reasonably request.

6.3  Conditions Precedent - The Acquiror
     -----------------------------------

     The obligations of the Acquiror to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Acquiror pursuant to Section
7.4 hereof.

     (a)     The representations and warranties of the Company set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis or on the ability of the Acquiror or the Company to consummate the transactions contemplated hereby.

     (b) The Company shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

     (c) The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) The Acquiror shall have received the written opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Hamb & Poffenbarger, dated the date of the Closing, that collectively address the matters set forth in III hereto.

     (e) The Acquiror shall have received the written opinion of Bowles Rice McDavid Graff & Love to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no income, gain or loss will be recognized by the Acquiror, the Company or the Association in connection therewith, which opinion shall be based on such written representations from the Acquiror, the Company and the Association as such counsel shall reasonably request as to factual matters.

     (f) The Acquiror shall have received from each affiliate of the Company the affiliates letter referred to in Section 5.11 hereof, to the extent necessary to assure in the reasonable judgment of the Acquiror that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (g) The Company shall have furnished the Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Company as the Acquiror may reasonably request.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1  Termination
     -----------

     This Agreement may be terminated:

     (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

     (b) at any time on or prior to the Effective Time, by the Acquiror in writing if the Company has, or by the Company in writing if the Acquiror has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (c) at any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.2 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run;

     (d) at any time, by either party hereto in writing, if the shareholders of the Acquiror or the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

     (e) by either party hereto in writing, if the Effective Time has not occurred by the close of business on June 30, 1996, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date;

     (f) by the Company in the event that the Acquiror Closing Price is less than $25.00; and

     (g) at any time by either party hereto in writing if such party is not in default hereunder and such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and the other transactions contemplated hereby is or would be impossible to satisfy, and such condition is not waived by the other party.

7.2  Effect of Termination
     ---------------------

     In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Section 5.3 and
Section 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3  Survival of Representations, Warranties and Covenants
     -----------------------------------------------------

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.7, 5.8 and 5.9 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Acquiror or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Acquiror or the Company, the aforesaid representations, warranties and covenants being material inducements to consummation by the Acquiror and the Company of the transactions contemplated hereby.

7.4  Waiver
     ------

     Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of the Acquiror and the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iii) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of the Acquiror or the Company have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect either of such shareholders without the approval of the shareholders who are so affected.

7.5  Amendment or Supplement
     -----------------------

     This Agreement may be amended or supplemented at any time by mutual agreement of the Acquiror and the Company, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1  Expenses; Termination Fee
     -------------------------

     (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

     (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce the Acquiror to enter into this Agreement and as a means of compensating the Acquiror for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Company agrees that if this Agreement is terminated in accordance with its terms (other than if terminated by the Company pursuant to Section 7.1(b) hereof) and prior to such termination a Termination Event, as defined in paragraph (c) below, shall have occurred, the Company will upon demand pay to the Acquiror in immediately available funds $1,500,000.

     (c) For purposes of this Agreement, a Termination Event shall mean either of the following:

             (i) The Company or any Company Subsidiary, without having received the Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than the Acquiror or any affiliate of the Acquiror (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or any affiliate of the Acquiror. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any Company Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any Company Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of any equity securities of the Company or any Company Subsidiary; or

             (ii) After a bona fide proposal is made by any person other than the Acquiror or any affiliate of the Acquiror to the Company or its shareholders to engage in an Acquisition Transaction, either (i) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle the Acquiror to terminate this Agreement, or (ii) the holders of the Company Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, such meeting shall not have been held or such meeting shall have been canceled prior to termination of this Agreement.

8.2  Entire Agreement
     ----------------

     This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.7 and 5.8 hereof.

8.3  No Assignment
     -------------

     Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4  Notices
     -------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to the Acquiror:

            United Bankshares, Inc.
            P.O. Box 1508
            United Square
            Fifth and Avery Streets
            Parkersburg, West Virginia  26102
            Attention:  Steven E. Wilson

     With a required copy to:

            Bowles Rice McDavid Graff & Love
            1600 Commerce Square
            P.O. Box 1386
            Charleston, West Virginia  25325-1386
            Attention:  Deborah A. Sink, Esq.

     If to the Company:

            Eagle Bancorp, Inc.
            P.O. Box 233
            227 Capital Street
            Charleston, West Virginia  25321-0233
            Attn:  Chairman and President

     With a required copy to:

            Elias, Matz, Tiernan & Herrick L.L.P.
            734 15th Street, N.W.
            Washington, DC  20005
            Attn:  Gerard L. Hawkins, Esq.

                    and

            Hamb & Poffenbarger
            515 Bank One Center
            P.O. Box 1671
            Charleston, West Virginia  25326-1671
            Attention:  William E. Hamb, Esq.

8.5  Interpretation
     --------------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6  Counterparts
     ------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7  Governing Law
     -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest:                                   UNITED BANKSHARES, INC.


/s/ Joseph W. Sowards                     By: /s/ Richard M. Adams
-----------------------                       -------------------------------
Name:    Joseph W. Sowards                    Name:     Richard M. Adams
Title:   Executive Vice President             Title:    Chairman, President and
                                                         Chief Executive Officer


Attest:                                   EAGLE BANCORP, INC.





/s/ J. Christopher Thomas                 By: /s/ William W. Wagner
---------------------------                   --------------------------
Name:    J. Christopher Thomas                Name:     William W. Wagner
Title:   President and Chief                  Title:    Chairman and Chief
          Operating Officer                              Executive Officer

                                                                      SCHEDULE I

                                SEVERANCE POLICY


ELIGIBILITY:

        . Available only to those employees whose position has been eliminated.

        . All regular full-time and regular part-time employees who are not party to an employment agreement.

        .    Severance paid in installments, regular bi-weekly pay periods.

        .    Subject to federal and state tax deductions and withholding.

        . Policy does not apply if an employee is offered a position at the same level and salary and the commute is 40 miles or less.

SALARY AND BENEFIT CONTINUANCE:

        .    2 weeks base salary and benefits for each year of service.

                      Minimum - 4 weeks
                      Maximum - 13 weeks

VACATION:

        .    Paid in lump sum at beginning of severance period.

                                                                         ANNEX I

                           _______________ __, 1995

United Bankshares, Inc.
P. O. Box 1508
United Square
Fifth and Avery Streets
Parkersburg, West Virginia  26102

Gentlemen:

          Pursuant to Section 5.11 of the Agreement and Plan of Merger, dated as of August 18, 1995 (the "Agreement"), between United Bankshares, Inc. (the "Acquiror") and Eagle Bancorp, Inc. (the "Company"), I hereby agree as follows:

          1. I will not sell, pledge, transfer or otherwise dispose of the shares of Acquiror Common Stock or Company Common Stock (both as defined in the Agreement) owned by me during the period commencing 30 business days prior to the Effective Time (as defined in the Agreement) (the anticipated date of which shall be set forth in a notice by the Company to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days combined operations of the Acquiror and the Company have been published within the meaning of Topic 2-E of the Staff According Bulletin Series of the Securities and Exchange Commission.

          2. I will company with paragraph (d) of Rule 145 under the Securities Act of 1933 and will not sell, pledge, transfer or otherwise dispose of any shares of Acquiror Common Stock received by me in exchange for shares of Company Common Stock pursuant to the Merger (as defined in the Agreement), except upon the Acquiror's receipt of an opinion of counsel, at the Acquiror's expense, that the proposed disposition will not violate paragraph (d) of Rule 145.

          The Acquiror's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of shares of Acquiror Common Stock acquired by me in exchange for Company Common Stock pursuant to the Merger, unless the transfer has been effected in compliance with the terms of this letter agreement. In addition, the certificates evidencing such shares of Acquiror Common Stock shall bear a legend noting the restrictions on transfer set forth in this letter agreement.


                                           Very truly yours,


                                               _________________________________
                                               Name:
Agreed and accepted this
_____ day of _________ 1995 by
United Bankshares, Inc.

By:  __________________________
     Name:
     Title:

                                                                        ANNEX II

[MATTERS TO BE COVERED IN OPINION(S) OF COUNSEL TO BE DELIVERED TO THE COMPANY PURSUANT TO SECTION 6.2(D) OF THE AGREEMENT]

     (a) The Acquiror and each Acquiror Subsidiary which is a "significant subsidiary" as defined in Regulation S-X of the Commission is duly incorporated, validly existing and in good standing under the laws of the United States of the laws of the jurisdiction of its incorporation, as applicable, and the Acquiror is duly registered as a bank holding company under the BHCA.

     (b) The authorized capital stock of the Acquiror consists of 20,000,000 shares of Acquiror Common Stock, of which ______ are issued and outstanding of record as of the date hereof. All of the outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of the Acquiror have no preemptive rights with respect to any shares of capital stock of the Acquiror. All of the outstanding shares of capital stock of each Acquiror Subsidiary which is a "significant subsidiary" as defined in Regulation S-X of the Commission have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided with respect to the capital stock of national bank subsidiaries of the Acquiror by the National Bank Act) and, to the knowledge of such counsel, are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except for (i) shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans and (ii) shares of Acquiror Common Stock issuable pursuant to the Agreement and Plan of Merger dated March 6, 1995 among the Acquiror, First Commercial Bank and Commercial Interim Bank, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror.

     (c) The Agreement has been duly authorized, executed and delivered by the Acquiror and constitutes a valid and binding obligation of the Acquiror enforceable in accordance with its terms, except that the enforceability of the obligations of the Acquiror may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors,
(ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

     (d) The Bank Merger Agreement has been duly authorized, executed and delivered by the Bank and constitutes a valid and binding obligation of the Bank enforceable in accordance with its terms, except that enforceability of the obligations of the Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or transfer or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Bank Merger Agreement.

     (e) All corporate and shareholder actions required to be taken by the Acquiror by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the Bank by law and its Articles of Association and Bylaws to authorize the execution and delivery of the Bank Merger Agreement and Consummation of the Bank Merger have been taken.

     (f) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity which are necessary to be obtained by
(i) the Acquiror to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained, and (ii) the Bank to permit the execution, delivery and performance of the Bank Merger Agreement and consummation of the Bank Merger have been obtained.

     (g) The shares of Acquiror Common Stock to be issued pursuant to the terms of the Agreement have been duly authorized by all necessary corporate action on the part of the Acquiror and, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     (h) To such counsel's knowledge, there are no material legal or governmental proceedings pending to which the Acquiror or any Acquiror Subsidiary is a party or to which any property of the Acquiror or any Acquiror Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

     Such counsel also shall state that it has no reason to believe that the information relating to the Acquiror or any Acquiror Subsidiary contained in (i) the Form S-4, at the time the Form S-4 became effective, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers of the Acquiror or any Acquiror Subsidiary. The opinion of such counsel need refer only to matters of West Virginia and federal law, and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Company.

                                                                       ANNEX III


[MATTERS TO BE COLLECTIVELY COVERED IN OPINIONS OF COUNSEL TO BE DELIVERED TO THE ACQUIROR PURSUANT TO SECTION 6.3(D) OF THE AGREEMENT]


          (a) Each of the Company and each of the Company Subsidiaries is duly incorporated and validly existing under the laws of the United States or the laws of the jurisdiction of its incorporation, as applicable, and the Company is duly registered as a savings and loan holding company under the HOLA.

          (b) The authorized capital stock of the Company consists of 5,000,000 share of Company Common Stock, of what 2,729,468 shares are issued and outstanding of record as of the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of the Company have no preemptive rights with respect to any shares of capital stock of the Company. All of the outstanding shares of capital stock of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and, to the knowledge of such counsel, are directly or indirectly owned by the Company free and clear or all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except for issued and outstanding shares of Company Common Stock which may be acquired by employees of the Company and its Subsidiaries pursuant to the company's Employee Stock Ownership Plan, there are no Rights authorized, issued or outstanding with respect to the Capital stock of the Company.

          (c) The Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that the enforceability of the obligations of the Company may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors,
(ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

          (d) The Bank Merger Agreement has been duly authorized, executed and delivered by the Association and constitutes a valid and binding obligation of the Association enforceable in accordance with its terms, except that enforceability of the obligations of the Association may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (ii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Bank Merger Agreement.

          (e) All corporate and shareholder actions required to be taken by the Company by law and the Certificate of Incorporation and Bylaws of the Company to authorize the execution

                                     III-1
and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the Association by law and its Charter and Bylaws to authorize the execution and delivery of the Bank Merger Agreement and consummation of the Bank Merger have been taken.

          (f) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity which are necessary to be obtained by
(i) the Company to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained, and (ii) the Association to permit the execution, delivery and performance of the Bank Merger Agreement and consummation of the Bank Merger have been obtained.

          (g) To such counsel's knowledge, there are no material legal or governmental proceedings pending to which the Company or any Company Subsidiary is a party or to which any property of the Company or any the Company Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

          Such counsel shall also state that it has no reason to believe that the information relating to the Company or a Company Subsidiary contained in (i) the Form S-4, at the time the Form S-4 became effective, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matter of fact, certificates of officers of the Company or any Company Subsidiary. The opinion of such counsel need refer only to matters of Delaware, West Virginia and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Acquiror.

                                     III-2

                                                                        ANNEX  B



                                     DATE

Board of Directors
Eagle Bancorp, Inc.
227 Capitol Street
Charleston, West Virginia  25301


Members of the Board:

          Eagle Bancorp, Inc. ("Eagle") and United Bankshares, Inc. ("UBS") have entered into an Agreement and Plan of Merger, dated as of August 18, 1995 (the "Agreement"), pursuant to which Eagle will combine with UBS by means of the merger (the "Merger") of Eagle with and into UBS. Upon consummation of the Merger, each of the outstanding shares of the $.10 par value common stock of Eagle ("Eagle Stock") will be converted into 1.15 of a shares of the $2.50 par value common stock of UBS ("UBS Stock"), as adjusted in accordance with the terms of the Agreement (the "Exchange Ratio").

          Wheat, First Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Eagle or UBS for our own account or for the accounts of our customers. Wheat First will also receive a fee from Eagle for rendering this opinion.

          You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Eagle Stock.

          In arriving at the opinion set forth below, we have conducted discussions with members of senior management of Eagle and UBS concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

          (1) Eagle's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994;

          (2) Eagle's Quarterly Reports on Form 10-Q and related financial information for the three months ended September 30, 1995, June 30, 1995 and March 31, 1995;

          (3) UBS' Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1994;

          (4) UBS' Quarterly Reports on Form 10-Q and related financial information for the three months ended September 30, 1995, June 30, 1995 and March 31, 1995;

          (5) Certain publicly available information with respect to historical market prices and trading activities for Eagle Stock and UBS Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

          (6) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

          (7)   The Agreement;

          (8) The Registration Statement, including the Prospectus/Joint Proxy Statement;

          (9) Other financial information concerning the businesses and operations of Eagle and UBS, including certain audited financial information and certain internal financial analyses and forecasts for Eagle prepared by the senior management of these companies; and

          (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

          In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of Eagle and UBS included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the managements of Eagle and UBS as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefore, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Eagle and UBS are adequate to cover such losses. Wheat First did not review any individual credit files of Eagle or UBS, nor did it make an independent evaluation or appraisal of the assets or liabilities of Eagle or UBS. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to Eagle.

          Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Eagle Stock and does not address any other aspect of the Merger or constitute a recommendation to any shareholder of Eagle as to how such shareholder should vote with respect to the Merger. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Eagle, nor does it address the effect of any other business combination in which Eagle might engage.

          It is understood that this opinion may be included in its entirety in the Prospectus/Joint Proxy Statement. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

          On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Eagle Stock.

                                                   Very truly yours,



                                                   WHEAT, FIRST SECURITIES, INC.



`

                                                                        ANNEX  C

31-1-122.  RIGHTS OF SHAREHOLDERS TO DISSENT.

           Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions:

           (a) Any plan of merger or consolidation to which the corporation is a party; or

           (b) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

           A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

31-1-123. RIGHTS OF DISSENTING SHAREHOLDERS; PROCEDURE FOR PURCHASING OF DISSENTING SHAREHOLDERS' SHARES; CIVIL ACTION FOR DETERMINING VALUE OF SHARES; PROCEDURE FOR TRANSFERRING OF SUCH SHARES TO CORPORATION AND PAYMENT THEREFOR.

           (a) Any shareholder electing to exercise his right to dissent, pursuant to section one hundred twenty-two [(S) 31-1-122] of this article, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen days after the plan of such merger shall have been mailed to such shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of such shareholder's shares, and, if such proposed corporate action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

           (b) No such demand may be withdrawn unless the corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation, is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction have been made or filed within the time provided in subsection (e) of this section, or if a court of general civil jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

           (c) Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for such shares at a specified price deemed by such corporation to be fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

           (d) If within thirty days after the date on which such corporate action is effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

           (e) If within such period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation shall within thirty days after receipt of written demand from any dissenting shareholder, which written demand must be given within sixty days after the date on which such corporate action was effected, file a complaint in a court of general civil jurisdiction requesting that the fair value of such shares be found and determined, or the corporation may file such complaint at any time within such sixty-day period at its own election. Such complaint shall be filed in any court of general civil jurisdiction in the county in which the principal office of the corporation is situated, or, if there be no such office in this State, in the county in which any dissenting shareholder resides or is found or in which the property of such corporation, or any part of it, may be. If the corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders wherever residing, may be made parties to the proceedings as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State in the same manner as in other civil actions. Dissenting shareholders who are nonresidents of this State shall be served a copy of the complaint by registered or certified mail, return receipt requested. In addition, service upon such nonresident shareholders shall be made by publication, as provided in Rule 4 (e) (2) of the West Virginia Rules of Civil Procedure. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraiser shall have such power and authority as shall be specified in the order of their appointment or any subsequent appointment. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

           The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

           The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any and all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexations or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding. Any part to the proceeding may appeal any judgment or ruling of the court as in other civil cases.

           (f) Within twenty days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

           (g) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.       Indemnification of Directors and Officers.

               Section 31-1-9 of the West Virginia Code of 1931, as amended, permits indemnification of present or former officers or directors who are named or threatened to be named as parties to a legal action arising out of their activities as officers or directors under certain circumstances.

               The Amended and Restated Articles of Incorporation of United Bankshares, Inc., contains the following provision with regard to the indemnification of its directors and officers:

                    Each director and officer of this corporation, or former
               director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or which he may be made apart by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the Board of Directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interest of the corporation, any such director or officers shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules.

               Exhibits required to be filed with this Registration Statement by
Item 601 of Regulations S-K follow the execution pages of the Registration Statement. The required exhibit index precedes these documents. Required exhibits which are a part of the preceding Prospectus/Joint Proxy Statement are incorporated by reference to their location.

Item 22.       Undertakings.

               (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by other Items of the applicable form.

               (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (230.415), will be filed as a part of an amendment is effective, and that, for purposes of determining any liability of the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporation documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

               (6)  The undersigned registrant hereby undertakes:

                    (a) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                         (i)    To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                         (ii)   To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, present a fundamental change in the information set forth in the registration statement;

                         (iii)  To include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof.

                    (c) To remove from the registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly issued this registration statement or amendment thereto to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Charleston, State of West Virginia, on the 8th day of February, 1996.


                              UNITED BANKSHARES, INC.


                              By   /s/Richard M. Adams
                                   Richard M. Adams
                                   Chairman of the Board
                                   and Chief Executive Officer


                               POWER OF ATTORNEY

               Know all men by these presents, that each person whose signature appears below constitutes and appoints Richard M. Adams and Joseph Wm. Sowards, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in the about the premises, as fully to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.



                                       /s/ Richard M. Adams
                                       _________________________________________

                                       Richard M. Adams,
                                       Chairman of the Board,
                                       Director, Chief Executive Officer


                                       ________________________________________
                                       I. N. Smith, Jr., President and Director



                                       /s/ Joseph Wm. Sowards, attorney-in-fact
                                       _________________________________________

                                       Steven E. Wilson, Chief Financial Officer and Chief Accounting Officer


                                       _________________________________________

                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Robert G. Astorg, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Douglass H. Adams, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Thomas J. Blair, III, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Harry L. Buch, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    R. Terry Butcher, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    John W. Dudley, Director




                                    ____________________________________________
                                    H. Smoot Fahlgren, Director



                                    ____________________________________________
                                    Theodore J. Georgelas, Director



                                    ____________________________________________
                                    C. E. Goodwin, Director




                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    F. T. Graff, Jr., Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________

                                    Leonard A. Harvey, Director

                                    ____________________________________________
                                    Andrew J. Houvouras, Director




                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Russell L. Isaacs, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Robert P. McLean, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Thomas A. McPherson, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    G. Ogden Nutting, Director




                                    ____________________________________________
                                    William C. Pitt, III, Director



                                    ____________________________________________
                                    Charles E. Stealey, Director




                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Warren A. Thornhill, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    Harold C. Wilkes, Director



                                    /s/ Joseph Wm. Sowards, attorney-in-fact
                                    ____________________________________________
                                    James W. Word, Jr., Director

                            UNITED BANKSHARES, INC.
                                   FORM S-4
                               INDEX TO EXHIBITS

                                                       S-B ITEM
                                                       601                 SEQUENTIAL
                                                       TABLE                  PAGE
DESCRIPTION                                            REFERENCE           NUMBER (A)
-----------                                            ---------           ----------


Underwriting agreement                                      (1)                  N/A

Agreement and Plan of Merger                                (2)

Stockholder Agreements dated August 18, 1995,                (2)                 (l)
among UBS and certain Eagle Stockholders

Stockholder Agreement dated August 18, 1995,                (2)                  (l)
among Eagle and certain UBS Stockholders

Articles of Incorporation and Bylaws:                       (3)
     (a)  Bylaws
     (b)  Articles of Incorporation
Instruments Defining the Rights of Security Holders         (4)                  N/A

Opinions Re:  Legality                                      (5)

Opinion Re: Liquidation Preference                          (7)                  N/A

Opinion Re: Tax Matters                                     (8)

Voting Trust Agreement                                      (9)                  N/A

Material Contracts                                         (10)
     (a)  Employment Agreement with
             I. N. Smith, Jr.                                                    (b)
     (b)  Employment Agreement with
             Richard M. Adams                                                    (e)
     (c)  Lease on Branch Office in
             Charleston Town Center,                                             (b)
             Charleston, West Virginia
     (d)  Lease on United Center,                                                (h)
             Charleston, West Virginia
     (e)  Lease with Polymerland, Inc.                                           (h)
             on UNB Square
     (f)  Lease and Agreement between                                            (c)
             Valley Savings and Loan
             Company (Lessor) and Dorothy D.
             Adams, Richard M. Adams and
             Douglas H. Adams
             (Lessees)
     (g)  Agreement between Dorothy D.                                           (c)
             Adams, Richard M. Adams and
             Douglas H. Adams (Lessors) and
             Valley Savings and Loan Company
             (Lessees)

     (h)  Employment Contract with
             Douglas H. Adams                                                    (d)
     (i)  Employment Contract with
             Thomas A. McPherson                                                 (d)
     (j)  Data Processing contract with
             FISERV                                                              (k)
     (k)  Supplemental Retirement  Contract with
             Richard M.Adams                                                     (i)
     (l)  Supplemental Retirement
             Contract with                                                       (i)
             Douglas H. Adams
     (m)  Executive Officer Change in
             Control Agreements                                                  (j)

Statement Re: Computation of Per Share Earnings            (11)                  N/A

Annual Report to Security Holders, et al.                  (13)                  N/A

Material Foreign Patents                                   (14)                  N/A

Letter Re: Unaudited Interim Financial Information         (15)                  N/A

Letter Re: Changes in Certifying Accountant                (16)                  N/A

Subsidiaries of the Registrant                             (21)

Consents:

 (a)   Consent of Ernst & Young, LLP - UBS                 (23)

 (b)   Consent of Ernst & Young, LLP - Eagle               (23)

 (c)   Consent of Sommerville & Company                    (23)

 (d)   Consent of Wheat First Butcher & Singer             (23)

 (e)   Consent of Bowles Rice McDavid                      (23)            (Included in
       Graff & Love                                                         Exhibit 5)

 (f)   Consent of Elias Matz Tiernan & Herrick,            (23)            (Included in
       L.L.P                                                                Exhibit 8)

Power of Attorney                                          (24)

Statement of Eligibility of Trustee                        (25)                  N/A

Invitation for Competitive Bids                            (26)                  N/A

Financial Data Schedule                                    (27)                  N/A

Information From Reports Furnished To State                (28)                  N/A
Insurance Regulatory Authorities

Additional Exhibits:                                       (29)
 (a) Form of Proxy for UBS
 (b) Form of Proxy for Eagle
 (c) Form of Agreement Regarding                                         (See Annex I
       Affiliate                                                         to the
 (d) Consent of William W. Wagner to be named as                         Agreement and
     prospective director                                                Plan of Merger
 (e) Consent of J. Christopher Thomas to be named                        included as
     as prospective director                                             Annex A)
 (f) Consent of Paul C. Winter, Jr. to be named
     as prospective director

Footnotes:


 (a) N/A = Not Applicable.

 (b) Incorporated into this filing by reference to Exhibit 10 of the 1985 Form 10-K for Intermountain Bankshares, Inc., File No. 0-12356.

 (c) Incorporated into this filing by reference to Exhibit 10 of the 1986 Form 10-K for United Bankshares, inc., File No. 2-86947.

 (d) Incorporated into this filing by reference to part II of Form S-4 Registration Statement of United Bankshares, Inc., Registration No. 33-19968 filed February 3, 1988.

 (e) Incorporated into this filing by reference to Exhibits to the 1988 10-K for United Bankshares, Inc., File No. 0-13322.

 (f) Incorporated into this filing by reference to the 1989 10-K for United Bankshares, Inc., File No. 0-1322.

 (g) Incorporated into this filing by reference to the 1990 10-K for United Bankshares, Inc., File No. 0-13322.

 (h) Incorporated into this filing by reference to the 1991 10-K for United Bankshares, Inc., File No. 0-13322.

 (i) Incorporated into this filing by reference to the 1992 10-K for United Bankshares, Inc.,File No. 0-13322.

 (j) Incorporated into this filing by reference to the 1993 10-K for United Bankshares, Inc., File No. 0-13322.


 (k) Incorporated into this filing by reference to the 1994 10-K for United Bankshares, Inc., File No. 0-13322, as amended by Form 10K/A filed February 8, 1996.


 (l) Incorporated into this filing by reference to the 8-K filing dated August 25, 1995, for United Bankshares, Inc., File No. 0-13322.